Filed Pursuant to Rule 424(b)(1)
File No. 333-144792

Prospectus

424,000 Shares of Series I 8% Cumulative Convertible Preferred Stock

1,462,500 Common Stock Purchase Warrants

6,197,524 Shares of Common Stock

This is an offering (the "Offering") of up to an aggregate of (a) 424,000 shares (the "Preferred Shares") of Series I 8% Cumulative Convertible Preferred Stock, $0.001 par value (“the Convertible Preferred Stock”), (b) 1,462,500 Common Stock Purchase Warrants (the “Warrants”), and (c) 6,197,524 shares of common stock, $0.001 par value (the “Shares”, and together with the Preferred Shares and the Warrants, collectively the “Securities”), of Baywood International, Inc., a Nevada corporation ("We", "Us", or "Baywood"), by the Selling Securityholders named in this prospectus (the "Selling Securityholders").  Of the Warrants, 1,060,000 were issued as part of units together with the Convertible Preferred Stock (the “Investor Warrants”) and expire March 31 or July 13, 2012, 250,000 were issued to the purchaser of one of our 10% Notes dated March 30, 2007 in the principal amount of $500,000 (the “10% Note Warrants”) and 152,500 were issued to the purchaser of our 12% 2007 Bridge Note dated March 30, 2007 (the “12% Bridge Note Warrants” and, together with the 10% Note Warrants, collectively the “Additional Warrants”), and each expires March 30, 2012.  Of the Shares, 789,062 are issuable upon exercise of the Investor Warrants, 285,885 are issuable upon exercise of the Additional Warrants, 48,030 are issuable upon exercise of warrants expiring September 19, 2011, 7,000 are issuable upon exercise of warrants expiring between April 5, 2008 and December 31, 2009, 97,827 were issued or are issuable upon the conversion of our Series H Preferred Stock, $1.00 par value (the “Series H Preferred”), 5,575 were issued as dividends on the Series H Preferred, and 3,945,308 are issuable upon the conversion of the Convertible Preferred Stock, in each case issued by us in private placements of securities or other transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").  The 1,018,837 share balance of the 6,197,524 shares being offered represent an additional 20% of the shares underlying the Convertible Preferred Stock and Warrants which, we estimate, may become issuable upon the application of provisions for weighted average anti-dilution contained in these Securities (the “Anti-Dilution Shares”).  See “DESCRIPTION OF CAPITAL STOCK”.  All figures in this prospectus which denote any common stock or common stock issuable upon conversion or exercise of our preferred stock, warrants or options, as well as the conversion or exercise prices of such securities, reflect the 1:20 reverse split of our common stock (the “Reverse Split”) which became effective on December 18, 2007.

Our common stock is quoted on the OTC Bulletin Board (the "OTCBB") under the symbol "BAYW".  On February 21, 2008, the closing sales price of our common stock on the OTCBB was $0.51 per share.  Our Convertible Preferred Stock, Investor Warrants and Additional Warrants are also being listed on the OTCBB.

The Company estimates that the Selling Securityholders will sell the Convertible Preferred Stock at a range of $8.00 to $10.00 per share, and will sell the Warrants at a range of $0.20 to $0.40 per Warrant, until our Preferred Shares and Warrants are quoted on the OTCBB, and thereafter at prevailing market prices or privately negotiated prices.

SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Other than receipt of the cash exercise price upon exercise of the Investor Warrants and the Additional Warrants (collectively the “Registered Warrants”), and upon exercise of our other Warrants, we will receive no proceeds from the sale of the Securities sold by the Selling Securityholders.

The date of this prospectus is February 22, 2008.

PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, ESPECIALLY THE RISKS OF INVESTING IN OUR SECURITIES DISCUSSED UNDER "RISK FACTORS". UNLESS WE STATE OTHERWISE, THE TERMS "WE", "US", "OUR", "COMPANY", "MANAGEMENT", OR SIMILAR TERMS COLLECTIVELY REFER TO BAYWOOD INTERNATIONAL, INC., A NEVADA CORPORATION, AND ITS SUBSIDIARIES, AS WELL AS THEIR RESPECTIVE PREDECESSORS. SOME OF THE STATEMENTS IN THIS "PROSPECTUS SUMMARY" ARE FORWARD-LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS".

OUR BUSINESS
GENERAL

We are a nutraceutical company specializing in the development, marketing and distribution of our own proprietary brands under the names Baywood PURECHOICE®, Baywood SOLUTIONS®, Baywood EVOLUTION™, Complete La Femme® and LifeTime®.  We distribute our products through independent and chain health food stores, pharmacies, grocery stores, and other direct-to-consumer channels both internationally and domestically.

COMPANY OBJECTIVE AND MISSION

We develop and market nutraceutical products under the LifeTime® and Baywood brands.  The products include single ingredient items as well as multi-ingredient formulas.  Many of our formulas utilize scientifically-supported ingredients which target specific health conditions.  Through active involvement in the trends that affect consumers, we focus on building brand identity for each of the types of products and product lines we develop.  We believe our potential for growth involves the continued development of niche products that can be marketed and sold to our existing and new retail channels in North America and through existing and newly designated distributors internationally.  Retail channels include independent and chain health food stores, pharmacies, grocery and drug chains and other direct-to-consumer retailers.  We strive to achieve our objective by identifying products with favorable demographic appeal while being supported by scientifically-supported ingredients, quickly modifying products and promotions in response to changing consumer demands, and developing creative and cost-effective marketing and advertising programs specifically designed to support existing customers and attract new customers.  Our sales force provides timely feedback from the retail channels on the ever-changing consumer demands.

PRODUCTS

Our products currently consist of five nutraceutical brand lines, Baywood SOLUTIONS®, Baywood PURECHOICE®, Complete La Femme®, Baywood EVOLUTION™ and LifeTime®.  As of September 30, 2007, we had 370 distinct products including varying strengths and sizes of certain items.

In December 2007 we entered into an agreement with John “Bradshaw” Layfield, former World Wrestling Entertainment star, to create and distribute specialty beverages nationwide.  We launched our first product in January 2008.

HISTORY

We incorporated as Baywood Financial, Inc. in Nevada on June 13, 1986. In March 1992, we changed our name to Baywood International, Inc.  Between 1992 and 1998, we directed most of our sales efforts to international markets and established either distribution or registration of our products in certain Pacific Rim and European countries.  Prior to 1998, we relied on the distribution of one main product to one major customer in China.  In March 1998, due to governmental restrictions in China, this customer discontinued its purchases, which caused a dramatic decrease in our sales in 1998.

Throughout 1998 and the first six months of 1999, we completely revamped our corporate strategy to focus on the development of our own proprietary brand lines to be distributed in the North American retail marketplace and internationally through designated distributors.  As a result, we transformed our business with a new marketing image, product lines, marketing campaign, and distribution channels.  Through 2006, we focused on strengthening the brand awareness and sales of our product lines, Baywood PURECHOICE®, Baywood SOLUTIONS®, Baywood EVOLUTION™ and Complete La Femme® lines.  Where we had experienced a high concentration of sales with one major customer in the international market up through 1998, our domestic marketing strategies have now diversified our sales to thousands of customers in the retail health food market.

On September 13, 2001, we formed EpiPharma, Inc. as a subsidiary, to develop and produce complex nutraceuticals and other novel technologies for therapeutic applications.  Our objective was to utilize EpiPharma as a vehicle to pursue the acquisition and investment in other novel, cutting-edge technologies and companies in the healthcare field.  In August 2005, EpiPharma entered into a letter of intent to merge with Strategic Healthcare Systems, Inc., a healthcare management company.  On December 29, 2005, EpiPharma entered into a definitive Securities Purchase Agreement and Plan of Reorganization with Strategic Healthcare Systems whereby Strategic Healthcare Systems and the stockholders of Strategic Healthcare Systems sold, and EpiPharma purchased, all of the outstanding shares of capital stock of Strategic Healthcare Systems, in exchange for an aggregate of 95,000,000 shares of EpiPharma’s common stock held by us.  In connection with this agreement, we retained 1,500,000 shares of EpiPharma’s common stock and received 500,000 shares of EpiPharma’s Series A Preferred Shares, par value $1.00 per share.  In addition we received cash of $200,000.  The combination of cash and shares received under this agreement resulted in a gain on sale of subsidiary in our financial statements.  Furthermore, Neil Reithinger, our President, Chief Executive Officer and Acting Chief Financial Officer, resigned all of his positions as an officer of EpiPharma, including, without limitation, his position as President and Karl Rullich, our Vice President, resigned all of his positions as an officer and director of EpiPharma, including his positions as Vice President, Secretary and Treasurer.  Concurrently with Mr. Reithinger’s and Mr. Rullich’s resignations of their positions within EpiPharma, the existing management of Strategic Healthcare Systems assumed control of the management of EpiPharma.  On March 9, 2006, EpiPharma changed its name from EpiPharma, Inc. to Strategic Healthcare Systems, Inc.

On December 15, 2005, we sold 350,000 shares of Series H Preferred to a group of accredited investors.  Effective as of May 15, 2007, 326,442 shares of Series H Preferred were converted into 816,105 shares of our common stock.

In connection with the issuance of the Series H Preferred, we issued warrants (the “Series H Warrants”) to purchase an aggregate of 209,635 shares of our common stock, expiring December 15, 2008.  In connection with the incurrence of certain indebtedness in 2005 and 2006, we issued warrants (the “Ancillary Warrants”), to purchase an aggregate of 7,000 shares of our common stock, expiring on April 5, 2008 and June 28, 2009, respectively.

On September 19, 2006, we completed a $300,000 private placement of Units (the “2006 Bridge Financing”).  Each Unit consisted of (i) $50,000 principal amount of 10% Senior Convertible Notes (the “Senior Convertible Notes”) and (ii) five-year Warrants to purchase 21,429 shares of our common stock (the “Bridge Warrants”) at a price per share of $0.70, which represents 30% of the principal amount of the Senior Convertible Notes divided by the exercise price.  The Senior Convertible Notes were to mature on the earlier of (a) 12 months after initial issuance, (b) upon the consummation by us of a merger, business combination, sale of all or substantially all of our assets or other change of control or (c) following the closing of an equity or debt financing in which we receive at least $7,000,000 in gross proceeds (a "Qualified Placement").  The principal amount and accrued interest of the Senior Convertible Notes were convertible, at the option of each investor, into the securities sold in a Qualified Placement, on the same terms and conditions as other investors in the Qualified Placement.  Investors in the 2006 Bridge Financing have customary "piggyback" registration rights, as well as in certain cases the right to demand that we file a single registration statement, in each case with respect to the shares of our common stock issuable upon exercise of the Bridge Warrants.  Registration rights, if any, with respect to any capital stock issuable upon conversion of the Senior Convertible Notes were to be set forth in the terms of the Qualified Placement.  We paid Northeast Securities, Inc., the placement agent for the sales of the Units in the 2006 Bridge Financing (the “Placement Agent”), a fee of 10% of the gross proceeds received by us and reimbursed the Placement Agent $15,000 of its expenses.  We used the net proceeds of the 2006 Bridge Financing for working capital purposes.  The 2006 Bridge Financing was made to a limited number of “accredited investors” and is believed by us to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) or 4(6) thereof and/or Regulation D thereunder.  As of March 30, 2007, the investors converted all of the principal amount of the Senior Convertible Notes into 6 Units in the 2007 Private Placement described below and $16,832 of accrued interest was paid in cash. 57,636 shares of our common stock issuable upon exercise of the Bridge Warrants are included in this Offering.

On April 5, 2007, effective March 30, 2007, we acquired, through our newly-formed wholly-owned subsidiary, Baywood Acquisition, Inc. (“Baywood Acquisition”), substantially all of the assets, and assumed certain liabilities, of Nutritional Specialties, Inc., d/b/a LifeTime® or LifeTime® Vitamins, a California corporation (“NSI”), for a purchase price of approximately $11,100,000 (the “Acquisition”). As provided in the Asset Purchase Agreement, dated March 30, 2007, among the Company, Baywood Acquisition, NSI and Thomas Pinkowski, Charles Ung and M. Amirul Karim, the stockholders of NSI (the “Asset Purchase Agreement”), the purchase price was payable as to $7,600,000 in cash, $1,100,000 in our common stock (valued at $1.00 per share, or 1,100,000 shares), an aggregate of $1,300,000 in promissory notes of the Company, consisting of 8% unsecured promissory notes in the aggregate amount of $700,000 and 8% unsecured convertible promissory notes in the aggregate amount of $600,000, convertible into shares of our common stock at $1.00 per share, assumption of indebtedness of approximately $1,100,000, and five-year warrants to purchase an aggregate of 35,000 shares of our common stock at an exercise price of $1.00 per share (the “Seller Warrants”).

In connection with the Acquisition, the Company raised an aggregate of $10,215,000, including (i) $5,215,000 in an offering of Units (the “2007 Private Placement”), with each Unit consisting of 5,000 Preferred Shares, convertible into 62,500 shares of common stock at $0.80 per share, calculated on the basis of the Stated Value of $10.00 per share (5,000 shares multiplied by the Stated Value of $10.00 per share divided by $0.80 equals 62,500), and five-year Warrants (the “Investor Warrants”) to purchase 12,500 shares of common stock at an exercise price of $.40 per share (the “Initial Offering”), (ii) the issuance of 10% Notes in an aggregate principal amount of $1,000,000 (the “10% Notes”), (iii) the issuance of a 12% 2007 Bridge Note in the principal amount of $2,000,000 (the “12% Bridge Note”), and (iv) bank financing in an aggregate principal amount of $2,000,000 (“Bank Financing”).  As part of the Initial Offering, all of our Senior Convertible Notes were converted into an aggregate of six Units.  The purchasers of the 10% Notes were issued Warrants (the “10% Note Warrants”) to purchase 500,000 shares of our common stock, at an exercise price of $.40 per share, and the purchaser of the 12% Bridge Note was issued Warrants (the “12% Bridge Note Warrants” and, together with the 10% Note Warrants, collectively the “Additional Warrants”) to purchase 200,000 shares of our common stock at an exercise price of $1.00 per share.  Following the Initial Offering and until the termination of the 2007 Private Placement effective as of July 16, 2007, we sold an additional 3.7 Units for an aggregate purchase price of $185,000.  The sale of the Units, 10% Notes and 12% Bridge Note was conducted through NES as the exclusive placement agent.  We issued 945,000 Warrants to NES as compensation for services as our placement agent in the 2007 Private Placement (the “Placement Agent Warrants”) which expire March 31 or July 13, 2012.  The Placement Agent Warrants and the shares underlying those Warrants are not included in this Offering.

The Units were offered and sold to investors who qualified as “accredited investors” as defined in Rule 501(a) under the Securities Act, pursuant to an exemption from registration under Section 4(2) or 4(6) of the Securities Act and/or Regulation D thereunder.

The purchasers of the 10% Notes were O. Lee Tawes, III, a member of our board of directors (the “Board”) and an affiliate of the Placement Agent, and his designee.  Mr. Tawes, Mr. David Tsiang, a member of the Board and the Managing Director of Investment Banking of the Placement Agent, NES and other affiliates or employees of the Placement Agent also purchased an aggregate of $1,160,000 of Units in the 2007 Private Placement.  Other affiliates or employees of the Placement Agent also purchased an aggregate of four Units in the 2006 Bridge Financing.  None of our Securities that are held by affiliates of Baywood or the Placement Agent are included in this Offering.  See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS”.

The Bank Financing was provided by Vineyard Bank N.A., with offices in Orange, California (“Vineyard”), and consisted of a $1,500,000 term loan and a $500,000 revolving line of credit loan to the Company.  The term loan, which was closed as of March 30, 2007, has a three-year maturity with a 10-year amortization, at an interest rate of 9% per annum.  The revolving line of credit loan has a two-year maturity at an interest rate equal to the prime rate plus 1%, fully floating, payable interest only until maturity, and requires one consecutive 30-day period each year when no revolving line of credit debt is outstanding.  Both loans are secured by a first priority security interest in all business assets of the Company.  Both loans contain financial covenants, including cash flow coverage and leverage ratios.

On July 12, 2007, the Company repaid the 12% 2007 Bridge Note from the proceeds of an additional financing (the “Refinancing”) from Vineyard, consisting of a $2,000,000 term loan having a two-year maturity, at an interest rate equal to the prime rate plus 2%.  The Refinancing is secured by the same collateral and contains substantially the same terms and conditions as the Bank Financing.  Repayment of the Refinancing has been guaranteed by O. Lee Tawes, III.

We have caused Baywood Acquisition to change its name to Nutritional Specialties, Inc., d/b/a LifeTime® (“LifeTime”) and we are operating LifeTime as a separate subsidiary, based at its current location in Orange, California.  Mr. Pinkowski, formerly the President of NSI, is now a Vice President of the Company and the President of LifeTime.

The Board authorized, and our stockholders, by written consent of a majority entitled to vote thereon, have approved, amendments to our Articles of Incorporation (the “Charter Amendment”) (i) to increase our authorized common stock from 200,000,000 to 500,000,000 shares, (ii) to effectuate a 1:20 Reverse Split of our common stock and (iii) to reduce the par value of our preferred stock from $1.00 to $.001 per share.  The Charter Amendment became effective on December 18, 2007.

As of the date of this prospectus, our authorized common stock consists of 500,000,000 shares, of which 6,579,806 shares are issued and outstanding.  Assuming conversion of all Convertible Preferred Stock, Series H Preferred and convertible notes and exercise of all outstanding options, warrants and Seller Warrants, we will have an additional 11,082,921 shares of common stock outstanding, or a total of 18,612,742 fully diluted shares outstanding.

Effective March 30, 2007, the Company, the Placement Agent and certain significant stockholders, including officers and directors, holding in the aggregate a substantial percentage of the Company’s common stock (on an as-converted basis) entered into a three-year Voting Agreement (the “Voting Agreement”) whereby such stockholders agreed to vote all shares of capital stock of the Company now or thereafter directly or indirectly owned by them in such manner as may be necessary to elect (and maintain in office) a five-person Board consisting of, in part, two directors designated by the Placement Agent.  The initial Placement Agent designees are O. Lee Tawes, III and David Tsiang.

Our principal executive offices are located at 14950 North 83rd Place, Suite 1, Scottsdale, Arizona 85260. Our telephone number is (480) 951-3956 and our web address is www.bywd.com.  We do not intend for the content of our website to be incorporated into this prospectus.

We have not been a party to any bankruptcy, receivership or similar proceeding.  Except for the Acquisition, and except as otherwise described herein, we have not been involved in any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

THE OFFERING

Convertible Preferred Stock offered	424,000 Preferred Shares

Warrants offered	Warrants to purchase 1,462,500 shares of common stock [1]

Common stock offered	6,197,524 shares [2],4

Common stock to be outstanding after this Offering	18,240,729 shares [3,4]

Total dollar value of common stock issuable upon conversion of Preferred Shares being offered	$4,240,000[5]

Use of proceeds after expenses	For general corporate purposes and working capital. See “Use of Proceeds.”

OTCBB Trading Symbol	BAYW

Unless otherwise indicated, all information contained in this prospectus gives effect to the acquisition by us of substantially all the assets of NSI effective as of March 30, 2007.

Unless otherwise indicated, the information contained in this prospectus does not give effect to the following:

•	the issuance of shares of our common stock upon exercise of the Warrants; and
•	the issuance of shares of our common stock upon conversion of the Convertible Preferred Stock and the Series H Preferred.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.  WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.  YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY.  OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION, AND RESULTS OF OPERATIONS MAY HAVE CHANGED SINCE THAT DATE.

[1]	Includes 1,060,000 Investor Warrants issued in the 2007 Private Placement, 250,000 10% Note Warrants and 152,500 12% Bridge Note Warrants.

[2]
Includes 20,037 shares issued upon conversion of Series H Preferred, 7,606 shares issued as dividends on the Series H Preferred, and the balance issuable upon conversion of the Convertible Preferred Stock and the remaining Series H Preferred and the exercise of all Warrants. Includes 1,013,424 Anti –  Dilution Shares.  See “DESCRIPTION OF CAPITAL STOCK”.

[3]	Excludes, 1,013,424 Anti-Dilution Shares.

[4]	Assumes the exercise in full of all options, Warrants and Seller Warrants and the conversion in full of all convertible notes, the Convertible Preferred Stock and the Series H Preferred.

[5]
Based on product of (i) 5,100,000 shares of common stock underlying Preferred Shares sold as of March 30, 2007 and (ii) $1.30 closing market price per share of common stock on that date, plus product of (iii) 200,000 shares of common stock underlying Preferred Shares sold as of July 16, 2007 and (iv) $0.84 closing market price per share of common stock on that date.

SUMMARY CONSOLIDATED FINANCIAL DATA OF BAYWOOD INTERNATIONAL, INC.; SUMMARY FINANCIAL DATA OF NSI; AND PRO FORMA FINANCIAL DATA OF BAYWOOD INTERNATIONAL, INC. AND NSI

The following condensed statement of operations data of Baywood for the years ended December 31, 2005 and 2006, and the selected balance sheet data at December 31, 2006, are derived from our financial statements and the related notes, audited by Epstein, Weber & Conover, PLC, our previous independent auditors.  The following condensed statement of operations data of NSI for the years ended August 31, 2005 and 2006, and the selected balance sheet data at August 31, 2006, are derived from the financial statements of NSI and the related notes, audited by Epstein, Weber & Conover, PLC.  Our financial statements and the related notes as of December 31, 2006 and for the two years ended December 31, 2006, and the financial statements and the related notes of NSI as of August 31, 2006 and for the two years ended August 31, 2006, are included elsewhere herein.  The unaudited consolidated selected statement of operations data of Baywood for the nine months ended September 30, 2006 and 2007, and the unaudited consolidated selected balance sheet data at September 30, 2006 and 2007, are derived from our unaudited financial statements, which have been prepared on a basis consistent with our audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations.  The unaudited selected statement of operations data of NSI for the three months ended March 31, 2006 and 2007, and the unaudited selected balance sheet data at March 31, 2006 and 2007, are derived from the unaudited financial statements of NSI, which have been prepared on a basis consistent with its audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of its financial position and results of operations.  The pro forma selected balance sheet data of Baywood and NSI at December 31, 2006 and the pro forma selected statement of operations data of Baywood and NSI for the three months ended March 31, 2007 are derived from their respective unaudited financial statements.  The results of operations for any interim period are not necessarily indicative of results to be expected for the entire year.  The following data should be read in conjunction with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” and our financial statements and the related notes and the financial statements and related notes of NSI included elsewhere in this prospectus.

BAYWOOD INTERNATIONAL, INC.
STATEMENT OF OPERATIONS DATA

	YEARS ENDED DECEMBER 31,		NINE MONTHS ENDED SEPTEMBER 30,
	2006	2005	2007	2006
Net sales	$1,077,929	$1,224,687	$6,627,148	$900,026
Cost of goods sold	560,862	659,455	3,871,993	483,284
Gross profit	517,067	565,232	2,755,154	416,742
Total operating expenses	870,105	1,084,461	2,379,052	686,923
Total other (income) expense	271,472	(84,005)	1,268,943	123,207
Income (loss) before provision (benefit) for income taxes	(624,510)	(435,224)	(892,840)	(393,388)
Provision for income taxes	-	-
Net income (loss)	$(624,510)	$(435,224)	$(892,840)	$(393,388)
EARNINGS PER SHARE INFORMATION:
Basic and diluted net income per share	$(.30 )*	$(.23 )*	$(.22 )*	$(.19 )*
__________
*      After giving effect to the Reverse Split.

NSI
STATEMENT OF OPERATIONS DATA

	YEARS ENDED AUGUST 31,		THREE MONTHS ENDED MARCH 31,
	2006	2005	2007	2006
Net sales	$11,944,205	$10,621,287	$3,234,803	$3,219,108

Cost of goods sold	6,883,547	6,321,416	1,790,731	1,900,985
Gross profit	5,060,658	4,300,271	1,444,072	1,318,123
Total operating expenses	3,819,099	3,624,465	837,336	923,497
Total other (income) expense	(13,329)	(3,186)	(25,219)	(25,012)
Income (loss) before provision (benefit) for income taxes	1,254,888	678,992	631,955	419,638
Provision for income taxes	-	-
Net income (loss)	$1,254,888	$678,992	$631,955	$419,638

BAYWOOD INTERNATIONAL, INC.
BALANCE SHEET DATA

AT DECEMBER 31, 2006

Cash and cash equivalents	$22,200
Working capital	(3,025,365)
Total assets	480,444
Long-term debt	-
Stockholders' equity (deficiency)	$(2,754,281)

NSI
BALANCE SHEET DATA

AT AUGUST 31,
2006
Cash and cash equivalents	$417,870
Working capital	1,555,026
Total assets	2,708,627
Long-term debt	1,118,329
Stockholders' equity	$487,427

BAYWOOD INTERNATIONAL, INC.
NSI
PRO FORMA STATEMENT OF OPERATIONS DATA

	AT MARCH 31,
	2007		2006
Net sales	$3,440,936		$3,535,599
Cost of goods sold	1,810,467		2,072,871
Gross profit	1,630,469		1,499,493
Total operating expenses	1,021,829		1,141,681
Total other (income) expense	124,315		(61,227)
Income (loss) before provision (benefit) for income taxes	484,325		309,844
Provision for income taxes	-		-
Net income (loss)	$484,325		$309,844
EARNINGS PER SHARE INFORMATION:
Basic and diluted net income per share	$.23	*	$.15	*
__________
* After giving effect to the Reverse Split.

BAYWOOD INTERNATIONAL, INC.
NSI
PRO FORMA BALANCE SHEET DATA

AT DECEMBER 31,
2006
Cash and cash equivalents	$1,275,911
Working capital	(3,291,999)
Total assets	14,615,095
Long-term debt	3,441,884
Stockholders' equity (deficiency)	$4,448,938

RISK FACTORS

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE BUYING PREFERRED SHARES, WARRANTS OR OUR COMMON STOCK. OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION, AND RESULTS OF OPERATIONS MAY BE MATERIALLY AND ADVERSELY AFFECTED DUE TO ANY OF THE FOLLOWING RISKS. THE TRADING OF OUR SECURITIES COULD DECLINE DUE TO ANY OF THESE RISKS. YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT IN OUR SECURITIES. SOME OF THE STATEMENTS IN "RISK FACTORS" ARE FORWARD LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS".

RISKS RELATED TO OUR BUSINESS

OUR PREVIOUS INDEPENDENT AUDITORS HAVE EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN AND, IF WE DO NOT CONTINUE AS A GOING CONCERN, YOU MAY LOSE YOUR ENTIRE INVESTMENT.

In their report dated March 30, 2007, our previous independent auditors, Epstein Weber & Conover, PLC, stated that our financial statements for the year ended December 31, 2006 were prepared assuming that we would continue as a going concern.  Our ability to continue as a going concern is an issue raised as a result of a loss for the year ended December 31, 2006 in the amount of $624,510 and a loss for the year ended December 31, 2005 in the amount of $435,224.  We continue to experience net operating losses.  Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from officers, directors and third parties, including obtaining additional funding from the sale of our securities and obtaining loans from individuals or various financial institutions where possible.  Our ability to generate profits in turn depends in large part on the success of the Acquisition, of which there can be no assurance.  The going concern qualification in the auditor's report is designed to emphasize the uncertainty related to our business as well as the level of risk associated with an investment in our common stock.  If we do not continue as a going concern, you may lose your entire investment.

WE HAVE HAD A HISTORY OF LOSSES AND IF WE CANNOT CONSISTENTLY GENERATE POSITIVE CASH FLOWS OR RAISE SUFFICIENT CAPITAL THEN WE WILL NOT REALIZE OUR GROWTH POTENTIAL AND OUR BUSINESS COULD SUFFER FINANCIALLY.

Our net losses in 2002, 2003, 2004, 2005 and 2006 were $281,119, $373,758, $657,291, $435,224 and $624,510, respectively.  We are attempting to generate positive cash flows as we grow by maintaining costs.  However, we expect to require increasing cash flows to finance our needs for inventory to successfully build the distribution of our products into the marketplace.  We believe the Acquisition, as well as the funds raised in 2007 Private Placement for working capital, will enable us to meet our obligations for growth and to implement more aggressive sales, marketing and advertising programs.  However, if the Acquisition is not successful and if cash shortfalls occur, it is possible management will not make adequate financing advances to us.  If we cannot raise the necessary capital, we may not meet our projections for growth and our sales could be adversely affected due to delays in shipments and loss of customers.

WE DEPEND ON THIRD-PARTY SUPPLIERS AND MANUFACTURERS.  ANY DISRUPTION OR EXTENDED DELAY IN PRODUCT SUPPLY FROM ANY OF OUR THIRD-PARTY SUPPLIERS COULD HAVE A SIGNIFICANT ADVERSE IMPACT ON OUR OPERATIONS.

There are numerous companies that produce or supply the types of products we distribute.  We do not manufacture any of our products and depend entirely on third party manufacturers and suppliers.  Typically, we do not have supply agreements, but submit purchase orders for our products.  We currently utilize nine different contract manufacturers, including two manufacturers owned or controlled by Charles Ung and M. Amirul Karim, respectively, stockholders of NSI, pursuant to agreements which obligate LifeTime to buy specified products from these companies for an initial three year period so long as pricing and other terms are competitive with those of other manufacturers.  Although we believe that a number of alternative manufacturers are available and that we could replace our main suppliers with alternative sources at comparable prices and terms, any disruption or extended delay in our product supply from any of our third party suppliers could have a significant adverse impact on our operations.  In addition, the time needed to replace any of our main suppliers could adversely affect our operations by delaying shipments and potentially losing customers to our competition.

IF WE CANNOT MAINTAIN ADEQUATE INVENTORY, OUR REVENUES WILL LIKELY DECREASE AND OUR BUSINESS MAY BE HARMED.

From time to time, we have experienced difficulty maintaining sufficient inventory to meet customer demand.  This has resulted from a lack of financing necessary to build and manage our inventory.  We may not be able to obtain such financing in the future on acceptable terms or at all.  If we do not have sufficient inventory to meet our demand, our revenues will likely decrease. Additionally, if we do not fill our customers' orders, they may turn to other suppliers and we could lose the relationship entirely.

WE EXPERIENCED A REDUCTION IN SALES DURING 2006, AND WE NEED TO GENERATE ADDITIONAL SALES TO SUPPLEMENT OUR CASH FLOW.

In 2006, our net sales were $1,077,929 compared to net sales of $1,224,687 in 2005, a decrease of 12%.  The decrease in net sales for the twelve-month period is primarily due to  a decrease in sales to our customers in the U.S. and Canada that resulted from our inability to finance the promotion and marketing of our products for our retail customers.  In addition, since our business is dependent on the introduction of new products, the decrease in sales was also a result of our inability to properly finance the inventory to supply any new products into the marketplace.  As a result, we are attempting to generate further business in other existing areas of distribution and develop new relationships overseas so that we are able to recapture those lost sales.  If we are not successful, or if we are not able to grow the revenue of LifeTime on a consolidated basis, our cash flows could be limited and we could have difficulty paying our expenses.  As a result, we may have to raise additional financing or curtail our operations.

OUR BUSINESS IS SENSITIVE TO PUBLIC PERCEPTION.  IF ANY OF OUR PRODUCTS PROVE TO BE HARMFUL TO CONSUMERS OR IF SCIENTIFIC STUDIES PROVIDE UNFAVORABLE FINDINGS REGARDING THEIR SAFETY OR EFFECTIVENESS, THEN OUR BRANDS AND OUR IMAGE IN THE MARKETPLACE WOULD BE NEGATIVELY IMPACTED.

Our business could be adversely affected if any of our products or similar products distributed by other companies prove to be harmful to consumers or if scientific studies provide unfavorable findings regarding the safety or effectiveness of our products or any similar products.  Our dietary supplement products contain vitamins, minerals, herbs and other ingredients that we regard as safe when taken as directed by us and that various scientific studies and literature have suggested may offer health benefits.  While quality control testing is conducted on the ingredients in our products, we are highly dependent upon consumers' perception of the overall integrity of the dietary supplements business.  The safety and quality of products made by competitors in our industry may not adhere to the same quality standards that ours do, and may result in a negative consumer perception of the entire industry.  If our products suffer from this negative consumer perception, it is likely our sales will slow and we will have difficultly generating revenues.

WE ARE AT RISK FOR PRODUCT LIABILITY CLAIMS AND REQUIRE ADEQUATE INSURANCE TO PROTECT US AGAINST SUCH CLAIMS.  IF WE ARE UNABLE TO SECURE THE NECESSARY INSURANCE COVERAGE AT AFFORDABLE COST TO PROTECT OUR BUSINESS AGAINST ANY CLAIMS, THEN OUR EXPOSURE TO LIABILITY WILL GREATLY INCREASE AND OUR ABILITY TO MARKET AND SELL OUR PRODUCTS WILL BE MORE DIFFICULT SINCE CERTAIN CUSTOMERS RELY ON THIS INSURANCE IN ORDER TO DISTRIBUTE OUR PRODUCTS.

We are constantly at risk that consumers and users of our products will bring lawsuits alleging product liability.  We are not aware of any claims pending against us or our products that would adversely affect our business.  While we will continue to attempt to take what we consider to be appropriate precautions, these precautions may not protect us from significant product liability exposure in the future.  We maintain $2,000,000 in product liability insurance for our products through third party providers.  We believe our insurance coverage is adequate; however, there can be no assurance that we will be able to retain our existing coverage or that this coverage will be cost-justified or sufficient to satisfy any future claims.  In addition to carrying our own coverage, we also require our manufacturers to carry product liability insurance.  If we are sued, we may not have sufficient resources to defend against the suit or to pay damages.  A material lawsuit could negatively impact our business.

OUR STOCK PRICE IS VOLATILE AND, IF CONTINUED VOLATILITY OCCURS OR IF OUR STOCK PRICE CONTINUES TO BE LOW, THEN OUR STOCK MAY BE LESS ATTRACTIVE TO INVESTORS, WE MAY NOT BE ABLE TO RAISE ADEQUATE CAPITAL AND WE MAY BE SUBJECT TO THE RISK OF LITIGATION.

During the years ended December 31, 2007, 2006, 2005 and 2004, the trading price of our common stock has ranged from $3.40 to $0.20.  The volatility in our stock price could be caused by a variety of factors, many of which are beyond our control.  These factors include, but are not limited to, the following:

•	operating results that vary from the expectations of management, securities analysts and investors;
•	changes in expectations as to our business, prospects, financial condition, and results of operations, including financial estimates by third-party analysts and investors;
•	announcements by us or our competitors of new product innovations and material developments;
•	the operating and securities price performance of other companies that investors believe are comparable to us;
•	future sales of our equity or equity-related securities;
•	changes in general conditions or trends in our industry and in the economy, the financial markets, and the domestic or international political situation;
•	fluctuations in oil and gas prices;
•	additions or departures of key personnel;
•	future sales of our common stock; and
•	regulatory considerations.

Domestic and international stock markets often experience significant price and volume fluctuations that are unrelated to the operating performance of companies with securities trading in those markets.  These fluctuations, as well as political events, terrorist attacks, threatened or actual war, and general economic conditions unrelated to our performance, may adversely affect the price of our common stock.  In the past, securities holders of other companies often have initiated securities class action litigation against those companies following periods of volatility in the market price of those companies' securities.  If the market price of our stock fluctuates and our stockholders initiate this type of litigation, we could incur substantial costs and experience a diversion of our management's attention and resources, regardless of the outcome.  This could materially and adversely affect our business, prospects, financial condition, and/or results of operations.  In addition, the exposure of our common stock to the general investing community is limited and thereby inhibits our ability to obtain new investors to help finance our business.

The immediate effect of the Reverse Split has been to reduce the number of shares of our outstanding common stock and to increase the trading price of such common stock. However, the effect of the Reverse Split upon the market price of our common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances would indicate that a reverse split sometimes improves stock performance, but in many cases does not.  There can be no assurance that the trading price of our common stock after the Reverse Split will rise in proportion to the reduction in the number of shares of our common stock outstanding as a result of the Reverse Split or remain at an increased level for any period.  Also, there is no assurance that the Reverse Split will not eventually lead to a decrease in the trading price of our common stock.  The trading price of our common stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions.

WE MUST DEVELOP AND INTRODUCE NEW PRODUCTS TO SUCCEED.

Our future growth depends on new product development.  The success of new product introductions depends on various factors, including the following:

•	proper new product selection;
•	successful sales and marketing efforts;
•	timely delivery of new products;
•	availability of raw materials; and
•	customer acceptance of new products.

We face challenges in developing new products, primarily with funding development costs and diversion of management time.  On a regular basis, we evaluate opportunities to develop new products through product line extensions and product modifications.  We may not successfully develop product line extensions or integrate newly developed products into our business.  In addition, newly developed products may not contribute favorably to our operations and financial condition.  Our failure to develop and introduce new products on a timely basis would adversely affect our future operating results.

WE MAY NEED ADDITIONAL CAPITAL AND IF WE DO NOT GENERATE SUFFICIENT CASH FLOW AND WE CANNOT RAISE ADDITIONAL CAPITAL, WE WILL NOT BE ABLE TO FULFILL OUR BUSINESS PLAN.

We may need to obtain additional funding in the future in order to finance our business strategy, operations, and growth.  Currently we operate profitably and generate positive cash flow.  If cash flow is not sufficient, however, we may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed.  If we fail to arrange for sufficient capital on a timely basis in the future, we may be required to curtail our business activities until we can obtain adequate financing.  Debt financing must be repaid regardless of whether or not we generate profits or cash flows from our business activities.  Equity financing may result in dilution to existing stockholders and may involve securities that have rights, preferences, or privileges that are senior to our common stock or other securities.

WE HAVE OUTSTANDING INDEBTEDNESS WHICH MAY HAVE TO BE RENEGOTIATED OR REFINANCED.

In addition to the indebtedness we incurred in connection with the Acquisition, including the 8% Notes and 8% Convertible Notes issued to the Sellers in the aggregate principal amount of $1,300,000, the 10% Notes in the aggregate principal amount of $1,000,000 and the indebtedness to Vineyard under the Bank Financing and the Refinancing in the aggregate principal amount of $4,000,000, we have outstanding notes and credit lines aggregating approximately $1,940,000 (“Other Indebtedness”).  Of the Other Indebtedness, a $350,000 note is held by O. Lee Tawes, III, an affiliate of the Company, notes in the aggregate amount of $370,000 are held by officers and related parties of the Company and the balance is held by other third parties.  We are in default on scheduled debt repayments of the Other Indebtedness of $799,945 as of September 30, 2007, including the note held by Mr. Tawes and the notes held by officers and related parties.  The creditors under the defaulted notes have not demanded payment due, we believe, to their close relationship with the Company.  Over the next three months we intend, although there can be no assurance, to negotiate extensions of the due dates of the defaulted notes.  If we are unable to repay any of the foregoing indebtedness or Other Indebtedness when due, renegotiate or refinance on acceptable terms, or obtain necessary waivers, this could have a material adverse effect on our business, prospects, financial condition and/or results of operations.

WE MAY FACE SIGNIFICANT COMPETITION WHICH COULD ADVERSELY AFFECT OUR REVENUES, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

The market for nutraceuticals is highly competitive in each of our existing and anticipated product lines and methods of distribution.  Numerous manufacturers and distributors compete with us for customers throughout the United States, Canada and internationally in the packaged nutritional supplement industry selling products to retailers such as mass merchandisers, drug store chains, independent pharmacies and health food stores.  Many of our competitors are substantially larger and more experienced than we are.  In addition, they have longer operating histories and have materially greater financial and other resources than we do.  Many of these competitors are private companies, and therefore, we cannot compare our revenues with respect to the sales volume of each competitor.  If we cannot compete in the marketplace, we may have difficulty selling our products and generating revenues.  Additionally, competition may drive down the prices of our products, which could adversely affect our cost of goods sold and our profitability, if any.

IF WE ARE UNABLE TO MANAGE OUR PROJECTED GROWTH, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN AND WE MAY NOT ACHIEVE PROFITABILITY IN THE FUTURE.

We believe we must expand our business to achieve profitability.  Any further expansion of our business may strain our current managerial, financial, operational, and other resources.  We will need to continually improve our operations and our financial, accounting, and other internal control systems in order to manage our growth effectively.  Success in managing this expansion and growth will depend, in part, upon the ability of our senior management to manage our growth effectively.  Any failure to do so may lead to inefficiencies and redundancies, and result in reduced growth prospects.  As a result, our profitability may be curtailed or eliminated.

OUR REVENUES AND OPERATING RESULTS MAY FLUCTUATE UNEXPECTEDLY FROM QUARTER TO QUARTER, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

Our revenues and operating results may fluctuate significantly in the future due to various factors including, but not limited to, increased sales, increased inventory expenses, changes in our operating expenses, market acceptance of our products, regulatory changes that may affect the marketability of our products and buying cycles of our customers.  As a result of these and other factors, we believe that period-to-period comparisons of our operating results may not be meaningful in the short term and that you should not rely upon our performance in a particular period as indicative of our performance in any future period.

WE DEPEND UPON OUR EXECUTIVE OFFICERS AND KEY PERSONNEL.

Our performance depends substantially on the performance of our executive officers and other key personnel.  The success of our business in the future will depend on our ability to attract, train, retain and motivate high quality personnel, especially highly qualified managerial personnel.  The loss of services of any executive officers or key personnel could have a material adverse effect on our business, revenues, and results of operations or financial condition.  Except for a policy on the life of Thomas Pinkowski in the amount of $5,000,000, we do not maintain key person life insurance on the lives of our officers or key employees.

Competition for talented personnel is intense, and we may not be able to continue to attract, train, retain or motivate other highly qualified technical and managerial personnel in the future.  In addition, market conditions may require us to pay higher compensation to qualified management and technical personnel than we currently anticipate.  Any inability to attract and retain qualified management and technical personnel in the future could have a material adverse effect on our business, prospects, financial condition, and/or results of operations.

RISKS RELATED TO OUR SECURITIES

OUR CURRENT MANAGEMENT MAY CONTROL THE RIGHT TO VOTE OUR COMMON STOCK AND THEY MAY BE ABLE TO CONTROL OUR COMPANY INDEFINITELY.

After giving effect to (i) the sale of Units in the 2007 Private Placement, (ii) the Acquisition, (iii) the exchange of our Class F Preferred Shares for our common stock, and (iv) the conversion of our Series G Preferred Stock and Series H Preferred into our common stock, the members of our Board and management team will collectively own or control the right to vote over 49% of our outstanding common stock.  As a result, our Board and management may collectively be able to effectively control our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, for an indefinite period of time.  This concentration of ownership might adversely affect the market value of our common stock in the future and the voting and other rights of our other stockholders.  See “MANAGEMENT-VOTING AGREEMENT” .

PROVISIONS IN OUR CORPORATE CHARTER AND UNDER NEVADA LAW ARE FAVORABLE TO OUR DIRECTORS.

Pursuant to our Articles of Incorporation, members of our management and Board are indemnified against liability for violations of their duty as officers and directors, except in limited circumstances.  This means that you may be unable to prevail in a legal action against our officers or directors even if you believe they have breached their fiduciary duty of care.  In addition, our Articles of Incorporation allows us to indemnify our officers and directors from and against any and all expenses or liabilities arising from or in connection with their serving in such capacities with us.  This means that if you were able to enforce an action against our directors or officers, in all likelihood we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay.

CERTAIN PROVISIONS IN OUR CHARTER, AND THE COMPOSITION OF OUR CURRENT STOCKHOLDER BASE, MAY PREVENT OR DELAY A CHANGE OF CONTROL OF OUR COMPANY.

Our Articles of Incorporation authorize the issuance of preferred stock without a stockholder vote or other stockholder approval.  Furthermore, approximately 49% of our outstanding common stock is held by insiders, and insiders also hold shares of our preferred stock which grants them the right to vote with the common stock as a class.  As a result, insiders can greatly influence any stockholder vote.  Without a disparate stockholder base or a fluid aggregation of stockholders, it will be more difficult for a third party to acquire the Company without the consent of the insiders.

RISKS RELATED TO LIFETIME

LIFETIME’S CUSTOMERS AND SUPPLIERS ARE CONCENTRATED.

As of August 31, 2007, approximately 19.8% of trade accounts receivable was due from two customers.  For the year ended August 31, 2006, net sales to these customers were approximately $1,260,000.  At August 31, 2006, approximately 54% and 20% of accounts payable were due to two vendors.  For the year ended August 31, 2006, purchases relating to these two vendors were approximately $2,787,000 and $1,241,000, respectively.  A slowdown or loss of these customers or these suppliers could materially adversely affect LifeTime’s results of operations and its ability to generate significant cash flow.

RISKS RELATED TO PURCHASE OF CONVERTIBLE PREFERRED STOCK AND REGISTERED WARRANTS

WE MAY BE UNABLE TO PAY DIVIDENDS.

We may be unable to generate sufficient funds that are legally available to pay the dividends on your Preferred Shares as they become due.  While the terms of the Bank Financing and the Refinancing, as defined below, permit the payment of dividends on the Convertible Preferred Stock so long as there is no default in the Bank Financing and Refinancing, any other funding agreements or indentures that we may enter into in the future will likely limit our ability to pay cash dividends on our capital stock.  Dividends on the Preferred Shares which are not paid quarter-annually when due, however, will cumulate and be payable upon the happening of a liquidation, merger, sale of assets, change in control or other similar event, and the holders will have the right to convert accrued and unpaid dividends into common stock at the conversion price of the Convertible Preferred Stock then in effect.  Moreover, in the event any dividend shall not be paid in full when due (after a 10-day grace period), then for each quarterly period or portion thereof that the dividend shall not be paid in full, (i) the conversion price will be reduced by $.05 (5 cents) but shall not be reduced below a conversion price of $.60 per share and (ii) the dividend rate shall be increased by 50 basis points (1/2 of 1%), but shall not exceed a dividend rate of 10% per annum.  See “DIVIDEND POLICY”.

THE VALUE OF THE CONVERSION RIGHT AND EXERCISE RIGHT MAY DECLINE.

The Preferred Shares are convertible at the option of the holder into shares of common stock at an initial conversion price of $.80 per share of common stock, and are also subject to mandatory conversion upon a specified public offering or after March 12, 2008 under certain circumstances.  Upon any such conversion, accrued and unpaid dividends may also be converted at the same conversion price, at the option of the holders.  The Investor Warrants and the Additional Warrants are exercisable at the option of the holder at prices ranging from $.40 to $1.00 per share.  In the event the market price of our shares of common stock should decline below the conversion price of $.80 per share, or any subsequent conversion price resulting from the failure to pay a dividend when due or the application of the anti-dilution provisions of the Convertible Preferred Stock, holders of Preferred Shares will receive upon conversion shares of common stock with a market value less than the effective price paid for their Preferred Shares.  In the event the market price of our common stock should decline below the exercise price of any of the Registered Warrants, or any subsequent exercise price resulting from the application of the anti-dilution provisions of the Registered Warrants, holders of Registered Warrants will be unable to realize any benefit from the Registered Warrants unless and until the market price shall increase above the exercise price before the expiration of the Registered Warrants.

FUTURE CLASSES OF PREFERRED STOCK MAY BE ISSUED WITH GREATER RIGHTS THAN THE CONVERTIBLE PREFERRED STOCK.

Our issuance of additional series of shares of our preferred stock could adversely affect holders of shares of our common stock and, as a result, holders of the Preferred Shares and Registered Warrants.  Our Board is authorized to issue additional classes or series of shares of our preferred stock without any action on the part of our stockholders, subject to the limitations of the Convertible Preferred Stock.  Our Board also has the power, without stockholder approval, to set the terms of any such classes or series of shares of our preferred stock that may be issued, including voting rights, dividend rights, conversion features, preferences over shares of our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms.  If we issue shares of our preferred stock in the future that have preference over shares of our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue shares of our preferred stock with voting rights that dilute the voting power of shares of our common stock, the rights of holders of shares of our common stock or the market price of shares of our common stock, and as a result our Convertible Preferred Stock and Registered Warrants, could be adversely affected.

IN THE EVENT OF BANKRUPTCY, ALL CREDITORS’ CLAIMS WILL HAVE PRIORITY OVER THE RIGHTS OF HOLDERS OF SHARES.

In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on our Convertible Preferred Stock only after all of our liabilities have been paid. In addition, our Convertible Preferred Stock will effectively rank junior to all existing and future liabilities of our subsidiaries and any capital stock of our subsidiaries held by third parties.  The rights of holders of our Preferred Shares to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary's creditors and equity holders.  In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries' liabilities, to pay amounts due on any or all of our Convertible Preferred Stock then outstanding, and holders of our common stock will not have the right to receive any amount of our assets unless and until all amounts due on all our preferred stock have been paid in full.

YOU MAY HAVE TO PAY TAXES AS A RESULT OF ADJUSTMENTS (OR FAILURE TO MAKE ADJUSTMENTS) TO THE CONVERSION RATE OF OUR CONVERTIBLE PREFERRED STOCK.

The number of shares of common stock that you are entitled to receive as a result of conversion of the Convertible Preferred Stock and exercise of the Registered Warrants is subject to adjustment for certain events. In the event of such adjustments (or a failure to make adjustments), holders of Preferred Shares, Registered Warrants or our common stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend.

THERE IS NO ESTABLISHED MARKET FOR OUR CONVERTIBLE PREFERRED STOCK OR WARRANTS AND THERE CAN BE NO ASSURANCE THAT SUCH A MARKET WILL DEVELOP IN THE FUTURE.

Currently, only our common stock is traded in the securities markets, on the OTCBB.  While we intend to list our Convertible Preferred Stock and Registered Warrants for sale on the OTCBB, we have never before listed any of our securities other than our common stock for sale in any public market.  Accordingly, while we believe that the trading price of our Convertible Preferred Stock and Registered Warrants will be influenced principally by the trading price of our common stock, we have no historical information upon which to base any judgment as to the extent of the trading market which will be established for our Convertible Preferred Stock or Registered Warrants.  Moreover, there can be no assurance that you will be able to sell any of your Preferred Shares or Registered Warrants at a time or at prices which would be satisfactory to you.

RISKS RELATED TO THE LIFETIME ACQUISITION

WE MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE ACQUISITION.

The success of the Acquisition will depend, in part, on our ability to realize the anticipated cost savings from shared corporate and administrative areas and the rationalization of duplicative expenses.  However, to realize the anticipated benefits from the Acquisition, we must successfully combine the business of the Company and LifeTime in a manner that permits those cost savings to be realized.  LifeTime is substantially larger than the Company, and will continue to operate as a separate subsidiary, with its own headquarters, for the foreseeable future.  Our management has no experience in operating or integrating a company of the size of LifeTime.  If we are not able to successfully achieve these objectives, the anticipated benefits of the Acquisition may not be realized fully or at all or may take longer or cost more to realize than expected.  The Company and LifeTime have operated and will continue to operate independently.  It is possible that the integration process could result in the loss of valuable employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures, practices, and policies that could adversely impact our operations.

THE ACQUISITION OF LIFETIME MAY PROVE DISRUPTIVE AND COULD RESULT IN THE COMBINED BUSINESS FAILING TO MEET OUR EXPECTATIONS.

The process of integrating the operations of LifeTime may require a disproportionate amount of resources and management attention.  LifeTime is substantially larger than the Company, and our management has no experience in operating or integrating a company of the size of LifeTime.  Our future operations and cash flows will depend largely upon our ability to operate LifeTime efficiently, achieve the strategic operating objectives for our business and realize significant cost savings and synergies.  Our management team may encounter unforeseen difficulties in managing the integration.  In order to successfully combine and operate our business, our management team will need to focus on realizing anticipated synergies and cost savings on a timely basis while maintaining the efficiency of our operations.  Any substantial diversion of management attention or difficulties in operating the combined business could affect our revenues and ability to achieve operational, financial and strategic objectives.

OUR HISTORICAL AND PRO FORMA COMBINED FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A COMBINED COMPANY.

The pro forma combined financial information included in this prospectus is constructed from the separate financial statements of the Company and NSI for periods prior to the consummation of the Acquisition.  However, neither the historical financial information for us and for NSI, nor the pro forma combined financial information included in this prospectus, may reflect what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future.  The challenge of integrating a previously independent business, particularly given the size of LifeTime relative to the Company, makes evaluating our business and our future financial prospects difficult.  Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently organized or combined companies.

THE BANK FINANCING AND REFINANCING AGREEMENTS CONTAIN FINANCIAL COVENANTS THAT MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS; OUR FAILURE TO COMPLY WITH ANY OF THESE FINANCIAL COVENANTS COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

The term loan agreement and the line of credit facility agreement with Vineyard Bank, N.A. (“Vineyard”) which, together, comprise the Bank Financing, as well as the Refinancing documents, contain financial covenants which we will be required to maintain as well as certain restrictive covenants on our business, both of which will limit our ability to operate our business, including restrictions on our ability to:

•	incur additional debt or issue guarantees;
•	create liens;
•	make loans or investments;
•	sell certain assets;
•	acquire other businesses;
•	declare or pay dividends or make other distributions to stockholders, except for scheduled dividend payments on our Convertible Preferred Stock so long as we are not in default; and
•	consolidate, merge or transfer our assets outside of the ordinary course of business.

The Bank Financing and the Refinancing are also secured by a first priority security interest in substantially all of the assets of the Company and LifeTime.  As a result of this security interest, as well as the financial and restrictive covenants described above, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us.   In addition, a significant decrease in our operating results could adversely affect our ability to maintain required financial covenants under the Bank Financing and Refinancing agreements.  If financial covenants are not maintained, our creditors will have the option to require immediate repayment of all outstanding debt under such agreements.  In such event, we may be required to renegotiate certain terms of these agreements, obtain waivers from the creditors or obtain new debt agreements with other creditors, which may contain less favorable terms.  If we are unable to renegotiate acceptable terms, obtain necessary waivers or obtain new debt agreements, this could have a material adverse effect on our business, prospects, financial condition and/or results of operations.

RISKS RELATED TO THIS OFFERING

IN RECENT YEARS, THE STOCK MARKET IN GENERAL HAS EXPERIENCED EXTREME PRICE AND VOLUME FLUCTUATIONS. THIS VOLATILITY HAS HAD A SIGNIFICANT EFFECT ON THE MARKET PRICE OF SECURITIES ISSUED BY MANY COMPANIES FOR REASONS OFTEN UNRELATED TO THEIR OPERATING PERFORMANCE. THESE BROAD MARKET FLUCTUATIONS MAY ADVERSELY AFFECT OUR COMMON STOCK PRICE, AND THE PRICE OF OUR PREFERRED SHARES AND REGISTERED WARRANTS, REGARDLESS OF OUR OPERATING RESULTS. AS THE MARKET PRICE OF OUR SECURITIES MAY FLUCTUATE SIGNIFICANTLY, THIS MAY MAKE IT DIFFICULT FOR YOU TO RESELL YOUR SHARES OF CONVERTIBLE PREFERRED STOCK,  REGISTERED WARRANTS OR SHARES OF COMMON STOCK WHEN YOU WANT OR AT PRICES YOU FIND ATTRACTIVE.

The price of the common stock is quoted on the OTCBB and constantly changes. We expect that the market price of our common stock as well as our Convertible Preferred Stock and Registered Warrants will continue to fluctuate. These fluctuations may result from a variety of factors, many of which are beyond our control. These factors include:

•	quarterly variations in our operating results;
•	operating results that vary from the expectations of management, securities analysts and investors;
•	changes in expectations as to our business, prospects, financial condition, and results of operations, including financial estimates by third-party analysts and investors;
•	announcements by us, our partners or our competitors of new product innovations and material developments;
•	the operating and securities price performance of other companies that investors believe are comparable to us;
•	future sales of our equity or equity-related securities;
•	changes in general conditions or trends in our industry and in the economy, the financial markets, and the domestic or international political situation;
•	fluctuations in oil and gas prices;
•	additions or departures of key personnel; and
•	regulatory considerations.

As a result of these fluctuations, you may experience difficulty selling Preferred Shares, Registered Warrants or shares of our common stock when desired or at acceptable prices.

SHARES OF OUR COMMON STOCK AND OTHER SECURITIES MAY BE “PENNY STOCKS”.

If the market price per share of our common stock or our Preferred Shares, or the exercise price of our Registered Warrants, is less than $5.00, the shares of our common stock, the Preferred Shares and the Registered Warrants sold in this Offering will be “penny stocks” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of these Securities.  In addition “penny stock” rules adopted by the SEC under the Exchange Act subject the sale of these Securities to regulations which impose sales practice requirements on broker-dealers.  For example, broker-dealers selling penny stocks must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in penny stocks.

Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer’s account by obtaining information concerning the customer’s financial situation, investment experience and investment objectives.  The broker-dealer must also make a determination whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in penny stocks.  Accordingly, the SEC’s rules may limit the number of potential purchasers of shares of our common stock, the Preferred Shares and the Registered Warrants sold in this Offering.  Moreover, various state securities laws impose restrictions on transferring “penny stocks,” and, as a result, investors in our Securities may have their ability to sell their Securities impaired.

FUTURE SALES OF COMMON STOCK, CONVERTIBLE PREFERRED STOCK AND REGISTERED WARRANTS BY OUR EXISTING STOCKHOLDERS COULD ADVERSELY AFFECT THE STOCK PRICE OF OUR SECURITIES.

The market price of our common stock, Convertible Preferred Stock and Registered Warrants could decline as a result of sales of a large number of shares of our common stock in the market after this Offering, or the perception that these sales could occur.  These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.  We can make no prediction as to the effect, if any, that future sales of shares of common stock or equity-related securities, or the availability of shares of common stock for future sale, will have on the trading price of our common stock, Convertible Preferred Stock and Registered Warrants.  Immediately after the effectiveness under the Securities Act of the registration statement of which this prospectus forms a part, we will have outstanding 6,579,805 shares of common stock.  Of these shares, 1,700,307 shares, including 25,613 shares being offered in this Offering, will be freely tradeable, except that shares owned by our affiliates and certain other shares will continue to be subject to volume, manner of sale and other limitations under Rule 144 of the Securities Act.  Giving effect to the exercise in full of all options, Warrants and Seller Warrants and the conversion in full of convertible notes, the Convertible Preferred Stock and Series H Preferred, immediately after the commencement of this Offering, we would have outstanding 18,240,729 shares of common stock.  Of these shares, 6,864,910 shares, including 5,164,603 shares being offered in this Offering, will be freely tradeable, subject to the foregoing limitations under Rule 144.  The numbers in this paragraph do not include any Anti-Dilution Shares.

The market price of our Convertible Preferred Stock and Registered Warrants also could decline as a result of sales of a large number of Preferred Shares and Registered Warrants in the market after this Offering, or the perception that such sales could occur.  All of our outstanding Convertible Preferred Stock and Registered Warrants are being registered for sale in this Offering and will become freely tradeable except for Convertible Preferred Stock and Registered Warrants owned by our affiliates, which will be subject to volume, manner of sale and other limitations under Rule 144.

WE DO NOT EXPECT TO PAY CASH DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

We have not declared or paid any cash dividends on our common stock and do not expect to pay cash dividends in the foreseeable future.  As a result, investors may have to sell their shares of our common stock to realize their investment.  Except for the payment of dividends on our Convertible Preferred Stock when due, we currently intend to retain all future earnings for use in the operation of our business and to fund future growth.  In addition, the terms of our Convertible Preferred Stock and the Bank Financing and Refinancing limit our ability to pay dividends on our common stock.  If this prohibition were to be waived, our ability to pay future cash dividends on our common stock would depend upon our results of operations, financial condition, cash requirements, the availability of a surplus and other factors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  We have based these forward-looking statements on our current expectations and projections about future events.  These statements include, but are not limited to:

•	statements as to the anticipated timing of business developments;
•	statements as to the development of new products;
•	expectations as to the adequacy of our cash balances and the proceeds of this Offering to support our operations for specified periods of time and as to the nature and level of cash expenditures;
•	expectations as to the market opportunities for our products, as well as our ability to take advantage of those opportunities; and
•	estimates of how we intend to use the net proceeds of this Offering.

These statements may be found in the sections of this prospectus entitled "PROSPECTUS SUMMARY", "RISK FACTORS", "USE OF PROCEEDS", "MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS", and "BUSINESS", as well as in this prospectus generally. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus.

In addition, statements that use the terms "can", "continue", "could", "may", "potential", "predicts", "should", "will", "believe", "expect", "plan", "intend", "estimate", "anticipate", and similar expressions are intended to identify forward-looking statements.  All forward-looking statements in this prospectus reflect our current views about future events and are based on assumptions and are subject to risks and uncertainties that could cause our actual results to differ materially from future results expressed or implied by the forward-looking statements.  Many of these factors are beyond our ability to control or predict.  You should not put undue reliance on any forward-looking statements.  Unless we are required to do so under federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive $3,750,996 in proceeds assuming the exercise in full of the Warrants being offered hereby.  We intend to use the net proceeds of such exercises for general corporate purposes and working capital purposes.  We will receive no proceeds from the resale of the Securities by the Selling Securityholders.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and do not currently anticipate paying cash dividends in the foreseeable future.  Our Business Loan Agreement with Vineyard contains covenants prohibiting the payment of all dividends, except for dividends on the Convertible Preferred Stock which may be paid as provided below, so long as there is no default under the Business Loan Agreement.  The agreements into which we may enter in the future, including indebtedness, also may impose limitations on our ability to pay dividends or make other distributions on our capital stock.

The holders of our Preferred Shares accrue cumulative dividends at the rate of 8% of their stated value (which is $10 per share) per annum.  All of our outstanding Convertible Preferred Stock is convertible into shares of common stock at the conversion price of $0.80 per share.  At the date hereof, there are 540,000 shares of Convertible Preferred Stock outstanding.  These dividends are payable quarterly in cash and are due and payable unless and to the extent that funds are not legally available to the Company to pay dividends.  In the event any dividend shall not be paid in full when due (after a 10-day grace period), then for each quarterly period or portion thereof that such dividend shall not be paid in full, (i) the conversion price will be reduced by $.05 (5 cents) but shall not be reduced below a conversion price of $.60 per share; and (ii) the dividend rate shall be increased by 50 basis points (1/2 of 1%), but shall not exceed a dividend rate of 10% per annum.  The Company made the initial quarterly dividend payments in July and October 2007 in the aggregate amounts of $105,500 and $108,000, respectively.  The Company intends to pay all dividends when due on its Convertible Preferred Stock, as well as interest payments when due on the 8% Notes, 8% Convertible Notes, 10% Notes, convertible notes and the notes issued to the holders of the Ancillary Warrants, and reasonably believes that it will have the ability to do so.  The holders of our Series H Preferred accrue cumulative dividends at the rate of 8% of their stated value (which is $1 per share) per annum, payable in shares of common stock.  At the date hereof, there are 23,558 shares of Series H Preferred outstanding.  See "DESCRIPTION OF SECURITIES".

Future dividends on our common stock, if any, will be at the discretion of the Board and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.

CAPITALIZATION

The following table presents our capitalization as of September 30, 2007, (i) on an actual basis after giving effect to the Charter Amendment and the Reverse Split and (ii) on an adjusted basis.  The actual column reflects our capital at September 30, 2007 with the following adjustments reflected:

•
Our issuance of 108 Units in the 2007 Private Placement, including the conversion of $300,000 aggregate principal amount of Senior Convertible Notes into an aggregate of six Units, the issuance of the 10% Notes and 12% Bridge Note, the incurrence of the Bank Financing and the receipt of estimated net proceeds of $9,557,438 from such transactions, after deducting commissions and estimated offering expenses paid and payable by us;

•	The issuance of 1,100,000 shares of our common stock, $1,300,000 of notes, and the assumption of $1,100,000 in indebtedness in connection with the Acquisition; and

•
The exchange of 11,710 shares of Class F Preferred Shares into 1,171,000 shares of our common stock, the conversion of 200,000 shares of our Series G Preferred Stock into 250,000 shares of our common stock and the conversion of 326,442 shares of our Series H Preferred into 816,105 shares of our common stock.

The “As Adjusted” column reflects our capital with the following adjustments:

•
The conversion of 540,000 shares of our Convertible Preferred Stock into 6,750,000 shares of our common stock at the conversion price of $0.80 per share calculated on the basis of the Stated Value of $10.00 per share, the conversion of 23,558 shares of our Series H Preferred into 58,895 shares of our common stock at the conversion price of $0.40 per share and the exercise of Warrants to purchase an aggregate of 2,995,000 shares of our common stock at initial exercise prices ranging from $0.40 to $2.40 per share.

•
The increase in our authorized common stock from 200,000,000 to 500,000,000 shares and the reduction in the par value of our preferred stock from $1.00 to $.001 per share, all of which became effective on December 18, 2007.

You should read the following table in conjunction with "SELECTED HISTORICAL FINANCIAL DATA OF BAYWOOD INTERNATIONAL, INC.", "MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and our financial statements and related notes included elsewhere in this prospectus.

	September 30, 2007
	Actual	As Adjusted
Long-term debt	$5,104,669	$5,104,669
Capital leases	-	-
STOCKHOLDERS’ EQUITY
Class A Preferred Stock, par value $0.001, authorized 35,000 shares, issued and outstanding 35,000 shares	35	35
Series H Preferred Stock, par value $0.001, authorized 350,000 shares, issued and outstanding 23,558 shares	24	-
Series I 8% Cumulative Convertible Preferred Stock, par value $0.001, authorized 1,000,000 shares, issued and outstanding 540,000 shares	540	-
Common Stock, par value $0.001 per share, authorized 500,000,000 shares, issued and outstanding 6,579,806, as adjusted 19,612,727	6,580	19,613
Additional paid in capital	19,503,157	19,684,112
Retained earnings	(15,217,207)	(14,326,762)
TOTAL STOCKHOLDERS’ EQUITY	$4,293,129	$5,376,998
TOTAL CAPITALIZATION	$9,397,798	$10,481,667

SELECTED HISTORICAL FINANCIAL DATA OF BAYWOOD INTERNATIONAL, INC.

The following selected statement of operations data for the years ended December 31, 2006 and 2005, and the selected balance sheet data at December 31, 2006, are derived from the Company’s audited financial statements included elsewhere herein.  The following data should be read in conjunction with "MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the financial statements and the related notes included elsewhere in this prospectus.

BAYWOOD INTERNATIONAL, INC.
STATEMENT OF OPERATIONS DATA

	YEARS ENDED DECEMBER 31,
	2006	2005
Net sales	$1,077,929	$1,224,687
Cost of goods sold	560,862	659,455
Gross profit	517,067	565,232
Total operating expenses	870,105	1,084,461
Total other (income) expense	271,472	(84,005)
Income (loss) before provision (benefit) for income taxes	(624,510)	(435,224)
Provision for income taxes	-	-
Net income (loss)	$(624,510)	$(435,224)
EARNINGS PER SHARE INFORMATION:
Basic and diluted net income per share	$(.30 )*	$(.23 )*
__________
* After giving effect to the Reverse Split.

BAYWOOD INTERNATIONAL, INC.
BALANCE SHEET DATA

AT DECEMBER 31,
2006
Cash and cash equivalents	$22,200
Working capital	(3,025,365)
Total assets	480,444
Long-term debt	-
Stockholders' equity (deficiency)	$(2,754,281)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (A) CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. WE ASSUME NO OBLIGATION TO UPDATE FORWARD-LOOKING STATEMENTS OR THE RISK FACTORS. YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND RELATED NOTES FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART, AND (B) GIVES EFFECT TO THE REVERSE SPLIT.

OVERVIEW

We incorporated as Baywood Financial, Inc. in Nevada on June 13, 1986.  In March 1992, we changed our name to Baywood International, Inc.  Between 1992 and 1998, we directed most of our sales efforts to international markets and established either distribution or registration of our products in certain Pacific Rim and European countries.  Prior to 1998, we relied on the distribution of one main product to one major customer in China.  In March 1998, due to governmental restrictions in China, this customer discontinued its purchases, which caused a dramatic decrease in our sales in 1998.

Throughout 1998 and the first six months of 1999, we completely revamped our corporate strategy to focus on the development of our own proprietary brand lines to be distributed in the North American retail marketplace and internationally through designated distributors.  As a result, we transformed our business with a new marketing image, product lines, marketing campaign, and distribution channels.  Through 2006, we focused on strengthening the brand awareness and sales of our product lines, Baywood PURECHOICE®, Baywood SOLUTIONS®, Baywood EVOLUTION™ and Complete La Femme® lines.  Where we had experienced a high concentration of sales with one major customer in the international market up through 1998, our domestic marketing strategies have now diversified our sales to thousands of customers in the retail health food market.

On April 5, 2007, effective March 30, 2007, we acquired, through our newly-formed wholly-owned subsidiary, Baywood Acquisition, Inc. (“Baywood Acquisition”), substantially all of the assets, and assumed certain liabilities, of Nutritional Specialties, Inc., d/b/a LifeTime® or LifeTime® Vitamins, a California corporation (“NSI”), for a purchase price of approximately $11,100,000 (the “Acquisition”). As provided in the Asset Purchase Agreement, dated March 30, 2007, among the Company, Baywood Acquisition, NSI and Thomas Pinkowski, Charles Ung and M. Amirul Karim, the stockholders of NSI (the “Asset Purchase Agreement”), the purchase price was payable as to $7,600,000 in cash, $1,100,000 in our common stock (valued at $1.00 per share, or 1,100,000 shares), an aggregate of $1,300,000 in promissory notes of the Company, consisting of 8% unsecured promissory notes in the aggregate amount of $700,000 and 8% unsecured convertible promissory notes in the aggregate amount of $600,000, convertible into shares of our common stock at $1.00 per share, assumption of indebtedness of approximately $1,100,000, and five-year warrants to purchase an aggregate of 35,000 shares of our common stock at an exercise price of $1.00 per share (the “Seller Warrants”).

We have caused Baywood Acquisition to change its name to Nutritional Specialties, Inc., d/b/a Lifetime® (“LifeTime”) and we are operating LifeTime as a separate subsidiary, based at its current location in Orange, California.  Mr. Pinkowski, formerly the President of NSI, is now a Vice President of the Company and the President of LifeTime.

CRITICAL ACCOUNTING POLICIES

We have identified the policies below as critical to our business operations and the understanding of our results of operations.  The impact and any associated risks related to these policies on our business operations are discussed throughout this section.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized when the product is shipped.  Sales returns are recorded as a reduction to sales when a customer and the Company agree a return is warranted.  All returns must be authorized in advance and must be accompanied by an invoice number within 180 days.  If returned, our customers are responsible for returning merchandise in resalable condition.  Full credit cannot be given for merchandise that has been defaced, marked, stamped, or priced in any way.  All price tags and glue residue must be removed prior to return if credit is expected.  A restocking fee of 15% is assessed if we remove any price tags or glue residue, and we do not accept products kept longer than two years.  We estimate returns based on historical experience and record an allowance for product returns and uncollectible accounts receivable.  Management communicates regularly with customers to compile data on the volume of product being sold to the end consumer.  This information is used by management to estimate any sales returns prior to the release of any financial information.  Our experience has been such that sales returns can be estimated accurately based on feedback within 30 days of customer receipt.

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive income and its components within the financial statements.  Other comprehensive income consists of charges or credits to stockholders’ equity, other than contributions from or distributions to stockholders, excluded from the determination of net income.  Our comprehensive income consists of unrealized gains on available-for-sale securities.

Marketable Securities

We account for our marketable securities under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” which requires certain securities to be categorized as either trading, available-for-sale or held-to-maturity.  Based on our intent to invest in the securities at least through a minimum holding period, our available-for-sale securities are carried at fair value with net unrealized gain or (loss) recorded as a separate component of stockholders’ equity. Held-to-maturity securities are valued at amortized cost.  If a decline in fair value of held-to-maturity securities is determined to be other than temporary, the investment is written down to fair value.

Property, Equipment and Depreciation

Property and Equipment consisted of the following at December 31, 2006:

Furniture and fixtures	$49,004
Computers	155,614
Equipment	6,457
Leasehold improvements	35,600
Total	$246,675
Less: Accumulated depreciation	(219,091)
Net property and equipment	$27,584

Furniture, fixtures, computers and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives of five years.  Leasehold improvements are recorded at cost and amortized over five years.  Depreciation expense for the years ended December 31, 2006 and 2005 was $5,260 and $8,245, respectively.

Cash and Equivalents

We consider cash to be all short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less.

Inventories

Inventories consist primarily of finished product, but at times will include certain raw materials, packaging and labeling materials and are recorded at the lower of cost or market on an average cost basis. We do not process raw materials but rather have third party suppliers formulate, encapsulate and package finished goods.

Stock-Based Compensation

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which requires us to measure the cost of employee services received in exchange for all equity awards granted including stock options based on the fair market value of the award as of the grant date.  SFAS 123R supersedes Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”) and Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”).  We have adopted SFAS 123R using the modified prospective method.  Accordingly, prior period amounts have not been restated.  Under the modified prospective method, stock options awards that are granted, modified or settled after December 31, 2005 will be valued at fair value in accordance with provisions of SFAS 123R and recognized on a straight line basis over the service period of the entire award.

Prior to 2006, we accounted for stock-based compensation in accordance with APB 25 using the intrinsic method, which did not require compensation cost to be recognized for our stock options as all options previously granted had an exercise price equal to the market value of the underlying common stock on the date of the grant.

We did not grant any stock options in the years ended December 31, 2006 and 2005.  Accordingly, no compensation cost has been recognized for the stock options granted to employees in the years ended December 31, 2006 and 2005.  Had compensation cost for our stock options been determined based on the fair value at the grant date, consistent with the provisions of SFAS 123, our net loss and loss per share would have been increased to the pro forma amounts indicated below:

2005
Net Loss - as reported	$(435,224)
Net Loss - pro forma	N/A
Loss per share – as reported	$(0.23)
Loss per share - pro forma	N/A

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for years ended December 31:

	2006	2005
Dividend yield	N/A	N/A
Volatility	N/A	N/A
Risk free interest rate	N/A	N/A
Expected asset life	N/A	N/A

Income Taxes

We account for income taxes under the liability method pursuant to the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”.  Deferred taxes arise from temporary differences, due to differences between accounting methods for tax and financial statement purposes.

Loss Per Share

Net loss per share is calculated using the weighted average number of shares of common stock outstanding during the year.  We have adopted SFAS No. 128, “Earnings Per Share”.

Advertising Expenses

Our advertising primarily consists of print in trade and consumer publications and for promotional expenses relating to certain radio and media placements for certain products.  We expense advertising costs as incurred.  Advertising expense totaled approximately $45,000 and $76,000 for the years ended December 31, 2006 and 2005, respectively, and is included in marketing expenses in the accompanying financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Financial Instruments

Financial instruments consist primarily of cash, accounts receivable, and obligations under accounts payable, accrued expenses and notes payable.  The carrying amounts of cash, accounts receivable, accounts payable, certain notes payable and accrued expenses approximate fair value because of the short term maturity of those instruments.  The fair value of notes payable to related parties could not be determined because of conversion features and the affiliated nature of those instruments.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed

We review our long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.  If such assets were considered to be impaired, the impairment to be recognized would be measured by the amount by which the carrying amount of the assets exceeds the fair market value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

We evaluate the recoverability of property and equipment and intangibles not held for sale by comparing the carrying amount of the asset or group of assets against the estimated undiscounted future net cash flows expected to result from the use of the asset or group of assets. If the undiscounted estimated cash flows are less than the carrying value of the asset or group of assets being reviewed, an impairment loss would be recorded.  The loss would be measured based on the estimated fair value of the asset or group of assets compared to cost.  The estimated fair value would be based on the best information available under the circumstances, including prices for similar assets and the results of valuation techniques, including the present value of expected future cash flows using a discount rate commensurate with the risks involved.  Our long-lived assets were tested for impairment at December 31, 2006 and no impairment was found.

Recently Issued Accounting Standards

In June 2006, FASB issued FIN No. 48, “Accounting for Uncertainty Taxes”.  The interpretation applies to all tax positions related to income taxes subject to FASB Statement No. 109, “Accounting for Income Taxes”.  FIN No. 48 clarifies the accounting for uncertainty in income taxes by prescribing a minimum recognition threshold in determining if a tax position should be reflected in the financial statements.  Only tax positions that meet the “more likely than not” recognition threshold may be recognized.  The interpretation also provides guidance on classification, interest and penalties, accounting in interim periods, disclosure, and transition requirements for uncertain tax positions.  FIN No. 48 will be effective for our fiscal year ending December 31, 2007.  We are currently evaluating the impact FIN No. 48 will have on our financial condition and results of operations.  We do not presently believe that there are material tax positions that would result in a material impact upon implementation of FIN No. 48.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”.  This standard establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 applies to fair value measurements already required or permitted by existing standards.  SFAS No. 157 will be effective for our fiscal year ending December 31, 2008.  We are currently evaluating the requirements of SFAS No. 157 and have not yet determined the impact on our financial condition and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans – an amendment of FASB Statement No. 87, 88, 106 and 132R”.  This pronouncement requires an employer to make certain recognitions, measurements, and disclosures regarding defined benefit postretirement plans.  We do not have any defined benefit postretirement plans and SFAS No. 158 will not have any impact on our financial condition and results of operations.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements in Current Year Financial Statements” (“SAB 108”).  SAB 108 provides guidance on consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment.  SAB 108 is effective for fiscal years ending after November 15, 2006.  The adoption of SAB 108 did not have an impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.  SFAS 159 will be effective for us on January 1, 2008.  We are currently evaluating the impact of adopting SFAS 159 on our financial position, cash flows and results of operations.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts receivable and accounts payable and notes payable approximate fair values due to the short-term maturities of these instruments.  The fair value of capital leases approximates the carrying value of these instruments because the terms are similar to those in the marketplace under which they could be replaced.

RESULTS OF OPERATIONS

The following table sets forth our income statement data as a percentage of net sales for the periods indicated.

	2006	2005
Net sales	100.0	100.0
Cost of sales	52.0	53.9
Gross profit	48.0	46.1
Selling, General and Administrative expenses:
Marketing	22.2	27.0
General and administrative	58.1	60.9
Depreciation and amortization	.5	.7
Other (income) and expense – net	25.2	(6.9)
Loss before income taxes	(58.0)	(35.6)
Income tax provision	-	-
Net (loss)	(58.0)	(35.6)

Comparisons of Year 2006 to 2005

Net sales for the year ended December 31, 2006 were $1,077,929 compared to net sales of $1,224,687 for the year ended December 31, 2005, a decrease of 12.0%.  The decrease in net sales for the twelve-month period is primarily due a decrease in sales to our customers in the U.S. and Canada that resulted from our inability to finance the promotion and marketing of our products for our retail customers.  In addition, since our business is dependent on the introduction of new products, the decrease in sales was also a result of our inability to properly finance the inventory to supply any new products into the marketplace.  During the year ended December 31, 2006, we did generate further business in other existing areas of distribution in the international markets.  As a result, management intends to utilize the cash flows that are generated from any new areas of distribution to finance our needs to promote our existing products and introduce new products in the U.S. and Canada.

Our gross profit margin for the year ended December 31, 2006 was 48.0% compared to 46.2% for the same period last year.  The overall increase of 1.8% in gross profit margin is primarily due to the higher mix of sales during the twelve months ended December 31, 2006 of higher margin products into the U.S. market.  Historically, gross margins may be affected positively or negatively due to the impact of sales volumes in the U.S., Canadian or other international markets.  In general, in any particular quarter, we may experience fluctuations in gross profit due to our utilization of sales discounts that we implement from time to time to introduce new products to our retail customers and distributors in the U.S. and Canada to gain initial and further distribution.  Although offset by the sale of a higher mix of higher margin products in the U.S. market, any sales that we experience in the international markets typically have had lower gross margins as compared to sales into the U.S. and Canada.  Any fluctuations in gross margins that may occur in the U.S. are not, in management’s belief, indicative of our products viability or appeal in the marketplace.  Instead, these discounts and promotions may be necessary from time to time as we continue to penetrate the marketplace and to enable our products to become more widely distributed and well recognized.

Selling, general and administrative expenses for the year ended December 31, 2006 were $870,105 compared to $1,084,461 for the same period last year, a decrease of $214,356, or 19.8%, for the year.  While total variable commission expense decreased as a result of a decrease in sales in the U.S. and Canada for the year, our continued efforts to closely monitor our operational expenditures and attempts to control costs reduced our overall expenses.  As sales grow in the future, we intend to budget our expenditures for certain marketing and selling expenses accordingly.  We may promote our products through print in trade and consumer publications, public relations appearances, radio, television and other advertising mediums as sales increase.  The overall decrease for the year ended December 31, 2006 is due to the aggregate effect of our cost-cutting measures implemented throughout our Company, especially in lieu of our overall decrease in sales which has caused us to seek further efficiencies in our operations in order to minimize expenses and conserve our cash flow.

Interest expense for the year ended December 31, 2006 was $271,744 compared to $151,512 for the same period last year.  Our interest expense was incurred from interest on notes payable to officers, directors and third parties, as well as from our outstanding bank line of credit.

There is no income tax benefit recorded because any potential benefit of the operating loss carryforwards has been equally offset by an increase in the valuation allowance on the deferred income tax asset.

Net loss for the year ended December 31, 2006 was $624,510, or $0.30 per share, compared to a net loss of $435,224, or $0.23 per share, for the same period last year.  Net loss for the year ended December 31, 2005 was offset by a one-time gain on sale of subsidiary of $235,500.  Not taking into account that gain, net loss for the year ended December 31, 2005 was $670,724, or $0.35 per share.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2006, we had $209,360 in current assets of which $67,989, or 32.5%, was cash and receivables. Total current liabilities for the same period totaled $3,234,725.  This represents a ratio of current assets to current liabilities of 0.06 at December 31, 2006.

At December 31, 2006, we had a net working capital deficiency of approximately $3,025,365.  Our need for cash in 2006 was primarily funded through loans and operational cash flow.

We had extended payment terms with certain vendors and have borrowed funds from certain officers and directors.  In addition, certain officers have elected to defer the payment of their salaries or convert their salaries to equity to conserve cash.  These deferred salaries have been accrued.  We intend to pay these loans and deferred salaries in the future when we are able to generate an increased level of cash flows.  While we could attempt to raise additional debt or equity financing to pay such deferred salaries, we have elected to focus our efforts on growing the business with the expectation that future cash flows from operations will generate enough cash to repay these debts.  Furthermore, these officers are actively involved in our day-to-day operations and understand that if we are not able to generate sufficient cash to pay these deferred salaries, they may never get paid.

Hong Kong Trustful Pharmaceutical Company Limited, or HKT, is an affiliated company of Dr. Francis Choi, our former major stockholder and primary holder of our preferred stock.  Prior to the year ended December 31, 2005, we had an arrangement with HKT whereby dividends payable to Dr. Choi were be offset by sale of product to HKT.  On orders from HKT, except for certain designated products, one-third of the sales price was applied against the dividend payable obligation.  These sales were priced at 15% off of the normal list price to HKT.  Revenue was recognized in a manner consistent with other non-affiliate sales, net of the 15% discount.  This process was conducted only when HKT provided a purchase order for products that HKT needed during the normal course of its business.  We believed that the terms of this arrangement were on terms as favorable as could have been obtained from unrelated third parties.

On August 9, 2005, we received a demand letter on behalf of Dr. Choi, for the redemption of his Class E preferred stock.  The redemption amount of this Class E preferred stock was $800,000.  On December 19, 2005, we reached an agreement with Dr. Choi to make an immediate cash payment to Dr. Choi of $350,000 and to pay Dr. Choi an additional $150,000 at the earlier of such time as we (i) achieve a positive stockholders' equity measured as of the last day of each fiscal quarter and as reflected on a balance sheet prepared in accordance with accounting principles generally accepted in the United States or (ii) sell, in one or more related transactions, all or substantially all of our assets or we shall merge with another entity and we shall not be the entity that survives such merger.  Contemporaneous with such payment, Dr. Choi agreed to assign, transfer, convey and deliver to us (1) 40,000  shares of Class E preferred stock, with stated value of $800,000; (2) 281 shares of Class F Preferred Shares, with a stated value of $450,000; and (3) 365,079 shares of common stock in certificated form.  In addition, Dr. Choi agreed not to claim payment for any related dividends or interest.  Furthermore, we agreed with Dr. Choi to a full mutual release of liability from any and all prior claims or obligations.  During the year ended December 31, 2005 and 2006, we experienced a significant decrease in sales to HKT that we believe is due to a slowdown in sales and marketing of our products by HKT’s marketing entity, Healthy International, Ltd.  At this time, we believe that it is doubtful that this relationship will generate any significant amount of sales in the future.  Due to the discontinuance of our stockholder relationship with Dr. Choi, any future sales from HKT will not be offset against dividends payable and revenue will be recognized at the normal list price.  As a result of the Acquisition, the Company achieved a positive net worth as of March 31, 2007, and has since paid the additional $150,000 to Dr. Choi.

On September 19, 2006, we completed a $300,000 private placement of Units (the “2006 Bridge Financing”).  Each Unit consisted of (i) $50,000 principal amount of 10% Senior Convertible Notes (the “Senior Convertible Notes”) and (ii) Warrants to purchase 21,429 shares of our common stock (the “Bridge Warrants”) at a price per share of $0.70, which represents 30% of the principal amount divided by the exercise price.  The Senior Convertible Notes will mature on the earlier of (i) 12 months after initial issuance, (ii) upon the consummation by us of a merger, business combination, sale of all or substantially all of our assets or other change of control or (iii) following the closing of an equity or debt financing in which we receive at least $7,000,000 in gross proceeds (a "Qualified Placement").  The principal amount and accrued interest on the Senior Convertible Notes were convertible, at the option of each investor, into investment in the securities sold in a Qualified Placement, on the same terms and conditions as other investors in the Qualified Placement.  Investors in this offering have customary "piggyback" registration rights, as well as in certain cases the right to demand that we file a single registration statement, in each case with respect to the shares of our common stock issuable upon exercise of the Bridge Warrants.  Registration rights, if any, with respect to any capital stock issuable upon conversion of the Senior Convertible Notes were to be set forth in the terms of the Qualified Placement.  We paid Northeast Securities, Inc., the placement agent for the sales of Units in the 2006 Bridge Financing (the “Placement Agent”), a fee of 10% of the gross proceeds received by us and reimbursed the Placement Agent $15,000 of its expenses.  We used the net proceeds of the private placement for working capital purposes.  The private placement was made to a limited number of “accredited investors” and is believed by us to be exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) or 4(6) thereof and/or Regulation D thereunder.  As of March 30, 2007, the investors converted all of the Senior Convertible Notes into six Units in the 2007 Private Placement described below.

On April 5, 2007, effective March 30, 2007, we acquired, through a newly formed wholly-owned subsidiary, Baywood Acquisition, Inc. (“Baywood Acquisition”), substantially all of the assets, and assumed certain liabilities, of Nutritional Specialties, Inc., d/b/a LifeTime® or LifeTime® Vitamins, a California corporation (“NSI”), for a purchase price of approximately $11,100,000.  As provided in the Asset Purchase Agreement, dated March 30, 2007, among us, Baywood Acquisition, NSI and the stockholders of NSI (the “Asset Purchase Agreement”), the purchase price was payable as to $7,600,000 in cash, $1,100,000 in our common stock valued at $1.00 per share, or 1,100,000 shares, an aggregate of $1,300,000 in promissory notes, consisting of 8% unsecured promissory notes in the aggregate amount of $700,000 (the “8% Notes”) and 8% unsecured convertible promissory notes in the aggregate amount of $600,000 (the “8% Convertible Notes”), assumption of indebtedness of approximately $1,100,000, and five-year warrants to purchase an aggregate of 35,000 shares of our common stock at an exercise price of $1.00 per share (the “Seller Warrants”).  At the direction of NSI, the purchase price was delivered directly to the three shareholders of NSI, in the varying amounts specified by them.  The 8% Notes and the 8% Convertible Notes each will be payable in equal quarterly installments over a two year period, commencing on June 30, 2007, with interest accruing from the date of issuance.  The 8% Convertible Notes are convertible into shares of our common stock at a conversion price of $1.00 per share, subject to adjustment for stock splits, combinations and other similar events.

In connection with the Acquisition, we raised an aggregate of $10,215,000, including (i) $5,215,000 in an offering of Units (the “2007 Private Placement”), with each Unit consisting of 5,000 Preferred Shares, convertible into 62,500 shares of common stock at $0.80 per share, and a five-year Warrant (the “Investor Warrants”) to purchase 12,500 shares of common stock at an exercise price of $0.40 per share (the “Initial Offering”), (ii) the issuance of 10% Notes in an aggregate principal amount of $1,000,000 (the “10% Notes”), (iii) the issuance of a 12% 2007 Bridge Note in the principal amount of $2,000,000 (the “12% Bridge Note”), and (iv) bank financing in an aggregate principal amount of $2,000,000 (the “Bank Financing”), of which $1,500,000 was drawn down as the proceeds of a term loan as of March 30, 2007.  As part of the Initial Offering, $300,000 of our Senior Convertible Notes was converted into an aggregate of six Units.  The purchasers of the 10% Notes were issued warrants to purchase 500,000 shares of common stock at an exercise price of $0.40 per share (the “10% Note Warrants”), and the purchaser of the 12% Bridge Note was issued warrants to purchase 200,000 shares of common stock at an exercise price of $1.00 per share (the “12% Bridge Note Warrants” and, together with the 10% Note Warrants, collectively the “Additional Warrants”).  Following the Initial Offering and until the termination of the 2007 Private Placement effective as of July 16, 2007, we sold an additional 3.7 Units for an aggregate purchase price of $185,000.  The sale of the Units, 10% Notes and 12% Bridge Note was conducted through NES as the exclusive placement agent.  We issued the Placement Agent Warrants to NES as compensation for services as our placement agent in the 2007 Private Placement.

The Units were offered and sold to investors who qualified as “accredited investors” as defined in Rule 501(a) under the Securities Act pursuant to an exemption from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

The Bank Financing was provided by Vineyard Bank N.A., with offices in Orange, California (“Vineyard”), and consisted of a $1,500,000 term loan and a $500,000 revolving line of credit loan to the Company.  The term loan, which was closed as of March 30, 2007, has a three-year maturity with a 10-year amortization, at an interest rate of 9% per annum.  The revolving line of credit loan has a two-year maturity at an interest rate equal to the prime rate plus 1%, fully floating, payable interest only until maturity, and requires one consecutive 30-day period each year when no revolving line of credit debt is outstanding.  Both loans are secured by a first priority security interest in all business assets of the Company.  Both loans contain financial covenants, including cash flow coverage and leverage ratios.

On July 12, 2007, the Company repaid the 12% Bridge Note from the proceeds of the Refinancing from Vineyard, consisting of a $2,000,000 term loan having a two-year maturity, at an interest rate equal to the prime rate plus 2 percent.  The Refinancing is secured by the same collateral and contains substantially the same terms and conditions as the Bank Financing.  Repayment of the Refinancing has been guaranteed by O. Lee Tawes, III, an affiliate of the Placement Agent and a member of the Board.

We currently generate positive cash flows.  We will require increasing cash flows to finance our needs for inventory to successfully build the distribution of our products into the marketplace, and we expect that our operations will be sufficient to support our cash needs.

We believe that our needs for capital over the next 12 to 24 months will be minimized if we are able to experience increases in sales via the introduction of new products, support our inventory needs and adequately support the promotion of our products in the marketplace.  Since our existing operations are capable of absorbing growth without any further operational expense, any increases in sales will allow us to lessen our needs for long-term capital.  However, as we expand our product lines more rapidly and attempt to implement more aggressive advertising programs that require further investments of capital, we will need to raise the necessary capital for this at that time.  Since management has no immediate plans for aggressive product expansion and advertising promotion, the amount and nature of how we would raise any necessary funds cannot be determined at this time.

GOING CONCERN

Our financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  As reflected in the financial statements accompanying the registration statement of which this prospectus forms a part, we had a working capital deficiency of $3,025,365 at December 31, 2006.  We have had material operating losses and have had to rely on borrowings from officers, directors and other third parties to meet operating obligations.  We have not yet created positive cash flows and our ability to generate profitable operations is uncertain.  These factors raise substantial doubt about our ability to continue as a going concern.  We intend to integrate our newly acquired subsidiary over the next several months and generate positive cash flow from profitable operations.  However, we cannot provide any assurance that profits from operations will generate sufficient cash flow to meet our working capital deficiency.

RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTH PERIODS ENDING SEPTEMBER 30, 2007 AND 2006

Net sales for the three and nine months ended September 30, 2007 were $3,214,465 and $6,627,148, respectively, compared to $205,331 and $900,026, respectively, for the same periods last year, an increase of $3,009,134, or 1465%, and $5,727,122, or 636%, for the three and nine months respectively.  The increase in net sales for the three month period is attributable to our acquisition of Nutritional Specialties, Inc., d/b/a LifeTime®  on April 5, 2007, effective March 30, 2007.  Our results for the three month period ended September 30, 2007 reflect the consolidation of LifeTime for that three month period as a wholly-owned subsidiary.  Our results for the nine months ended September 30, 2007 reflect the consolidation of LifeTime as a wholly-owned subsidiary as of the effective date of the acquisition, or March 30, 2007, and do not reflect activity from LifeTime prior to that date.

Our cost of goods sold for the three and nine month periods ended September 30, 2007 was 58.5% and 58.4%, respectively, compared to 52.9% and 53.7%, respectively, for the same periods last year.  The overall increase of 4.7% is primarily due to the effects of the change in mix of sales of products of LifeTime as a larger percentage of total sales on a consolidated basis compared to sales of our existing products in previous quarters.  Furthermore, in any particular period, LifeTime may utilize sales discounts to expand existing products or introduce new products to our retail customers which also may cause gross margins to fluctuate.  We believe certain of these discounts and promotions may be necessary from time to time as we continue to penetrate the marketplace and to enable our products to become more widely distributed and well recognized.

Selling, general and administrative expenses for the three and nine month periods ended September 30, 2007 were $1,187,345 and $2,375,865, respectively, compared to $226,569 and $682,718, respectively, for the same periods last year, an increase of $960,776, or 424%, and $1,693,147, or 248% for the three and nine months respectively.  Our selling, general and administrative expenses for the three month period ended September 30, 2007 reflect the consolidation of LifeTime for that three month period as a wholly-owned subsidiary and an increase in marketing related expenses.  Our results for the nine months ended September 30, 2007 reflect the consolidation of LifeTime as a wholly-owned subsidiary as of the effective date of the acquisition, or March 30, 2007, and do not reflect activity from LifeTime prior to that date.  As sales grow in the future, we intend to budget our expenditures for certain marketing and selling expenses accordingly.  We may promote our products through print in trade and consumer publications, public relations appearances, radio, television and other advertising mediums as sales increase.  We expect that we will continue to seek further operational efficiencies and monitor our cash flow, even as we implement marketing and sales initiatives and grow our business.

Total other expense for the three and nine months ended September 30, 2007 was $346,390 and $1,268,943, compared to $47,828 and $123,207 for the same period last year, an increase of $298,562 and $1,145,736 for the three and nine months, respectively.  Our interest expense was incurred from interest on notes payable in conjunction with our acquisition and related financing, to certain officers and directors, as well as from our outstanding bank lines of credit.  The increase in other expenses in the three and nine month period is due to certain acquisition and financing related charges of $901,137. There is no income tax benefit recorded because any potential benefit of the operating loss carry forwards has been equally offset by an increase in the valuation allowance on the deferred income tax asset.

Net loss for the three and nine months ended September 30, 2007 was $(202,644), or $(0.03) per share, and $(892,840) or $(0.22) per share, respectively, as compared to $(179,003), or less than $(0.08) per share, and $(393,388), or less than $(0.19) per share, respectively, for the same periods last year, in all cases after giving effect to the Reverse Split.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2007, we had $3,624,901 in current assets of which $2,204,911, or 60.8%, was cash and receivables.  Total current liabilities for the same period totaled $4,080,216.  At September 30, 2007, net cash used by operations was approximately $90,842.  Our needs for cash during the three month period ended September 30, 2007 were funded through operational cash flows.

On September 19, 2006, we completed a $300,000 private placement of Units (the “2006 Bridge Financing”).  Each Unit consisted of (i) $50,000 principal amount of 10% Senior Convertible Notes (the “Senior Convertible Notes”) and (ii) Warrants to purchase 21,429 shares of our common stock (the “Bridge Warrants”) at a price per share of $0.70, which represents 30% of the principal amount divided by the exercise price.  The Senior Convertible Notes will mature on the earlier of (i) 12 months after initial issuance, (ii) upon the consummation by us of a merger, business combination, sale of all or substantially all of our assets or other change of control or (iii) following the closing of an equity or debt financing in which we receive at least $7,000,000 in gross proceeds (a "Qualified Placement").  The principal amount and accrued interest on the Senior Convertible Notes were convertible, at the option of each investor, into investment in the securities sold in a Qualified Placement, on the same terms and conditions as other investors in the Qualified Placement.  Investors in this Offering have customary "piggyback" registration rights, as well as in certain cases the right to demand that we file a single registration statement, in each case with respect to the shares of our common stock issuable upon exercise of the Bridge Warrants.  Registration rights, if any, with respect to any capital stock issuable upon conversion of the Senior Convertible Notes were to be set forth in the terms of the Qualified Placement.  We paid Northeast Securities, Inc., the placement agent for the sales of Units in the 2006 Bridge Financing (the “Placement Agent”), a fee of 10% of the gross proceeds received by us and reimbursed the Placement Agent $15,000 of its expenses.  We used the net proceeds of the private placement for working capital purposes.  The private placement was made to a limited number of “accredited investors” and is believed by us to be exempt from registration under the Securities Act  of 1933, as amended, pursuant to Section 4(2) thereof and/or Regulation D thereunder.  As of March 30, 2007, the investors converted all of the Senior Convertible Notes into six Units in the 2007 Private Placement described below.

REGISTRATION PENALTIES

The Company has an obligation under the 2007 Registration Rights Agreement with respect to its Preferred Stock and Registered Warrants and our common stock underlying the Preferred Stock and Registered Warrants to pay penalties of up to $42,000 per month, up to maximum of $420,000 if the registration statement which includes this prospectus is not filed with the SEC by May 27, 2007 or is not declared effective within 150 days of the original issuance of the Preferred Stock and Registered Warrants (August 27, 2007).  Accordingly, the penalty incurred to date in the approximate amount of $294,000 will be recorded as a liability in the fiscal quarter ending December 31, 2007.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk for changes in interest rates as its revolving credit bank borrowings accrue interest at a floating rate of 1% over the Prime Lending Rate (currently at 8.75% per annum).  We believe that changes in interest rates shall not have a material effect on its liquidity, financial condition or results of operations.

IMPACT OF INFLATION

Management believes that results of operations are not dependent upon moderate changes in inflation rates as it expects to be able to pass along wholesale price increases to our customers.

SEASONALITY

We do not generally experience seasonality in our business.

BUSINESS

GENERAL

We are a nutraceutical company specializing in the development, marketing and distribution of our own proprietary brands under the names Baywood PURECHOICE®, Baywood SOLUTIONS®, Baywood EVOLUTION™, Complete La Femme® and LifeTime®.  We distribute our products through independent and chain health food stores, pharmacies, grocery stores, and other direct-to-consumer channels both internationally and domestically.

HISTORY

We incorporated as Baywood Financial, Inc. in Nevada on June 13, 1986.  In March 1992, we changed our name to Baywood International, Inc.  Between 1992 and 1998, we directed most of our sales efforts to international markets and established either distribution or registration of our products in certain Pacific Rim and European countries.  Prior to 1998, we relied on the distribution of one main product to one major customer in China.  In March 1998, due to governmental restrictions in China, this customer discontinued its purchases, which caused a dramatic decrease in our sales in 1998.

Throughout 1998 and the first six months of 1999, we completely revamped our corporate strategy to focus on the development of our own proprietary brand lines to be distributed in the North American retail marketplace and internationally through designated distributors.  As a result, we transformed our business with a new marketing image, product lines, marketing campaign, and distribution channels.  Through 2006, we focused on strengthening the brand awareness and sales of our product lines, Baywood PURECHOICE®, Baywood SOLUTIONS®, Baywood EVOLUTION™ and Complete La Femme® and any other branded lines we choose to develop in North America and internationally through designated distributors.  Where we had experienced a high concentration of sales with one major customer in the international market up through 1998, our domestic marketing strategies have now diversified our sales to thousands of customers in the retail health food market.

On September 13, 2001, we formed EpiPharma, Inc. as a subsidiary, to develop and produce complex nutraceuticals and other novel technologies for therapeutic applications.  Our objective was to utilize EpiPharma as a vehicle to pursue the acquisition and investment in other novel, cutting-edge technologies and companies in the healthcare field.  In August 2005, EpiPharma entered into a letter of intent to merge with Strategic Healthcare Systems, Inc., a healthcare management company.  On December 29, 2005, EpiPharma entered into a definitive Securities Purchase Agreement and Plan of Reorganization with Strategic Healthcare Systems whereby Strategic Healthcare Systems and the stockholders of Strategic Healthcare Systems sold, and EpiPharma purchased, all of the outstanding shares of capital stock of Strategic Healthcare Systems, in exchange for an aggregate of 95,000,000 shares of EpiPharma’s common stock held by us.  In connection with this agreement, we retained 1,500,000 shares of EpiPharma’s common stock and received 500,000 shares of EpiPharma’s Series A Preferred Stock, par value $1.00 per share.  In addition we received cash of $200,000.  The combination of cash and shares received under this agreement resulted in a gain on sale of subsidiary in our financial statements.  Furthermore, Neil Reithinger, our President, Chief Executive Officer and Acting Chief Financial Officer, resigned all of his positions as an officer of EpiPharma, including, without limitation, his position as President and Karl Rullich, our Vice President, resigned all of his positions as an officer and director of EpiPharma, including his positions as Vice President, Secretary and Treasurer.  Concurrently with Mr. Reithinger’s and Mr. Rullich’s resignations of their positions within EpiPharma, the existing management of Strategic Healthcare Systems assumed control of the management of EpiPharma.  On March 9, 2006, EpiPharma changed its name from EpiPharma, Inc. to Strategic Healthcare Systems, Inc.

On September 19, 2006, we completed the 2006 Bridge Financing.  Each Unit consisted of (i) $50,000 principal amount of Senior Convertible Notes and (ii) Bridge Warrants to purchase 21,429 shares of our common stock at a price per share of $0.70, which represents 30% of the principal amount divided by the exercise price.  The Senior Convertible Notes will mature on the earlier of (a) 12 months after initial issuance, (b) upon the consummation by us of a merger, business combination, sale of all or substantially all of our assets or other change of control or (c) following the closing of a Qualified Placement.  The principal amount and accrued interest on the Senior Convertible Notes were convertible, at the option of each investor, into the securities sold in a Qualified Placement, on the same terms and conditions as other investors in the Qualified Placement.  Investors in the 2006 Bridge Financing have customary "piggyback" registration rights, as well as in certain cases the right to demand that we file a single registration statement, in each case with respect to the shares of our common stock issuable upon exercise of the Bridge Warrants.  Registration rights, if any, with respect to any capital stock issuable upon conversion of the Senior Convertible Notes were to be set forth in the terms of the Qualified Placement.  We used the net proceeds of the 2006 Bridge Financing for working capital purposes.  As of March 30, 2007, the investors converted all of the Senior Convertible Notes into six Units in the 2007 Private Placement, and the Company paid all accrued interest in cash in the aggregate amount of $16,832.

On April 5, 2007, effective March 30, 2007, we acquired, through Baywood Acquisition, substantially all of the assets, and assumed certain liabilities, of NSI, for a purchase price of approximately $11,100,000. As provided in the Asset Purchase Agreement, the purchase price was payable as to $7,600,000 in cash, $1,100,000 in our common stock (valued at $1.00 per share, or 1,100,000 shares), an aggregate of $1,300,000 in promissory notes of the Company, consisting of the 8% Notes in the aggregate amount of $700,000 and the 8% Convertible Notes in the aggregate amount of $600,000, assumption of indebtedness of approximately $1,100,000, and the Seller Warrants.

In connection with the Acquisition, we raised an aggregate of $10,215,000, including (i) $5,215,000 in the 2007 Private Placement, with each Unit consisting of 5,000 Preferred Shares, convertible into 62,500 shares of common stock at $0.80 per share, and the Investor Warrants to purchase 12,500 shares of common stock at an exercise price of $0.40 per share, (ii) the issuance of the 10% Notes in an aggregate principal amount of $1,000,000, (iii) the issuance of the 12% Bridge Note in the principal amount of $2,000,000, and (iv) the Bank Financing in an aggregate principal amount of $2,000,000.  As part of the Initial Offering, $300,000 of our Senior Convertible Notes was converted into an aggregate of six Units.  The purchasers of the 10% Notes were issued the 10% Note Warrants to purchase an aggregate of 500,000 shares of common stock, at an exercise price of $0.40 per share, and the purchaser of the 12% Bridge Note was issued the 12% Bridge Note Warrants to purchase 100,000 shares of common stock at an exercise price of $1.00 per share.  Following the Initial Offering and until the termination of the 2007 Private Placement effective as of July 16, 2007, we sold an additional 3.7 Units for an aggregate purchase price of $185,000.  The sale of the Units, 10% Notes and 12% Bridge Note was conducted through NES as the exclusive placement agent.

The 10% Note (i) bears interest at the rate of 10% per annum, payable monthly in arrears, commencing April 30, 2007, (ii) is payable as to $500,000 of principal on February 28, 2008 and as to the balance, if not paid by the Company by February 28, 2009, will become a demand note from and after such date, (iii) is subject to prepayment by the Company without premium or penalty, but with accrued interest, after March 1, 2008, or at any time upon the closing of any offering of equity securities of the Company after the 2007 Private Placement for aggregate gross proceeds of at least $4,000,000, (iv) is subject to mandatory prepayment at the option of the holder upon the occurrence of a sale of the business or other change of control, as defined in the 10% Note, (v) is entitled to the same registration rights for the 10% Note Warrants and the Common Stock issuable upon exercise thereof as are being granted to investors in the 2007 Private Placement, and (vi) is subordinated to the prior payment of the indebtedness incurred in the Bank Financing, except that scheduled principal and interest payments may be made so long as the Bank Financing is not in default.

The 12% Bridge Note (i) bears interest at the rate of 12% per annum, payable at maturity, (ii) is payable 90 days after the date of issuance, (iii) is subject to a late charge of 5% of any amount not paid within 15 days of the due date; (iv) is entitled to the same registration rights for the 12% Bridge Note Warrants and the Common Stock issuable upon exercise thereof as are being granted to investors in the 2007 Private Placement, and (v) is subordinated to the prior payment of the indebtedness incurred in the Bank Financing, except that scheduled principal and interest payments may be made so long as the Bank Financing is not in default.  Payment of principal and interest on the 12% 2007 Bridge Note has been unconditionally guaranteed by O. Lee Tawes, III, an affiliate of the Placement Agent and a member of the Board.

The Bank Financing was provided by Vineyard, and consisted of a $1,500,000 term loan and a $500,000 revolving line of credit loan to the Company.   The term loan, which was closed as of March 30, 2007, has a three-year maturity with a 10-year amortization, at an interest rate of 9% per annum.  The revolving line of credit loan has a two-year maturity at an interest rate equal to the prime rate plus 1%, fully floating, payable interest only until maturity, and requires one consecutive 30-day period each year when no revolving line of credit debt is outstanding.  Both loans are secured by a first priority security interest in all business assets of the Company.  Both loans contain financial covenants, including cash flow coverage and leverage ratios.

On July 12, 2007, the Company repaid the 12% Bridge Note from the proceeds of the Refinancing from Vineyard, consisting of a $2,000,000 term loan having a two-year maturity, at an interest rate equal to the prime rate plus 2%.  The Refinancing is secured by the same collateral and contains substantially the same terms and conditions as the Bank Financing.  Repayment of the Refinancing has been guaranteed by O. Lee Tawes, III.

The purchasers of the 10% Notes were O. Lee Tawes, III, and his designee.  Mr. Tawes, Mr. David Tsiang, a member of the Board and the Managing Director of Investment Banking of the Placement Agent, NES and other affiliates or employees of the Placement Agent also purchased an aggregate of $1,160,000 of Units in the 2007 Private Placement.  Other affiliates or employees of the Placement Agent also purchased an aggregate of four Units in the 2006 Bridge Financing.  None of our Securities that are held by affiliates of Baywood or the Placement Agent are included in this Offering.  See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS”.

After giving effect to the Charter Amendment and the Reverse Split, we have 500,000,000 shares of common stock authorized and a total of 19,612,742 fully diluted shares of common stock outstanding.

We have caused Baywood Acquisition to change its name to Nutritional Specialties, Inc., d/b/a LifeTime® (“LifeTime”) and we are operating LifeTime as a separate subsidiary, based at its current location in Orange, California.  Mr. Pinkowski, formerly the President of NSI, is now a Vice President of the Company and the President of LifeTime.

Our principal executive offices are located at 14950 North 83rd Place, Suite 1, Scottsdale, Arizona 85260. Our telephone number is (480) 951-3956 and our web address is www.bywd.com.  We do not intend for the content of our website to be incorporated into this prospectus.

COMPANY OBJECTIVE AND MISSION

We develop and market nutraceutical products under the brands Lifetime and Baywood. Combined we offer over 370 products, including varying strengths and sizes of certain items.  The products include single ingredient items as well as multi-ingredient formulas.  Many of our formulas utilize scientifically-supported ingredients which target specific health conditions.  Through active involvement in the trends that affect consumers, we focus on building brand identity for each of the types of products and product lines we develop.  We believe our potential for growth involves the continued development of niche products that can be marketed and sold to our existing and new retail channels in North America and through existing and newly designated distributors internationally.  Retail channels include independent and chain health food stores, pharmacies, grocery and drug chains and other direct-to-consumer retailers.  We strive to achieve our objective by identifying products with favorable demographic appeal while being supported by scientifically-supported ingredients, quickly modifying products and promotions in response to changing consumer demands, and developing creative and cost-effective marketing and advertising programs specifically designed to support existing customers and attract new customers.  Our sales force provides timely feedback from the retail channels on the ever-changing consumer demands.

OUR PRODUCTS

The Baywood brand consists of four nutraceutical brand lines, Baywood SOLUTIONS®, Baywood PURECHOICE®, Complete La Femme® and Baywood EVOLUTION™.  As of May 31, 2007, we had 21 distinct products in the Baywood brand.

PRODUCT NAME	FUNCTION
Original Snore Formula	Relief of Snoring
Original Allergy Formula	Relief of Allergies
CellXcite™	Immune Support & Antioxidant
Ultra Cranberry Extract™	Supports Urinary Tract Health
C-2 Relief	Cox-2 Inhibitor (All Natural Pain Relief)
Fat Eliminator™	Weight Loss (Fat Blocker)
Carb Eliminator™	Weight Loss (Carbohydrate Blocker)
Maximum Strength Carb Eliminator™	Weight Loss (Carbohydrate Blocker)
Super Joints™	Joint and Connective Tissue Support
Magnesium FIZZ™	Effervescent Magnesium Drink (Calming)
Cal-Mag FIZZ™	Effervescent Calcium and Magnesium Drink
Beta-s™	Healthy Cholesterol Maintenance
Natto-Z™	Fibrinolytic Enzyme that Supports Cardiovascular Health and Circulation
Relora®	Natural Relief for Stress and Anxiety
SAMe	Joint and Emotional Health
Vein Support Formula	Vein Tonicity and Capillary Resistance
Breast & Balance™	Hormone Balancing, PMS Support and Breast Enhancement
Breast & Balance™ Lotion	Topical Hormone Balancing, PMS Support and Breast Enhancement
Lip Maximizing Formula	Lip Enhancement and Furrow Reduction
Complete Manicure™	At-Home Manicure
Metabolic Burn Tropin-EF™	Ephedra-Free Fat Burner and Metabolic Support

The LifeTime® brand consists of a wide range of products covering substantially all categories of nutraceutical products.  The categories include:

Category	Number of items
A Vitamins	8
B Vitamins	24
C Vitamins	18
E Vitamins / Essential Oils	18
Multiples	33
Minerals	43
Acidophilus and Digestive Aids	26
Protein and Yeast	10
Green Food Supplements	10
Special Nutritional Products	87
Sports Nutrition	14
Amino Acids	11
Aloe Vera	7
Specialty Paks	1
Diet Supplements	9
Herbals	8
Kids Supplements	3
Special Brands	7
Collagen Beauty Products	6
Natural Sources (Homeopathics and fruit concentrates)	12

We intend to develop other new products within these lines in the future.  We believe that there may be products that are developed outside of these lines that need their own separate identity.  We can provide no assurance as to the continued viability of any current products within the marketplace or the expected marketability of any future products that we may develop or acquire.

In December 2007 we entered into an agreement with John “Bradshaw” Layfield, former World Wrestling Entertainment star, to create and distribute specialty beverages nationwide. We launched our first product in January 2008.

INTERNATIONAL SALES

We sell some of our brands in Canada, Croatia, Turkey, England, Dubai, Holland, Sweden, Portugal and certain parts of Asia.  Sales in these countries are conducted through distributors who service various retail outlets in their respective territories.

RESEARCH AND DEVELOPMENT

We do not operate any laboratory facilities to develop our products.  Instead, we develop our products by identifying scientifically-supported ingredients that have broad therapeutic or other health-related benefits.  Our research and development efforts in deciding on any particular ingredient to include in any particular formula for any new product primarily involve review of scientific literature, active participation in industry trade shows and seminars on new ingredients, gathering information through our relationships with our existing suppliers and ongoing feedback from our sales and marketing personnel on current and future product trends.  We include these ingredients into single-ingredient products or complex formulas that combine other natural-based ingredients and then position these finished formulas for sale into our existing brand lines.

MANUFACTURING AND QUALITY CONTROL

For all of our products, we use third-party manufacturers who manufacture and package our products according to formulas and packaging guidelines that we dictate.  In order to minimize costs, we may elect to purchase raw or bulk materials directly from our suppliers and have them shipped to our manufacturers so that we may incur only tableting, encapsulating and/or packaging costs and avoid the additional costs associated with purchasing the finished product.

We are dependent on certain third-party manufacturers, although we believe that other contract manufacturers could be quickly secured if any of our current manufacturers cease to perform adequately.  As of August 31, 2007, we utilized nine different contract manufacturers, including two manufacturers owned or controlled by Charles Ung and M. Amirul Karim, respectively, stockholders of NSI, pursuant to agreements which obligate LifeTime to buy specified products from these companies for an initial three year period, subject to two annual renewal terms, so long as pricing and other terms are competitive with those of other manufacturers.  For the period ended August 31, 2007, we purchased 42.6% of our finished goods from two manufacturers.

We have not experienced any material adverse effect on our business as a result of shortages of raw materials or packaging materials used in the manufacture of our products.  An unexpected interruption or a shortage in supply could adversely affect our business derived from these products.  We are not substantially dependent on any raw material supplier or packaging supplier since alternative sources of materials, with equal quality, could be quickly obtained if any of our current suppliers cease to supply us adequately.

We rely on our contract manufacturers to maintain the quality of product components as new products are assessed and developed.  As we evaluate the needs for certain products within existing or new markets, we develop the most effective formulas and rely on our third party suppliers to provide certain raw materials and our manufacturers to manufacture the product.  Products are then sampled and tested for final approval and packaging.  To monitor the quality of the raw materials that the suppliers provide and the products that the third-party manufacturers produce, we randomly test our products through independent labs to ensure potency.  In addition, we select those manufacturers who themselves adhere to high standards of good manufacturing practices.

DISTRIBUTION

Our product lines are marketed and distributed through independent and chain health food stores, pharmacies, grocery and drug chains and other direct-to-consumer retailers both internationally and in the United States.  As of August 31, 2007, we estimate that we have penetrated less than 25% of health food retail channels in the United States alone.  Our products reach the retail channels in the United States and Canada either through distributors or through direct shipments from us.  Outside of the United States and Canada, our products are sold through relationships with designated distributors.

We generally maintain sufficient inventories to meet customer orders as received.  From time to time, we experience back orders that result from variations in demand for products outside of our control or expectations.  As of August 31, 2007, we had no significant customer backlog.

We do not generally experience wide variances in the amount of inventory we maintain.  We guarantee efficacy on all of our products.  In certain circumstances and in an effort to support our retail channels, we allow our customers to return unsold merchandise if it does not turnover in a timely manner.  We estimate returns based on historical experience and record an allowance for product returns and uncollectible accounts receivable.  Historically, returns have been immaterial, and we did not record an allowance for product returns or for uncollectible accounts at June 30, 2007.

COMPETITION

The market for nutraceuticals is highly competitive.  Numerous manufacturers and distributors compete with us for customers throughout the United States, Canada and internationally in the packaged nutritional supplement industry selling products to retailers such as mass merchandisers, drug store chains, independent pharmacies and health food stores.  Many of our competitors are substantially larger and more experienced than us, have longer operating histories and have materially greater financial and other resources than us.  We may not be able to successfully compete with them in the marketplace.

Our principal competition in the health food store distribution channel comes from a limited number of large nationally known manufacturers and many smaller manufacturers of dietary supplements.  Since we do not market our products into mass-market distribution channels, we do not face direct competition from broad line manufacturers and major private label manufacturers and other companies.  However, we face indirect competition from mass-market distribution channels to the extent that consumers may choose to forgo their purchases of certain dietary supplements in the health food store distribution channels based on price and availability.  In addition, we compete with several large pharmaceutical companies.  Our main competitors include, but are not limited to, Rainbow Light, New Chapter, Schiff, Solgar, Nature’s Way, Solaray, Natrol, Source Naturals, Enzymatic Therapy, Now Foods, Natural Factors, Blue Bonnet, Pioneer Nutritionals, Nature’s Plus, Olympian Labs, Garden of Life, Pure Essence Labs and Nutricology.  We also face competition in the health food store distribution channels from private label dietary supplements offered by health and natural food store chains.

We believe that we compete favorably with other nutritional supplement companies because of the quality of our products, our ability to timely introduce new products and our customer service.  In addition, we focus on distinguishing our products from our competitors by offering more unique combinations of ingredients that have scientific support, but are either under-utilized or under-recognized in our industry.

MARKETING

The nutritional supplement business is characterized by trends in which consumers favor certain products while other products fall out of favor.  This presents a challenge to us of introducing new products which can replace business lost from products for which consumer demand is waning.  As a result, we are continually researching new products.  Developing a single new product can be a time-consuming effort depending upon the complexity of the product and the amount of research that must be dedicated to validate the product concept.  We have historically focused on introducing very niche products with complex formulas that are not easily duplicated by our competition.  Product introductions do not come without risk as certain product introductions may not be successful with consumers in the marketplace.

The competition for shelf space at retailers is intense.  We have ongoing discussions with our retail customers with regard to the allocation of shelf space and the level of promotional support for our products.  Our sales staff provides a high level of service to build a high level of loyalty with our retail customers. Retailers look to us for promotional support of our products in order to maximize sales.  We look to retailers for advantageous placement of our products and promotion of our products in promotional media such as newspaper advertisements.  Additionally, we often provide product displays for our products to retailers as a marketing aid to help them display and sell our products.  The cost of promotions and marketing support to retailers can be very high and we must continually review our promotional efforts to ensure that they are cost effective.

TRADEMARKS AND PATENTS

We regard our trademarks, copyrights, domain names, trade dress, trade secrets, proprietary technologies, and similar intellectual property as important to our success, and we rely on trademark and copyright law, trade-secret protection, and confidentiality and/or license agreements with our employees, customers, partners, and others to protect our proprietary rights.  We have licensed in the past, and expect that we may license in the future, certain proprietary rights, technologies or copyrighted materials, from third parties and we rely on those third parties to defend their proprietary rights, copyrights and technologies.

From time to time, we register our principal brand names in the United States and certain foreign countries.  Our material trademarks include the Baywood PURECHOICE®, Baywood SOLUTIONS® and Complete La Femme® and LifeTime® brands. We currently own these brand names as registered trademarks and substantially all of our net sales were from products bearing these brands.  Sometimes, however, the names used to describe some of our products are either too generic or commonplace to register.  One example is S-Adenosyl-Methionine, or SAMe, which is the name of the raw material in the product and can be used by other companies in the industry.  The steps we take to protect our proprietary rights in our brand names may not be adequate to prevent the misappropriation of our brand names in the United States or abroad.  Existing trademark laws afford only limited practical protection for our product lines.  The laws and the level of enforcement of such laws in certain foreign countries where we market our products often do not protect our proprietary rights in our products to the same extent as the laws of the United States.  Because of the rapid pace of the natural product industry's development, we believe that the legal protection for our product is less significant to our success than the knowledge, technical expertise and marketing skills of our personnel, the frequency of product expansion and pace of market penetration.

Additionally, we license directly or indirectly through our contract manufacturers certain intellectual property from third parties.  One example is Phase 2™, which is the primary ingredient in our Carb Eliminator™ and Maximum Strength Carb Eliminator™ and is the trademark of our supplier.  We license this product non-exclusively from a raw material supplier, Pharmachem Labs, thereby being able to utilize the supplier’s recognized tradename and scientific data.  The sales of certain of our products rely on our ability to maintain these licensing arrangements.  If we lose the right to use these licenses, our business could be adversely affected.  We believe we are currently in compliance with all of the requirements of our license arrangements.  Currently, we are required to pay a royalty per unit to the owner of the patent under which we sell two of our products, Baywood Original Snore Formula™ and Baywood Original Allergy Formula™.  There is no other annual license or other fees that we are required to pay under these license arrangements, except that we can only use the supplier’s trademark if we purchase the ingredient directly from them.

GOVERNMENT REGULATION

Our advertising claims are subject to the jurisdiction of the Federal Trade Commission, or FTC, as well as the Food and Drug Administration, or FDA.  In both cases, we are required to obtain scientific data to support any advertising or labeling health claims we make concerning our products, although no pre-clearance or filing is required to be made with either agency.

Our products and our business operations may at any time be subject to regulation by one or more federal agencies.  The FDA in particular is primarily responsible for regulation of the labeling, manufacture and sale of nutritional supplements, which the FDA believes to be unapproved drugs or food additives rather than food supplements.  These products are primarily regulated by the FDA under the auspices of the Federal Food, Drug and Cosmetic Act, or FFDCA.  Under the FFDCA, most dietary supplements are currently regulated as foods, which require no approval from the FDA prior to marketing.  Therefore, the regulation of dietary supplements is far less restrictive than that imposed upon manufacturers and distributors of prescription drugs.  Dietary supplements, however, must be labeled correctly to avoid being misbranded under the FFDCA.  Health claims made by nutritional supplement companies with respect to their product are specifically regulated by the FDA.  If such products make unapproved health claims, the FDA may consider them as unapproved drugs, which require approval by the FDA prior to marketing.

The Dietary Supplement Health and Education Act of 1994, or DSHEA, was enacted on October 25, 1994.  DSHEA amends the FFDCA by defining dietary supplements, which include vitamins, mineral, nutritional supplements, herbs and botanicals, as a new category of food separate from conventional food. DSHEA provides a regulatory framework to ensure safe, quality dietary supplements and to foster the dissemination of accurate information about such products.  Under DSHEA, the FDA is generally prohibited from regulating dietary supplements as food additives or as drugs unless product claims, such as claims that a product may diagnose, mitigate, cure or prevent an illness, disease or malady, permit the FDA to attach drug status to a product.

To the extent we establish our own manufacturing facilities in the future and produce products deemed by the FDA now or in the future to be a food or dietary supplement, the operation of our manufacturing facilities will be subject to regulation by the FDA in compliance with good manufacturing practices just as our third party manufacturers currently are subjected to.  Although we do not anticipate any difficulties in complying with good manufacturing practices, any such difficulties that are encountered at such a time could have a material adverse effect on our financial condition and results of operations.

The regulations prohibit the use of any health claim on a dietary supplement unless the health claim is supported by a significant scientific agreement and is pre-approved by the FDA.  Accordingly, most dietary supplements will be precluded from bearing most health claims.  The FDA regulations do not at present limit consumer access to dietary supplements, unless such products present safety concerns.  We cannot determine at this time whether the new regulations will have any adverse effect on our operations.

Overseas, registration may be mandatory in certain countries prior to distribution.  This process may take from several months to over a year.  At any one time, we may have several products awaiting approval for registration and eventual distribution.  We can provide no assurance as to the timing of such approvals or that, once such approvals are obtained, we will be able to successfully market and distribute any product.

We believe we are currently in compliance with each of these laws, rules and regulations and we believe we have not had any incidence of noncompliance over the past three years.

EMPLOYEES

At September 30, 2007, we had 30 full-time employees, including 21 employees of LifeTime.  None of our employees are represented by a collective bargaining arrangement and we believe our relations with employees are good.  We have 25 sales representatives in the U.S. who are independent contractors and are not employees.

FACILITIES

Our principal executive office is located at 14950 North 83rd Place, Suite 1, Scottsdale, Arizona 85260.  We lease approximately 7,800 square feet of office space under an operating lease that expires on September 30, 2008.  We believe that our facilities will provide sufficient capacity to handle our needs in the coming year.  Rent expense under this lease was $96,827 and $92,291 for the years ended December 31, 2006 and 2005, respectively.  The future minimum lease obligation for the remaining term of the lease of twenty-one months at December 31, 2006 is $169,446.  LifeTime’s principal executive office is located at 1967 North Glassell Street, Orange, California 92865.  LifeTime leases approximately 10,381 square feet of office space under an operating lease that expires on June 30, 2008.  We believe this facility will provide sufficient capacity to handle LifeTime’s needs in the coming year.  Rent expense under this lease was $75,990 and $31,145 for the years ended December 31, 2006 and 2005, respectively.  The future lease obligation for the remaining term of the lease of 18 months at December 31, 2006 is $118,344.

LEGAL MATTERS

We may from time to time be a party to lawsuits incidental to our business.  As of September 30, 2007, we were not aware of any current, pending, or threatened litigation or proceedings that could have a material adverse effect on our results of operations, cash flows or financial condition.

MARKET PRICE FOR OUR COMMON STOCK, PREFERRED SHARES AND WARRANTS

Our common stock trades publicly on the OTCBB under the symbol “BAYW”.  The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities.  The OTCBB securities are traded by a community of market makers that enter quotes and trade reports.

The following table sets forth the quarterly high and low closing prices per share of our common stock by the OTCBB during the last three fiscal years, all as adjusted to give effect to the Reverse Split.  The quotes were obtained on the Internet through Yahoo! Finance, and represent inter-dealer quotations, without adjustment for retail mark-up, markdown or commission and may not represent actual transactions.  The trading volume of our securities fluctuates and may be limited during certain periods.  As a result of these volume fluctuations, the liquidity of any investment in our securities may be adversely affected.

Year Ended December 31, 2005	High	Low

March 31, 2005	$3.40	$1.20
June 30, 2005	$1.80	$0.40
September 30, 2005	$1.20	$0.60
December 31, 2005	$1.00	$0.40

Year Ended December 31, 2006	High	Low

March 31, 2006	$0.80	$0.40
June 30, 2006	$0.60	$0.40
September 30, 2006	$1.20	$0.20
December 31, 2006	$1.40	$0.80

Year Ended December 31, 2007	High	Low

March 31, 2007	$1.40	$0.60
June 30, 2007	$2.00	$1.00
September 30, 2007	$1.00	$0.80
December 31, 2007	$0.40	$1.20

The Reverse Split reduced the number of shares of our outstanding common stock and increased the trading price of our common stock. However, the effect of the Reverse Split upon the market price of our common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances would indicate that a reverse split sometimes improves stock performance, but in many cases does not.  There can be no assurance that the trading price of our common stock after the Reverse Split will rise in proportion to the reduction in the number of shares of our common stock outstanding as a result of the Reverse Split or remain at an increased level for any period.  Also, there is no assurance that the Reverse Split will not eventually lead to a decrease in the trading price of our common stock.

Giving effect to the Reverse Split the number of holders of record of our common stock as of September 30, 2007 was approximately 230.

Our Convertible Preferred Stock will be listed for trading on the OTCBB under the symbol “_____”, and our Registered Warrants will be listed for trading on the OTCBB under the symbol “________” for the Investor Warrants, “_____” for the 10% Note Warrants, and “_____” for the 12% Bridge Note Warrants.  To date there has been no trading history for the Convertible Preferred Stock or Registered Warrants.

MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is certain information with respect to the individuals who are our directors and executive officers.

Name	Age	Position(s) or Office(s) Held

Neil Reithinger	37	Chairman of the Board, President and Chief Executive Officer

Karl H. Rullich	73	Vice President, Secretary and Director

Thomas Pinkowski	53	Vice President

O. Lee Tawes, III	59	Director

David Tsiang	44	Director

Neil Russell	59	Director

NEIL REITHINGER has been our Chairman of the Board, President and Chief Executive Officer since April 3, 1998 and previously served as Interim President from December 10, 1997.  He was elected as a director on February 18, 1997.  He was appointed Acting Chief Financial Officer, Secretary and Treasurer on October 28, 1996.  Mr. Reithinger had been Controller since January 1994.  Prior to joining us and from July 1992 through December 1993, Mr. Reithinger worked for Bank of America.  He received a Bachelors degree in accounting from the University of Arizona in 1992 and received his certification as Certified Public Accountant in 1996.

KARL H. RULLICH has been a director since 1991.  He was appointed Vice President on April 3, 1998 and has served as our Director of International Sales since May 1996.  Prior to April 19, 1995, he served as our President, Chief Executive Officer and Treasurer.  He worked as a Marketing Director, General Manager and Vice President for Pfizer Hospital Products Group in their international business and operations for over 25 years.  Mr. Rullich holds a degree in economics from the Business College in Essen, Germany.  He emigrated from Germany to the United States in 1956 and became a naturalized citizen in 1961.

THOMAS PINKOWSKI, became our Vice President and President of LifeTime effective June 14, 2007.  He became a stockholder of NSI in 2004 and joined NSI as President later that year, assuming sales, marketing and operational responsibilities.  From 1991 to 2004, Mr. Pinkowski owned and operated one, and subsequently two, retail natural food stores, called Nutrition Pros, with the idea of educating the public and offering a high end, informed retail environment.  From 1998 to 1991, he owned and operated Contact Resources, Inc., a sales brokerage company which contracted with manufacturers to formulate products, review company image, improve labeling, give sales representation in the Western United States and Hawaii and improve overall company distribution and placement.  Serving as President, Mr. Pinkowski lectured on various health topics, opened and managed key accounts, trained and hired employees and became an authority with respect to the retail vitamin market.  From 1976 to 1988, Mr. Pinkowski was employed by Richlife Vitamins in Anaheim, California, initially as a sales representative, subsequently with responsibility for six New England states, and then a larger territory in California, then as Western Regional Manager, supervising 17 salespeople, and finally as Regional and then National Sales Manager.  Mr. Pinkowski began his career in the health food industry in 1975 with his own natural food store and restaurant in Florida.

O. LEE TAWES, III has been a director since 2001.  He is Executive Vice President and Head of Investment Banking, and a Director, at Northeast Securities, Inc. From 2000-2001 he was Managing Director of Research for C.E. Unterberg, Towbin, an investment and merchant banking firm specializing in high growth technology companies.  Mr. Tawes spent 20 years at Oppenheimer & Co. Inc. and CIBC World Markets, where he was Director of Equity Research from 1991 to 1999.  He was also Chairman of the Stock Selection Committee at CIBC, a member of the firm’s Executive Committee, and Commitment Committee.  From 1972 to 1990, Mr. Tawes was an analyst covering the food and diversified industries at Goldman Sachs & Co. from 1972 to 1979, and Oppenheimer from 1979 to 1990.  As food analyst, he was named to the Institutional Investor All American Research Team five times from 1979 though 1989.  Mr. Tawes is a graduate of Princeton University and received his MBA from Darden School at the University of Virginia.

DAVID TSIANG has been a director since June 2007.  He is the Managing Director of Investment Banking at Northeast Securities, Inc.  Prior to joining Northeast Securities, Inc. in December 2001, he served as Vice President of corporate planning at the investment bank C.E. Unterberg, Towbin from November 1999 to October 2001, and Vice President/Senior Analyst with the financial services firm Ernst & Company from March 1991 to March 1998.  Prior to working at Ernst & Company, Mr. Tsiang served in various capacities in commercial banking with the Barclays Bank of NY, The CIT Group and Howard Savings Bank (First Union Bank).  Mr. Tsiang is a graduate of Ramapo College of New Jersey and is NASD Series 7 and 63 qualified.

NEIL RUSSELL has been a director since June 2007.  He is President of Site 85 Productions (“Site 85”), a company formed in 2000 that is engaged in the creation and acquisition of intellectual property rights for exploitation across a broad spectrum of entertainment media, including motion pictures, television, video games and publishing.  Mr. Russell is a former motion picture and television distribution executive with Paramount Pictures, Columbia and MGM/UA, where he handled pictures like “The Godfather,” “Chinatown,” “Death Wish,” “Three Days of the Condor” and the James Bond films.  He formed his first company, Horizon Entertainment, in 1983, which, after merging with Orbis Communications, was acquired in 1985 by Carolco Pictures, Inc., producers of such films as “Rambo” pictures and “Terminator 2.”  He was also founder and President of Carolco Television Productions (CTP) which produced high-profile television motion pictures for domestic and international exploitation.  In 1991, CTP was acquired by Multimedia Entertainment, producers of Phil Donahue and Sally Jesse Raphael, and renamed Multimedia Motion Pictures with Mr. Russell remaining as president.  When Multimedia was acquired by Gannett, Inc. in 1993, Mr. Russell purchased the assets of MMP and began aggressively acquiring intellectual property rights under his own banner.  Since then, producing partnerships or licensing arrangements of rights owned or controlled by Mr. Russell have been made with Jerry Bruckheimer Films, Activision, Simon & Schuster, Tribune Entertainment, Scott Free Productions, MGM Television, Heyday Films, FP Productions, Touchstone Television, Hyde Park Entertainment, F/X Networks and others.  Mr. Russell is currently engaged, through Site 85, with several major studios in the development of television series, motion pictures, video games and an action comic book series, all based on rights owned by him.  He also authored the book, “Can I Still Kiss You?: Answering Your Children’s Questions about Cancer,” which grew out of his own two successful battles with the disease.  A graduate of Parsons College, Mr. Russell is a member of the Naval War College Foundation and a former board member of the Institute for Foreign Policy Analysis.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our securities to file with the SEC reports of ownership and changes in ownership of the common stock and other equity securities.  Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  During the last calendar year, the following officer, director or Section 16(a) officers have acquired our stock but did not file a report under Section 16(a):  O. Lee Tawes, III, a director, acquired 15,481 shares of common stock on July 20, 2006 as a common stock dividend on Series H Preferred, 6,192 shares of common stock on December 13, 2006 as a common stock dividend on Series H Preferred, 608,500 shares of common stock on April 5, 2007 upon the conversion of Class F Preferred Shares, 387,018 shares of common stock on May 1, 2007 upon the conversion of Series H Preferred, 4,128 shares of common stock on May 1, 2007 as a common stock dividend on Series H Preferred and 660,625 shares of common stock on May 1, 2007 upon the conversion of certain dividends, interest and notes payable; Karl H. Rullich, a Vice President and director, acquired 562,500 shares of common stock on April 5, 2007 upon the conversion of Class F Preferred Shares, 125,000 shares of common stock on April 5, 2007 upon the conversion of Series G Preferred Stock, and 218,750 shares of common stock on May 1, 2007 upon the conversion of certain dividends and interest payable; Neil Reithinger, our President, Chief Executive Officer and Chairman of the Board, acquired 125,000 shares of common stock on April 5, 2007 upon the conversion of Series G Preferred Stock; and Thomas F. Pinkowski, a Vice President, acquired 1,000,000 shares of common stock on March 30, 2007 upon the acquisition of Nutritional Specialties Inc.

VOTING AGREEMENT

Effective March 30, 2007, the Company, the Placement Agent and certain significant stockholders, including officers and directors, holding in the aggregate a substantial percentage of the Company’s common stock (on an as-converted basis) entered into a three-year Voting Agreement (the “Voting Agreement”) whereby such stockholders agreed to vote all shares of capital stock of the Company now or thereafter directly or indirectly owned by them in such manner as may be necessary to elect (and maintain in office) a five-person Board consisting of, in part, two directors designated by the Placement Agent.  The initial Placement Agent designees are O. Lee Tawes, III and David Tsiang.

BOARD OF DIRECTORS AND OFFICERS

Subject to the Voting Agreement, each director is elected for a period of one year at our annual meeting of stockholders and serves until the next such meeting and until his or her successor is duly elected and qualified.  Our directors do not presently receive any compensation for their services as directors.  The Board may also appoint additional directors up to the maximum number permitted under our By-laws.  A director so chosen or appointed will hold office until the next annual meeting of stockholders.

Each of our executive officers is elected by and serves at the discretion of our Board and holds office until his or her successor is elected or until his or her earlier resignation or removal in accordance with our Articles of Incorporation and By-laws.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the year ended December 31, 2006 and during the six months ended June 30, 2007, our Board held two meetings and took actions by written consent on four occasions.  From March 30, 2007 (the date of the Acquisition) to date, our Board held one meeting and took actions by written consent on one occasion.

COMMITTEES OF THE BOARD OF DIRECTORS

On June 29, 2007, we established an audit committee and a compensation committee, which shall be responsible, respectively, for the matters described below.

AUDIT COMMITTEE

The audit committee shall be responsible for the following:

•	reviewing the results of the audit engagement with the independent auditors;
•	identifying irregularities in the management of our business in consultation with our independent accountants, and suggesting an appropriate course of action;
•	reviewing the adequacy, scope, and results of the internal accounting controls and procedures;
•	reviewing the degree of independence of the auditors, as well as the nature and scope of our relationship with our independent auditors;
•	reviewing the auditors' fees; and
•	recommending the engagement of auditors to the full board of directors.

A charter has been adopted to govern the audit committee.  The members of the audit committee are O. Lee Tawes, III and Neil Russell.  At the date hereof, each member is deemed an audit committee financial expert.

COMPENSATION COMMITTEE

The compensation committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of its other employees and consultants.  The members of the compensation committee are O. Lee Tawes, III and David Tsiang.

The compensation of our executive officers is generally determined by the compensation committee, subject to applicable employment agreements.  Our compensation programs are intended to enable the attraction, motivation, reward, and retention of the management talent required to achieve our corporate objectives and thereby increase stockholder value.  Our policy has been to provide incentives to our senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of our business.  To attain these objectives, the executive compensation program may include a competitive base salary, cash incentive bonuses, and stock-based compensation.

RELATIONSHIP OF COMPENSATION TO PERFORMANCE AND COMPENSATION OF CHIEF EXECUTIVE OFFICER

The compensation committee annually establishes, subject to the approval of our board of directors and any applicable employment agreements, the salaries that will be paid to our executive officers during the coming year.  In setting salaries, the compensation committee intends to take into account several factors, including the following:

•	competitive compensation data;
•	the extent to which an individual may participate in the stock plans which may be maintained by us; and
•	qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities, and job performance.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Each member of our Board participates in the consideration of director nominees.  Stockholders may submit the names and five year backgrounds for the Board’s consideration in its selection of nominees for directors in writing to our secretary at our address set forth elsewhere in this prospectus.  Currently, our share ownership is relatively concentrated in our directors and officers; as such, it is improbable that any Board nominee found to be unqualified or unacceptable by these majority stockholders could be selected as a member of the Board.  Accordingly, there is no nominating committee and we do not rely on pre-approval policies and procedures for our nomination process.  We intend to implement the necessary formation of a nominating committee and will establish proper policies and procedures upon such time as our share ownership is more diversified.

CODE OF ETHICS

On June 29, 2007, we adopted a Code of Ethics that applies to our officers, employees and directors, including our principal executive officers, principal financial officers and principal accounting officers.  The code of ethics sets forth written standards that are designated to deter wrongdoing and to promote:
•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;
•	Compliance with applicable governmental laws, rules and regulations;
•	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code of ethics; and
•	Accountability for adherence to the code of ethics.

COMPENSATION OF DIRECTORS

To date, none of our directors has so far received any compensation for his or her services as a director other than reimbursement of certain expenses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

On June 29, 2007, two members of our Board, David Tsiang and O. Lee Tawes, III, were appointed as members of the compensation committee.  During the period from our inception to June 29, 2007, we did not have a compensation committee.  During this period, our officers and directors participated in deliberations of our Board concerning executive officer compensation.  There were no interlocking relationships between us and other entities that might affect the determination of the compensation of our directors and executive officers.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

The following table shows the compensation paid or accrued during the fiscal years ended December 31, 2007 and 2006 to (1) Mr. Neil Reithinger, our President, Chief Executive Officer and Acting Principal Financial Officer, (2) Mr. Karl H. Rullich, our Vice President, and (3) Mr. Thomas F. Pinkowski, our Vice President. No other executive officer’s compensation exceeded $100,000 during the fiscal years ended December 31, 2007 and 2006.

Summary Compensation Table
Name and Principal Position	Year Ended December 31,	Base Salary $[1]	Bonus $	Stock Awards $[1]	Dollar Value of total compensation for the covered fiscal year $
(a)	(b)	(c)	(d)	(e)	(f)
Neil Reithinger,
Chief Executive Officer	2007	107,479		280,000	387,749
and
Acting Principal	2006	32,000			32,000
Financial Officer

Karl H. Rullich,	2007	36,545			36,545
Vice President	2006	20,000			20,000

Thomas F. Pinkowski
Vice President	2007	154,885	100,000		254,885
__________________
[1]	Excludes deferred salaries described above.
[2]	Mr. Pinkowski joined the Company as of March 30, 2007.

In 2006 Mr. Reithinger and Mr. Rullich elected to defer the payment of a portion of their salaries or convert their salaries to equity to conserve cash. These deferred salaries have been accrued. As of December 31, 2007, the accrued compensation owed to Neil Reithinger and Karl Rullich is $109,899.63 and $137,874.96, respectively. We intend to pay these loans and deferred salaries in the future as our cash flows permit. While we could attempt to raise additional debt or equity financing to pay such deferred salaries, we have elected to focus our efforts on growing the business with the expectation that future cash flows from operations will generate enough cash to repay these debts. Furthermore, these named executive officers are actively involved in our day-to-day operations and understand that, if we are not able to generate sufficient cash to pay these deferred salaries, they may never get paid.

Employment Agreements

Effective as of March 30, 2007, we entered into an employment agreement (the “Pinkowski Employment Agreement”) with Mr. Pinkowski, pursuant to which Mr. Pinkowski serves as our Vice President and as President of LifeTime for a five-year term, at an annual compensation of $200,000, subject to an annual increase of 5% upon meeting performance standards reasonably established by the Board, or otherwise based on performance as reasonably determined by the Board, together with (i) an annual bonus of 4% of the Company’s annual net operating income based on achievement of performance standards reasonably established by the Board, or otherwise based on performance as reasonably determined by the Board, with a minimum bonus for 2007 of $100,000, (ii) a matching 401(k) Plan contribution of up to $10,000 per year, (iii) a car allowance of $900 per month, (iv) a stock option grant to purchase 250,000 shares of common stock at an exercise price of $1.00 per share, vesting in equal annual installments over five years and exercisable for a 5-year period after each vesting date, as to the installment then vesting, subject to reduction of such period upon death, disability or termination of employment, (v) an award of 100,000 shares of restricted common stock, which shall become unrestricted in five equal annual installments commencing at the end of the first year of employment, and (vi) payment or reimbursement for business use of an internet-access high-speed line, cell phone and other business related expenses.  The Pinkowski Employment Agreement contains restrictions on competition for one year after termination of employment, or three years after the closing of the Acquisition, whichever is the longer period.  We have the right to and currently maintain a policy of insurance on Mr. Pinkowski’s life, in the amount of $5,000,000, with proceeds payable to us.  We also have permitted Mr. Pinkowski to repay a 4% Unsecured Promissory Note dated December 10, 2004, in the unpaid principal amount of $100,000, in equal annual installments over the five-year period of his employment, and to apply his annual bonus to each installment when due.  This promissory note was assigned to the Company by NSI in connection with the Acquisition.  See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS”.

Effective as of July 11, 2007, we entered into an employment agreement with Mr. Reithinger pursuant to which Mr. Reithinger serves as our President and Chief Executive Officer for a five-year term, at an annual compensation of $150,000 (retroactive to April 1, 2007), subject to an annual increase of 5% upon meeting performance standards reasonably established by the Board, or otherwise based on performance as reasonably determined by the Board, together with (i) an annual bonus to be determined by the Board on an annual basis or otherwise based on performance as reasonably determined by the Board (ii) a matching 401(k) Plan contribution of up to 6% of his salary per year and (iii) a stock option to purchase 500,000 shares of common stock at an exercise price of $1.00 per share, exercisable for a ten-year term.

We do not currently have any other oral or written employment contracts, severance or change-in-control agreements with any of our executive officers.

Compensation Pursuant to Stock Options

We grant stock options from time to time to our officers, key employees, and directors. We did not grant any options during the years ended December 31, 2006 and December 31, 2005 to Mr. Reithinger or Mr. Rullich. Effective March 30, 2007, we granted to Mr. Pinkowski an option to purchase 250,000 shares of common stock at an exercise price of $1.00 per share vesting in equal annual installments over five years and exercisable for a five year period after each vesting date. Effective July 11, 2007, we granted Mr. Reithinger an option to purchase 500,000 shares of common stock at an exercise price of $1.00 per share, exercisable for a ten-year term.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows grants of options outstanding on December 31, 2007, the last day of our fiscal year, to each of the named executive officers named in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End Table

	Option awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
(a)	(b)	(c)	(d)	(e)	(f)

Neil Reithinger	5,000			$2.60	February 26, 2008
	100,000			$3.00	May 13, 2009
		25,000		$3.00	May 13, 2009
	500,000	500,000		$1.00	November 2, 2013

Karl H. Rullich	0	0	0

Thomas F. Pinkowski	50,000	200,000		$1.00	March 30, 2012

NARRATIVE TO OUTSTANDING EQUITY AWARDS TABLE

Retirement Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any nonqualified defined contribution plans or other deferred compensation plans.

DIRECTOR COMPENSATION

Directors do not receive any compensation for serving on the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2000, our single largest stockholder, Dr. Francis Choi, established Hong Kong Trustful Pharmaceutical Company Limited, or HKT, as the sole marketer and distributor of our products for all of Asia.  Sales to HKT were 4% of net sales, or approximately $42,957, for the year ended December 31, 2006, and 15.6% of net sales, or approximately $191,170, for the year ended December 31, 2005.  The decrease is due to a reduction in order volume by HKT that management believes is due to a slowdown in sales and marketing of our products by HKT’s marketing entity, Healthy International, Ltd.  At this time, we believe that this relationship will not continue in the future.  As a result, we are attempting to generate further business in other existing areas of distribution and develop new relationships overseas so that we are able to recapture those lost sales.  On August 9, 2005, we received a demand letter on behalf of Dr. Choi, for the redemption of his Class E preferred stock.  The redemption amount of this Class E preferred stock was $800,000.  On December 19, 2005, we reached an agreement with Dr. Choi to settle all claims between us and to end all relationships between him and us.  Under this agreement, we agreed to make an immediate cash payment to Dr. Choi of $350,000 and to pay Dr. Choi an additional $150,000 at the earlier of such time as we (i) achieve a positive stockholders' equity measured as of the last day of each fiscal quarter and as reflected on a balance sheet prepared in accordance with accounting principles generally accepted in the United States or (ii) sell, in one or more related transactions, all or substantially all of our assets or we shall merge with another entity and we shall not be the entity that survives such merger.  Contemporaneous with such payment, Dr. Choi agreed to assign, transfer, convey and deliver to us (1) 800,000 shares of Class E preferred stock, with stated value of $800,000; (2) 5,625 shares of Class F Preferred Shares, with a stated value of $450,000; and (3) 365,079 shares of common stock in certificated form.  In addition, Dr. Choi agreed not to claim payment for any related dividends or interest.  Furthermore, Dr. Choi and our Company agreed to a full mutual release of liability from any and all prior claims or obligations.  As a result of the Acquisition, the Company achieved a positive net worth as of March 31, 2007, and has since paid the additional $150,000 to Dr. Choi.

On December 19, 2001, our Board authorized the issuance of 12,000 shares of Class F Preferred Shares.  The Class F Preferred Shares has a par value of $1.00 and a stated value of $80 per share and has no conversion rights.  5,625 shares of Class F Preferred Shares were issued to our Vice President, Karl H. Rullich, and 6,085 shares were issued to Mr. Tawes.

At various times between January 2004 and April 2006, we borrowed funds from Mr. Rullich due April 30, 2010, of which the aggregate principal amount of $214,944 plus interest at 12% per annum, remains outstanding.  Certain of the loans made to us by Mr. Rullich were evidenced by promissory notes that we cannot locate.

On April 18, 2004, we issued 1,725,000 warrants for our common stock to Mr. Tawes at an exercise price of $0.04 per share.  Mr. Tawes exercised these warrants on March 23, 2005 in exchange for 86,250 shares of our common stock, which are not included in this Offering.

On May 10, 2004, we borrowed $375,000 from Mr. Tawes, evidenced by a promissory note due May 10, 2005, with interest at 10% per annum.  $25,000 of this Note was converted into 31,250 shares of common stock, which are not included in this Offering, and the balance of $350,000 plus interest remains outstanding.

On February 4, 2005, we issued 300,000 warrants for our common stock to Mr. Tawes at an exercise price of $0.08 per share.  Mr. Tawes exercised these warrants on March 23, 2005 in exchange for 15,000 shares of our common stock, which are not included in this Offering.

In April 2005, we borrowed $25,000 from Ira Gaines, a Selling Securityholder, evidenced by a promissory note due April 5, 2006, which has since been repaid.

On May 19, 2005, we borrowed $100,000 from Mr. Tawes, which was converted on May 1, 2007 into 125,000 shares of our common stock, which are not included in this Offering.

On September 20, 2005, our Board authorized the issuance of 200,000 shares of Series G Preferred Stock.  The Series G Preferred Stock has a par value of $1.00 and certain liquidation preferences. The Series G Preferred Stock has no conversion rights into common stock and is entitled to 250:1 votes on our common stock on any matters brought to a vote of the common stock shareholders.  Our President and Chief Executive Officer, Neil Reithinger, and Mr. Rullich, each received 100,000 shares of the Series G Preferred Stock for their conversion of $100,000 each of their accrued and unpaid salaries.

On October 25, 2005, we borrowed $100,000 from Ronald Patterson, a Selling Securityholder, evidenced by a promissory note due July 1, 2007, with interest at 12% per annum.  The note remains outstanding.  We also issued warrants to Mr. Patterson to purchase 25,000 common shares at an exercise price of $0.40 per share.  The shares of common stock issuable upon exercise of these warrants are included in this Offering.

On December 15, 2005, our Board authorized the issuance of 350,000 shares of Series H Preferred.  The Series H Preferred has a par value of $1.00 per share.  The Series H Preferred was sold to a group of accredited investors for proceeds of $350,000.  Mr. Tawes purchased approximately $155,000 of the Series H Preferred.  In conjunction with the issuance of the Series H Preferred, the investors received warrants for shares of our common stock at exercise prices ranging from $0.40 to $2.40 per share.  If all warrants are exercised, we would receive proceeds of $175,000. 7,606 shares of common stock issued as dividends on the Series H Preferred and 58,895 shares of common stock isssuable upon exercise of the Series H Warrants are included in this Offering.

On December 15, 2005, we issued common stock in a private placement for $0.40 per share.  On December 28, 2005, we issued 425,000 common shares to a group of accredited investors for proceeds of $170,000.  31,445 shares of our common stock issued in connection with the private placement are included in this Offering. Mr. Tawes purchased approximately $75,000 of the common stock.

On June 28, 2006, we borrowed $150,000 from Ira Gaines, evidenced by a promissory note due December 28, 2006, with interest at 30% per annum.  $130,000 principal amount of the note remains outstanding.  We also issued warrants to Mr. Gaines to purchase 6,000 shares of common stock at an exercise price of $0.80 per share.  The shares of common stock issuable upon exercise of these warrants are included in this Offering.

On September 19, 2006, we completed the 2006 Bridge Financing.  Each Unit consisted of (i) $50,000 principal amount of the Senior Convertible Notes and (ii) Bridge Warrants to purchase 21,428 shares of our common stock at a price per share of $0.70.  The Senior Convertible Notes will mature on the earlier of (i) 12 months after initial issuance, (ii) upon the consummation by us of a merger, business combination, sale of all or substantially all of our assets or other change of control or (iii) following the closing of a Qualified Placement.  The principal amount and accrued interest of the Senior Convertible Notes were convertible, at the option of each investor, into investment in the securities sold in a Qualified Placement, on the same terms and conditions as other investors in the Qualified Placement.  Investors in this offering have customary "piggyback" registration rights, as well as, in certain cases, the right to demand that we file a single registration statement, in each case with respect to the shares of our common stock issuable upon exercise of the Bridge Warrants.  Registration rights, if any, with respect to any capital stock issuable upon conversion of the Senior Convertible Notes were to be set forth in the terms of the Qualified Placement.  We used the net proceeds of the private placement for working capital purposes.  The private placement was made to a limited number of “accredited investors”, including certain affiliates and employees of the Placement Agent who purchased an aggregate of $200,000 of Units. As of March 30, 2007, the investors converted all of the Senior Convertible Notes into six Units in the 2007 Private Placement, and the Company paid all accrued interest in cash, in the aggregate amount of $16,832.  77,143 shares of our common stock issuable upon exercise of the Bridge Warrants are included in this Offering.

In March 2007, we adopted amendments to the Certificate of Designations of the Series G Preferred Stock to permit conversion at the option of the holders at $0.80 per share, and in April 2007 we entered into a contract with the holders of the Class F Preferred Shares to exchange the Class F Preferred Shares for shares of common stock at the rate of $0.80 per share.  Effective May 15, 2007, the Class F Preferred Shares were exchanged for 1,171,000 shares of our common stock, the Series G Preferred Stock was converted into 250,000 shares of our common stock and 16,322 shares of the Series H Preferred were converted into 816,105 shares of our common stock.  50,480 shares of common stock issued and issuable upon conversion of the Series H Preferred are included in this Offering.

On April 5, 2007, effective March 30, 2007, we acquired, through our newly-formed wholly-owned subsidiary, Baywood Acquisition, substantially all of the assets, and assumed certain liabilities, of NSI, for a purchase price of approximately $11,100,000. As provided in the Asset Purchase Agreement, the purchase price was payable as to $7,600,000 in cash, $1,100,000 in our common stock valued at $1.00 per share, or 1,100,000 shares, an aggregate of $1,300,000 in promissory notes of the Company, consisting of the 8% Notes in the aggregate amount of $700,000 due March 2009, of which the aggregate principal amount of $612,500 plus interest remains outstanding, and the 8% Convertible Notes in the aggregate amount of $600,000 due March 2009, of which the aggregate principal amount of $525,000 plus interest remains outstanding, assumption of indebtedness of approximately $1,100,000, and the Seller Warrants to purchase an aggregate of 35,000 shares of our common stock at an exercise price of $1.00 per share.

In connection with the Acquisition, the Company raised an aggregate of $10,215,000, including (i) $5,215,000 in the 2007 Private Placement, (ii) the issuance of 10% Notes in an aggregate principal amount of $1,000,000, of which the principal amount of $1,000,000 plus interest remains outstanding, (iii) the issuance of the 12% Bridge Note in the principal amount of $2,000,000, which was repaid, and (iv) the Bank Financing in an aggregate principal amount of $2,000,000.  As part of the Initial Offering, $300,000 of our outstanding Senior Convertible Notes was converted into an aggregate of six Units.  The purchasers of the 10% Notes were issued the 10% Note Warrants to purchase an aggregate of 500,000 shares of our common stock, and the purchaser of the 12% Bridge Note was issued the 12% Bridge Note Warrants to purchase 200,000 shares of our common stock.  Following the Initial Offering and until the termination of the 2007 Private Placement effective as of July 16, 2007, we sold an additional 3.7 Units for an aggregate purchase price of $185,000.  The sale of the Units, 10% Notes and 12% Bridge Note was conducted through NES as the exclusive placement agent.  10% Note Warrants to purchase 250,000 shares of our common stock, 12% Bridge Note Warrants to purchase 152,500 shares of our common stock, and an aggregate of 483,000 shares of common stock issuable upon conversion of the 10% Note Warrants and the 12% Bridge Note Warrants are included in this Offering.

In connection with the Bank Financing, we issued promissory notes to Vineyard in the aggregate principal amount of $2,000,000, of which the aggregate principal amount of $1,912,993 plus interest at 9.75% per annum, remains outstanding.

In connection with the Refinancing, effective as of July 12, 2007, we issued a promissory note to Vineyard in the principal amount of $2,000,000, of which the principal amount of $2,000,000 plus interest at 9.75% per annum, remains outstanding.

The Units were offered and sold to investors who qualified as “accredited investors” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

The purchasers of the 10% Notes were Mr. Tawes and his designee, each of whom purchased a 10% Note in the principal amount of $500,000.  Mr. Tawes purchased 10 Units in the 2007 Private Placement, Mr. Tsiang, a member of the Board and the Managing Director of Investment Banking of the Placement Agent, purchased 1.7 Units and NES and other affiliates or employees of the Placement Agent also purchased an aggregate of 9.5 Units in the 2007 Private Placement.  After giving effect to their purchases in the 2007 Private Placement, Mr. Tawes is the beneficial owner of 3,257,149 fully-diluted shares of common stock, including 622,500 shares issuable upon his conversion of 50,000 shares of Convertible Preferred Stock, 608,500 shares issued upon his exchange of 6,085 shares of Class F Preferred Shares and 387,017 shares issued upon his conversion of 7,740 shares of Series H Preferred, options to purchase 10,000 shares of common stock and Warrants to purchase 597,723 shares of common stock; and Mr. Tsiang is the beneficial owner of an aggregate of 282,500 shares of common stock, including 106,250 shares issuable upon conversion of Convertible Preferred Stock, 21,250 shares issuable upon exercise of Investor Warrants and 155,00 shares issuable upon exercise of Placement Agent Warrants. NES and other affiliates and employees of the Placement Agent own beneficially an aggregate of 21,158,842 shares of common stock, including 378,607 shares issued upon their conversion of 151,443 shares of Series H Preferred, 593,750 shares issuable upon their conversion of 47,500 Preferred Shares, 690,000 shares issuable upon their exercise of Placement Agent Warrants, 25,241 shares issued as dividends on Series H Preferred, 90,707 shares issuable upon exercise of Series H Warrants, 64,285 shares issuable upon exercise of Bridge Warrants, 118,750 shares issuable upon exercise of Investor Warrants and 197,500 shares issuable upon exercise of 12% Bridge Note Warrants.

We paid the Placement Agent for the sales of Units in the 2006 Bridge Financing, a fee of 10% of the gross proceeds received by us and reimbursed the Placement Agent $15,000 of its expenses.  We agreed to pay the Placement Agent a cash commission of 9% of the gross proceeds of the 2007  Private Placement, 5% of the gross proceeds of the sale of the 10% Notes and the 12% Bridge Note, and 2% of the aggregate amount of the Bank Financing.  An aggregate of $660,250 of cash commissions has been paid by us to date.  We also reimbursed the Placement Agent for $50,000 of its expenses.

We also have agreed to issue to the Placement Agent, or its designees, warrants (the “Placement Agent Warrants”) to purchase a number of shares of our common stock equal to 9% of the number of shares of common stock into which the Preferred Shares sold to investors in the 2007 Private Placement are convertible and 9% of the number of shares of our common stock that would be issuable upon conversion of the 10% Notes and 12% Bridge Note, calculated as if the 10% Notes and 12% Bridge Note were fully convertible into shares of common stock at a conversion price of $0.80 per share.  The Placement Agent Warrants will have an exercise price of $0.80 per share and a term of 5 years.  In the event that in the future we issue shares of our common stock or equivalents thereof at an effective price per share less than $0.80, the exercise price of the Placement Agent Warrants will be adjusted to offset the weighted average dilution caused by such new securities.  We have issued to the Placement Agent Placement Agent Warrants to purchase 945,000 shares of our common stock.  None of our Securities that are held by affiliates of Baywood or the Placement Agent are included in this Offering.

Effective March 30, 2007, the Company, the Placement Agent and certain significant stockholders, including officers and directors, holding in the aggregate a substantial percentage of the Company’s common stock (on an as-converted basis) entered into the Voting Agreement, whereby such stockholders agreed to vote all shares of capital stock of the Company now or thereafter directly or indirectly owned by them in such manner as may be necessary to elect (and maintain in office) a five-person Board consisting of, in part, two directors designated by the Placement Agent.  The initial Placement Agent designees are O. Lee Tawes, III and David Tsiang.

Mr. Tawes is also the guarantor of the Company’s obligations to Vineyard under the Refinancing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND CHANGES IN CONTROL

The following table sets forth, as of September 30, 2007, certain information regarding the beneficial ownership of our common stock after giving effect to the Reverse Split with respect to (i) each director; (ii) our Chief Executive Officer; (iii) our Chief Executive Officer and directors as a group; and (iv) each party known by us to be the beneficial owner of more than 5% of our common stock.

This table is based upon information supplied by current and former officers, directors and principal stockholders.  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based on 6,579,806 shares of our common stock outstanding on September 30, 2007 adjusted as required by rules promulgated by the SEC.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right.  Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.
	Common Shares
Name and Address of Beneficial Owner [1]	Beneficially Owned	Percent of Class
Neil Reithinger[2]	837,632	11.6%
Karl H. Rullich [3]	968,600	14.7%
O. Lee Tawes, III [4]	3,257,149	41.6%
Thomas Pinkowski [5]	1,117,500	16.6%
David Tsiang [6]	282,500	4.1%
Neil Russell [7]	75,000	1.1%
All directors and current executive officers as a group (five people)[2],3,4,6,7	6,538,381	89.7%

__________________
[1]
Unless otherwise indicated, the mailing address for each party listed is c/o Baywood International, Inc., 14950 North 83rd Place, Suite 1, Scottsdale, Arizona  85260.  Figures in parentheses below give effect to the Reverse Split.

[2]
Mr. Reithinger is our Chairman of the Board, President and Chief Executive Officer. Mr. Reithinger beneficially owns 207,632 common shares; an option granted February 26, 1998, which expires February 26, 2008 to purchase 5,000 common shares at $2.60. per share; an option granted May 13, 1999, which expires May 13, 2009, to purchase 125,000 common shares at $3.00 per share; and an option granted July 11, 2007, which expires July 11, 2017, to purchase 500,000 common shares at $1.00 per share.

[3]	Mr. Rullich is our Vice President, Secretary and a director. Mr. Rullich beneficially owns 968,600 common shares.
[4]
Mr. Tawes is a director. Mr. Tawes beneficially owns 2,024,426 common shares; an option to purchase 10,000 common shares at $1.60 per share; a warrant to purchase 30,000 common shares at an exercise price of $1.00 per share; a warrant to purchase 48,377 common shares at an exercise price of $0.40 per share; a warrant to purchase 24,188 common shares at an exercise price of $0.80 per share; a warrant to purchase 12,094 common shares at an exercise price of $1.60 per share; a warrant to purchase 8,063 common shares at an exercise price of $2.40 per share; a warrant to purchase 12,500 common shares at an exercise price of $0.40 per share; a warrant to purchase 250,000 common shares at an exercise price of $0.40 per share; and 50,000 shares of Convertible Preferred Stock that are convertible into 625,000 shares of common stock at a conversion price of $0.80 per share.

[5]
Mr. Pinkowski is a Vice President of our Company and the President of LifeTime. Mr. Pinkowski beneficially owns 1,000,000 common shares; a warrant to purchase 17,500 common shares at an exercise price of $1.00 per share; and 100,000 shares issuable upon conversion of a $100,000 convertible note at a conversion price of $1.00 per share.

[6]
Mr. Tsiang is a director. Mr. Tsiang owns warrants to purchase 21,500 common shares at an exercise price of $0.40 per share; warrants to purchase 155,000 common shares at an exercise price of $0.80 per share; and 8,500 shares of Convertible Preferred Stock that are convertible into 106,250 shares of common stock, at a conversion price of $0.80 per share.

[7]
Mr. Russell is a director. Mr. Russell is the beneficial owner of warrants to purchase 12,500 common shares at an exercise price of $0.40 per share and 5,000 shares of Convertible Preferred Stock that are convertible into 62,500 shares of common stock at a conversion price of $0.80 per share

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information as of March 31, 2007 regarding our stock option plan compensation under which our equity securities are authorized for issuance:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	880,000	$1.41	584,000
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	880,000	$1.41	584,000

Under our Employee Incentive Stock Option Plan (the “1996 Plan”) approved by the stockholders in 1996, the total number of shares of common stock that may be granted is 500,000, amended to 325,000 in 1999.  The 1996 Plan provides that shares granted come from our authorized but unissued common stock. The price of the options granted pursuant to these plans will not be less than 100% of the fair market value of the shares on the date of grant. The options expire ten years from date of grant.  At our Annual Meeting held on December 10, 2004, our stockholders approved our 2004 Stock Option Plan (the "2004 Plan"). At our Board of Directors meeting held on July 28, 2007, the Board approved an increase in the number of shares of common stock that may be granted to 2,000,000 under all plans. A total of 584,000 shares are available for stock grants under all plans, or 8.9% of our issued and outstanding common stock as of December 31, 2007, including existing securities to be issued upon exercise of currently outstanding options and assuming all options under all plans were granted and exercised.

SELLING SECURITYHOLDERS

The Selling Securityholders are offering 424,000 shares of Convertible Preferred Stock, Investor Warrants to purchase 1,060,000 shares of our common stock and Additional Warrants to purchase 402,500 shares of our common stock, and 6,197,524 shares of our common stock, of which 4,734,369 shares are issuable upon the conversion of the Convertible Preferred Stock, 20,037 shares were issued upon conversion of our Series H Preferred, 5,575 shares were issued as dividends on our Series H Preferred, 58,882 are issuable upon the conversion of the balance of our Series H Preferred and 1,378,660 shares are issuable upon the exercise of the Investor Warrants, Additional Warrants, Bridge Warrants, Series H Warrants and Ancillary Warrants, all of which were issued in private offerings exempt from the registration requirements of the Securities Act.  The Selling Securityholders do not include any of our stockholders who are known to us to be affiliates of the Company.

We have agreed with the purchasers in the 2006 Bridge Financing, the purchasers in the 2007 Private Placement, the purchasers of our 10% Notes and 12% Bridge Note, and the Placement Agent, to file a registration statement under the Securities Act, at our expense with respect to the offering of the foregoing Securities, and to use our best efforts to cause such registration statement to become effective within 150 days after the date of the initial sale of Units in the 2007 Private Placement.  We also have granted certain piggyback registration rights to the purchasers of our Series H Preferred and the holders of the Series H Warrants and Ancillary Warrants to register the shares of common stock issued or issuable upon conversion of the Series H Preferred and as dividends on the Series H Preferred and upon exercise of such Warrants.

The following table details the name of each Selling Securityholder, the number of Preferred Shares and the number of Registered Warrants owned by each Selling Securityholder, the number of shares of our common stock issued and issuable upon conversion of the shares of Convertible Preferred Stock or Series H Preferred or as dividends on the Series H Preferred and upon exercise of the Warrants owned by such Selling Securityholder, and the number of such Securities that may be offered for resale under this prospectus, in each case after giving effect to the Reverse Split.  To the extent permitted by law, the Selling Securityholders who are not natural persons may distribute Securities from time to time, to one or more of their respective affiliates, which may sell Securities pursuant to this prospectus.  We have registered the Securities to permit the Selling Securityholders and their respective permitted transferees or other successors in interest that receive their Securities from Selling Securityholders after the date of this prospectus to resell the Securities.  Because each Selling Securityholder may offer all, some or none of the Securities it holds, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Securities, no definitive estimate as to the number of Securities that will be held by each Selling Securityholder after the offering can be provided.  The Selling Securityholders from time to time may offer all or some of the Securities pursuant to this Offering.  Pursuant to Rule 416 under the Securities Act, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such Securities because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

The following table has been prepared on the assumption that all Securities offered under this prospectus will be sold to parties unaffiliated with the Selling Securityholders.  Except as indicated by footnote, none of the Selling Securityholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares of common stock or other securities.  Except as indicated by footnote, the Selling Securityholders have sole voting and investment power with respect to their respective Securities.  Except as indicated by footnote, all the Warrants listed as owned and to be sold are Investor Warrants.  The number of shares of our common stock shown in the table below as being offered by the Selling Securityholders include 1,018,437 additional shares resulting from registration of 120% of the number of shares issuable upon the conversion of their Convertible Preferred Stock and upon the exercise of their Warrants, which, we estimate, may become issuable upon the application of provisions for weighted-average anti-dilution contained in the Convertible Preferred Stock and Warrants.  See “DESCRIPTION OF CAPITAL STOCK.”  Percentages of our common stock in the table below are based on 6,579,806 shares of our common stock outstanding as of September 30, 2007 and assumes that, except for the shares issuable to a Selling Securityholder in question, no Warrants are exercised and no Preferred Shares or shares of Series H Preferred are converted into shares of our common stock.

Based on information received from the Selling Securityholders, the Company does not believe that any Selling Securityholder has an existing short position in our common stock.

	Shares of Convertible Preferred Stock	Warrants to Purchase Common Stock	Common Stock

Name of Selling Securityholder	Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially Prior to Offering		Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially After Offering	% of Common Stock Outstanding After Offering

Alan Baldachin[2]	1,,666	4,167	29,990	[1]	29,990	-
Bear Sterns Sec Corp FBO		6,250	45,000	[1]	45,000	-
Anne B. O'Malley IRA[3]	2,500					-
Arthur Fein	2,500	6,250	45,000	[1]	45,000
Arthur L. Erk	2,500	6,250	45,000	[1]	45,000	-
Barry H. Garfinkel	20,000	50,000	360,000	[4]	170,030	189,970
Bruce Prichard	5,000	12,500	90,000	[1]	90,000	-
Carol G. Levy and Stanley J. Levy, JTWROS	2,500	6,250	45,000	[1]	45,000	-
Clifford R. Osinoff	5,000	12,500	90,000	[1]	90,000	-
Bear Stearns Sec Corp FBO	5,000	12,500	90,000	[1]	90,000	-
Damanhuri D. Alkaitis IRA[5]						-
David C. Amburgey[6]	1,667	4,167	30,005	[1]	30,005	-
David E. and Florence B. Schwartz JTWROS	17,500	43,750	315,000	[7]	170,030	144,970

[1]
The shares of common stock owned and offered include a number of shares equal to, and issuable upon exercise of, the number of Investor Warrants being owned and offered, and the balance represent the number of shares issuable upon conversion of the Convertible Preferred Stock owned and offered. Registration rights were granted in connection with the registration of these Securities pursuant to the terms of the 2007 Registration Rights Agreement.

[2]	Alan Baldachin is a partner in Hand, Baldachin and Amburgey, LLP, counsel for NES in connection with the Bridge Financing and the 2007 Private Placement.

[3]	Anne B. O’Malley has voting and investment power with respect to these Securities.

[4]
The shares of common stock owned and offered include 141,692 shares issuable upon conversion of Convertible Preferred Stock and 28,338 shares issuable upon exercise of Investor Warrants. Registration rights were granted in connection with the registration of these Securities pursuant to the terms of the 2007 Registration Rights Agreement.

[5]	Damanhuri D. Alkaitis has voting and investment power with respect to these Securities.

[6]	David Amburgey is a partner in Hand, Baldachin and Amburgey, LLP, counsel for NES in connection with the Bridge Financing and the 2007 Private Placement.

[7]
The shares of common stock owned and offered include 25,005 shares issuable upon conversion of Convertible Preferred Stock and 5,000 shares issuable upon exercise of Investor Warrants. Registration rights were granted in connection with the registration of these Securities pursuant to the terms of the 2007 Registration Rights Agreement.

	Shares of Convertible Preferred Stock	Warrants to Purchase Common Stock	Common Stock

Name of Selling Securityholder	Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially Prior to Offering		Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially After Offering	% of Common Stock Outstanding After Offering

Deborah Shear	10,000	25,000	180,000	[8]	170,030	9,970
DML Consultants, LLC[9]	1,000	2,500	18,000	[1]	18,000	-
Dorothy F. Russell[1][0]	5,000	12,500	90,000	[1]	90,000	-
Douglas A. Hand Jr. and Katherine ZornHand JTWROS[11]	1,667	4,167	30,005	[1]	30,005	-
Edmund T. Karam & Barbara Karam, JTWROS	2,500	6,250	45,000	[1]	45,000	-
Eric Lippe	7,500	18,750	135,000	[1]	135,000	-
Floyd Gerald Brisco	5,000	12,500	90,000	[1]	90,000	-
Gary M. Meltzer[12]	2,500	6,250	45,000	[1]	45,000	-
Gerard Mclntee	5,000	12,500	90,000	[1]	90,000	-
Gordon DiPaolo[13]	20,000	50,000	360,000		170,030	189,970
Harvey & Anita R. Ginsberg, JTWROS	5,500	13,750	99,000	[1]	99,000	-
Holding Capital Group, Inc.[14]	5,000	12,500	90,000	[1]	90,000	-
Ira Gaines	-	-	8,400	[15]	8,400	-
Ishmael Butler	5,000	12,500	90,000	[1]	90,000	-

[8]
The shares of common stock owned and offered include 141,692 shares issuable upon conversion of Convertible Preferred Stock and 28,338 shares issuable upon exercise of Investor Warrants.  Registration rights were granted in connection with the registration of these Securities pursuant to the terms of the 2007 Registration Rights Agreement.

[9]
Dawn Laffin has voting and investment power with respect to these Securities.  Ms. Laffin is Chief Operating Officer of Meltzer, Lippe, Goldstein & Breitstone, LLP, our counsel in connection with the Bridge Financing, the Acquisition, the 2007 Private Placement and this Offering.

[10]
Dorothy Russell is the mother of Neil Russell, our director, and the grandmother of Andrew Russell, an employee of NES.  Neil Russell and Andrew Russell each disclaims beneficial ownership of these Securities.

[11]	Douglas A. Hand, Jr. is a partner in Hand, Baldachin and Amburgey, LLP, counsel for NES in connection with the Bridge Financing and the 2007 Private Placement.

[12]	Gary Meltzer is a partner in Meltzer, Lippe, Goldstein & Breitstone, LLP, our counsel in connection with the Bridge Financing, the Acquisition, the 2007 Private Placement and this Offering.

[13]
Gordon DiPaolo is the husband of Lorraine DiPaolo, an affiliate of NES.  Lorraine DiPaolo disclaims beneficial ownership of these Securities.  The shares of common stock owned and offered include 2,833,845 shares issuable upon conversion of Convertible Preferred Stock and 566,769 shares issuable upon exercise of Investor Warrants.  Registration rights were granted in connection with the registration of these Securities pursuant to the terms of the 2007 Registration Rights Agreement.

[14]	Sash A. Spencer has voting and investment power with respect to these Securities.

[15]
Represents shares issuable upon exercise of Ancillary Warrants.   “Piggyback” registration rights were granted in connection with the registration of these Securities pursuant to the terms of the Ancillary Warrants.

	Shares of Convertible Preferred Stock	Warrants to Purchase Common Stock	Common Stock

Name of Selling Securityholder	Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially Prior to Offering		Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially After Offering	% of Common Stock Outstanding After Offering

Ivan and Lisa Kaufman Family Trust, TTEE Joseph Martello[16]	20,000	50,000	360,000	[1]	170,030	189,970
Jeremy Harding	20,000	50,000	360,000	[17]	170,031	189,969
John G. Talty and Adele Talty, JTRWOS	10,000	25,000	180,000	[18]	170,031	9,969
John Talty[19]	-	250,000	300,000		170,031	129,969
Joseph Martello	2,500	6,250	45,000	[1]	45,000	-
JSH Partners [20]	-	150,000	180,000		170,031	9,969
Kim Owen	2,500	6,250	45,000	[1]	45,000	-
Knight Family Trust UTD /10/06, Gary Knight Trustee[21]	5,000	12,500	90,000	[1]	90,000	-
Lawrence Reisman	2,500	6,250	45,000	[1]	45,000	-
Kristin Robillard TTEE Lloyd Schunemann & Barbara Schunemann Trust U/A/D 11/12/89[22]	5,000	12,500	90,000	[1]	90,000	-
Lori Price	7,500	18,750	135,000	[1]	135,000	-

[16]
Joseph Martello has voting and investment power with respect to these Securities.  The shares of common stock owned and offered include 141,692 shares issuable upon conversion of Convertible Preferred Stock and 28,338 shares issuable upon exercise of Investor Warrants.  Registration rights were granted in connection with the registration of these Securities pursuant to the terms of the 2007 Registration Rights Agreement.

[1][7]
The shares of common stock owned and offered include 141,693 shares issuable upon conversion of Convertible preferred Stock and 28,338 shares issuable upon exercise of Investor Warrants.  Registration rights were granted in connection with the registration of these Securities pursuant to the terms of the 2007 Registration Rights Agreement.

[1][8]
The shares of common stock owned and offered include 141,693 shares issuable upon conversion of Convertible preferred Stock and 28,338 shares issuable upon exercise of Investor Warrants.  Registration rights were granted in connection with the registration of these Securities pursuant to the terms of the 2007 Registration Rights Agreement.

[19]
The Securities owned and offered represent 10% Note Warrants and 170,031 shares of common stock issuable upon exercise of such Warrants.  Registration rights were granted in connection with the registration of these Securities pursuant to the terms of the 2007 Registration Rights Agreement.

[20]
The Securities owned and offered represent 12% Bridge Note Warrants and 170,031 shares of common stock issuable upon exercise of such Warrants.  Registration rights were granted in connection with the registration of these Securities pursuant to the terms of the 2007 Registration Rights Agreement.

[21]	Gary Knight has voting and investment power with respect to these Securities.

[22]	Lloyd Stuntman and Barbara Schunemann have voting and investment power with respect to these Securities.

	Shares of Convertible Preferred Stock	Warrants to Purchase Common Stock	Common Stock

Name of Selling Securityholder	Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially Prior to Offering		Number Owned Beneficially After Offering	Number Owned Beneficially and Offered by Selling Stockholder	% of Common Stock Outstanding After Offering

Malcom O'Malley IRA[23]	2,500	6,250	45,000	[1]	45,000	-
Marc Stem and Debra Stern JTWROS	2,500	6,250	45,000	[1]	45,000	-
Bear Stearns Sec Corp FBO Marie Carlino IRA[24]	2,500	6,250	45,000	[1]	45,000	-
Mark Goldberg	2,500	6,250	45,000	[1]	45,000	-
Marvin Salengar	2,500	6,250	45,000	[1]	45,000	-
Mary Willis	2,500	6,250	45,000	[1]	45,000	-
Maurice Marciano Trust (2005 Restatement)[25]	30,000	75,000	540,000		170,031	369,969
Meredith Whitney[26]	5,000	12,500	90,000	[1]	90,000	-
Michael and Deirdre Lawe Behrens, JTWROS[27]	5,000	12,500	90,000	[1]	90,000	-
Michael Finamore	2,500	6,250	45,000	[1]	45,000	-
Michael H. Du Boff	5,000	12,500	90,000	[1]	90,000	-
Michael J. Salmanson & Tobi E. Zemsky[28]	5,000	12,500	102,857		102,857	-
Miriam W. Salmanson[29]	5,000	12,500	102,857		102,857	-

[23]	Malcolm O’Malley has voting and investment power with respect to these Securities.

[24]	Marie Carlino has voting and investment power with respect to these Securities.

[25]
Maurice Marciano has voting and investment power with respect to these Securities.  The shares of common stock owned and offered include 141,693 shares issuable upon conversion of Convertible Preferred Stock and 28,338 shares issuable upon exercise of Investor Warrants.  Registration rights were granted in connection with the registration of these Securities pursuant to the terms of the 2007 Registration Rights Agreement.

[26]	Meredith Whitney is the wife of John Charles Layfield, an employee of NES. Mr. Layfield disclaims beneficial ownership of these Securities.

[27]	Michael Behrens is the son of William Behrens, an affiliate of NES. William Behrens disclaims beneficial ownership of these Securities.

[28]
The shares of common stock owned and offered include 75,000 shares issuable upon conversion of Convertible Preferred Stock and 15,000 shares issuable upon exercise of Investor Warrants, and 12,857 shares issuable upon exercise of Bridge Warrants. Registration rights were granted in connection with the registration of the shares of common stock issuable upon conversion of the Convertible Preferred Stock and upon exercise of the Investor Warrants pursuant to the terms of the 2007 Registration Rights Agreement, and “piggyback” registration rights were granted in connection with the registration of the shares issuable upon exercise of the Bridge Warrants pursuant to the terms of the Bridge Warrants.

[29]
The shares of common stock owned and offered include 75,000 shares issuable upon conversion of Convertible Preferred Stock and 15,000 shares issuable upon exercise of the Investor Warrants, and 12,857 shares issuable upon exercise of Bridge Warrants.  Registration rights were granted in connection with the registration of the shares of common stock issuable upon conversion of the Convertible Preferred Stock and upon exercise of the Investor Warrants pursuant to the terms of the 2007 Registration Rights Agreement, and “piggyback” registration rights were granted in connection with the registration of the shares issuable upon exercise of the Bridge Warrants pursuant to the terms of the Bridge Warrants.  Miriam Salmanson is the mother of Jon Salmanson, an employee of NES.  Mr. Salmanson disclaims beneficial ownership of these Securities.

	Shares of Convertible Preferred Stock	Warrants to Purchase Common Stock	Common Stock

Name of Selling Securityholder	Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially Prior to Offering		Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially After Offering	% of Common Stock Outstanding After Offering

Mitchell Kessler	10,000	25,000	180,000	[8]	170,031	9,969
Myron Zisser	5,000	12,500	90,000	[1]	90,000	-
ParadiseWire and Cable D/B/PP TTEE; Ira Gaines[30]	2,500	6,250	48,000		45,000	3,000	*
Patterson Family Trust dated April 27, 2006, TTEE Ronald E. Patterson[31]	10,000	25,000	268,975		170,031	93,944	1.2%
Peter S. Rawlings	5,000	12,500	170,068	[32]	170,031	37
Peter T. Kross Trust UAD 11-25-85[33]	10,000	25,000	180,000		170,031	9,969
Richard & Sheila Korchien Trust Dec. 28, 1994, TTEE Richard Korchien & Sheila Korchein[34]	5,000	12,500	102,857		102,857	-
Rick Moranis	10,000	25,000	180,000	[35]	170,031	9,969

[30]
Ira Gaines has voting and investment power with respect to these Securities.  The shares of common stock owned and offered include 37,500 shares issuable upon conversion of Convertible Preferred Stock and 8,400 shares issuable upon exercise  of Investor Warrants.  Registration rights were granted in connection with the registration of these Securities pursuant to the terms of the 2007 Registration Rights Agreement.

[31]
Ronald E. Patterson has voting and investment power with respect to these Securities.  The shares of common stock owned and offered include 141,693 shares issuable upon conversion of Convertible Preferred Stock  and 28,338 shares issuable upon exercise of Investor Warrants. Registration rights were granted in connection with the registration of these Securities pursuant to the terms of the 2007 Registration Rights Agreement.

[32]
The shares of common stock owned and offered include 74,983 shares issuable upon conversion of Convertible Preferred Stock and 14,997 shares issuable upon exercise of Investor Warrants, 58,882 shares issuable upon conversion of Series H Preferred, 4,240 shares issued as dividends on Series H Preferred and 16,929 shares issuable upon exercise of Series H Warrants.  Registration rights were granted in connection with the registration of the shares of common stock issuable upon conversion of the Convertible Preferred Stock and upon exercise of the Investor Warrants pursuant to the terms of the 2007 Registration Rights Agreement, and “piggyback” registration rights were granted in connection with the registration of the common stock issuable upon conversion of the Series H Preferred, issued as dividends on the Series H Preferred and issuable upon exercise of the Series H Warrants pursuant to the terms of the Subscription Agreement executed in connection with the sale of the Series H Preferred and the issuance of the Series H Warrants, respectively.

[33]
Peter Kross has voting and investment power with respect to these Securities.  The shares of common stock owned and offered include 141,693 shares issuable upon conversion of Convertible Preferred Stock and 28,338 shares issuable upon exercise of Investor Warrants.  Registration rights were granted in connection with the registration of these Securities pursuant to the terms of the 2007 Registration Rights Agreement.

[34]
Richard Korchien and Sheila Korchien have voting and investment power with respect to these Securities.  The shares of common stock owned and offered include 75,000 shares issuable upon conversion of Convertible Preferred Stock and 15,000 shares issuable upon exercise of Investor Warrants, and 12,857 shares issuable upon exercise of Bridge Warrants. Registration rights were granted in connection with the registration of the shares of common stock issuable upon conversion of the Convertible Preferred Stock and upon exercise of the Investor Warrants pursuant to the terms of the 2007 Registration Rights Agreement, and “piggyback” registration rights were granted in connection with the registration of the shares issuable upon exercise of the Bridge Warrants pursuant to the terms of the Bridge Warrants.

[35]
The shares of common stock owned and offered include 141,692 shares issuable upon conversion of Convertible Preferred Stock and 28,338 shares issuable upon exercise of Investor Warrants.  Registration rights were granted in connection with the registration of these Securities pursuant to the terms of the 2007 Registration Rights Agreement.

	Shares of Convertible Preferred Stock	Warrants to Purchase Common Stock	Common Stock

Name of Selling Securityholder	Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially Prior to Offering		Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially After Offering	% of Common Stock Outstanding After Offering

Roy Nelson & Anne Nelson	10,000	25,000	192,857	[36]	170,031	22,826
S&J Enterprises, L.P.[37]	2,500	6,250	45,000	[1]	45,000	-
Sensus, LLC[38]	20,000	50,000	428,358		170,031	258,327
Sunderland Family Trust DTD 7/15/96(#1) Ronald B Sunderland& Diane Y Sunderland TTEES[39]	2,500	8,750	48,000		48,000	-
Susan E. Mullin	2,500	6,250	45,000	[1]	45,000	-
Suzanne Marie Halasz IRA/BSEP Bear Sterns SEC CORP CUST[40]	2,500	6,250	45,000	[1]	45,000	-

[36]
The shares of common stock owned and offered include 132,246 shares issuable upon conversion of Convertible Preferred Stock, 26,449 shares issuable upon exercise of Investor Warrants and 11,336 shares issuable upon exercise of Bridge Warrants. Registration rights were granted in connection with the registration of the shares of common stock issuable upon conversion of the Convertible Preferred Stock and upon exercise of the Investor Warrants pursuant to the terms of the 2007 Registration Rights Agreement, and “piggyback” registration rights were granted in connection with the registration of the shares issuable upon exercise  of the Bridge Warrants pursuant to the terms of the Bridge Warrants.

[37]
Stephen M. Breitstone and Jill Breitstone have voting and investment power with respect to these Securities.  Mr. Breitstone is a partner in Meltzer, Lippe, Goldstein & Breitstone, LLP, our counsel in connection with the Bridge Financing, the Acquisition, the 2007 Private Placement and this Offering

[38]
James Pizzo has voting and investment power with respect to these securities. Includes 119,081 shares of common stock issuable upon conversion of Convertible Preferred Stock, 23,816 shares issuable upon exercise of Investor Warrants, 1,336 shares issued as dividends on Series H Preferred, 20,037 shares issued upon conversion of Series H Preferred, and 5,761 shares issuable upon exercise of Series H Warrants. Registration rights were granted in connection with the registration of the common stock issuable upon conversion of the Convertible Preferred Stock and upon exercise of the Investor Warrants pursuant to the terms of the 2007 Registration Rights Agreement, and “piggyback” registration rights were granted in connection with the registration of the common stock issuable upon conversion of the Series H Preferred, issued as  dividends on the Series H Preferred and issuable upon exercise of the Series H Warrants pursuant to the terms of the Subscription Agreement executed in connection with the sale of the Series H Preferred and the issuance of the Series H Warrants, respectively.

[3][9]
Ronald B. Sunderland and Diane Y. Sunderland have voting and investment power with respect to these Securities. The Warrants owned and offered include 3,000 12% Bridge Note Warrants originally issued to JSH Partners and 7,500 Investor Warrants,  and the shares of common stock owned and offered include 37,500 shares issuable upon conversion of Convertible Preferred Stock and 7,500 shares issuable upon exercise of the Investor Warrants. Registration rights were granted in connection with the registration of these Securities pursuant to the terms of the 2007 Registration Rights Agreement.

[40]	Suzanne Marie Halasz has voting and investment power with respect to these Securities.

	Shares of Convertible Preferred Stock	Warrants to Purchase Common Stock	Common Stock

Name of Selling Securityholder	Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially Prior to Offering		Number Owned Beneficially and Offered by Selling Stockholder	Number Owned Beneficially After Offering	% of Common Stock Outstanding After Offering

The David I. Schaffer Partnership LLP[41]	2,500	6,250	45,000	[1]	45,000	-
Voletta Wallace	5,000	12,500	90,000	[1]	90,000	-
Willliam and Micki Lippe JTWROS[42]	30,000	75,000	565,714		170,031	395,683
TOTAL	424,000	1,462,500	8,435,943		6,197,524	2,238,419	1.2%

[41]
David I. Schaffer has voting and investment power with respect to these Securities.  Mr. Schaffer is a partner in Meltzer, Lippe, Goldstein & Breitstone, LLP, our counsel in connection with the Bridge Financing, the Acquisition, the 2007 Private Placement and this Offering.

[42]
The shares of common stock owned and offered include 135,252 shares issuable upon conversion of Convertible Preferred Stock, 27,050 shares issuable upon exercise of Investor Warrants and 7,729 shares issuable upon exercise of Bridge Warrants. Registration rights were granted in connection with the registration of the shares of common stock issuable upon conversion of the Convertible Preferred Stock and upon exercise of the Investor Warrants pursuant to the terms of the 2007 Registration Rights Agreement, and “piggyback” registration rights were granted in connection with the registration of the shares issuable  upon exercise of the Bridge Warrants pursuant to the terms of the Bridge Warrants.

ADDITIONAL INFORMATION

PAYMENTS TO SELLING SECURITYHOLDERS AND AFFILIATES

The following table sets forth the dollar amount of each payment (including the value of any payments to be made in common stock) in connection with the 2007 Private Placement, the sale of the 10% Notes and the 12% Bridge Note, the sale of the Series H Preferred, the sale of the Bridge Warrants, the sale of the Ancillary Warrants and the sale of the Series H Warrants that we have made or may be required to make to any Selling Securityholder, any affiliate of a Selling Securityholder or any person with whom any Selling Securityholder has a contractual relationship regarding the transactions.

NATURE OF PAYMENT
Description of Selling Securityholder	Dividends on Convertible Preferred Stock[1]	Liquidated Damages[2]	Dividends on Series H Preferred Stock[3]	Interest	Dividends[8]	Total Payments
Unit Purchasers	$339,200	$244,000	-----			$ 541,200
Holders of Series H Preferred Stock	-----	-----	$3,769			3,769
Holders of 10% Note Warrants[4]	-----	10,000.00	-----	89,254		99,254
Holders of 12% Bridge Note Warrants[5]	-----	40,000.00	-----	50,185		90,185
Holders of Bridge Warrants[6]	-----	-----	-----	16,832		16,832
Holders of Ancillary Warrants[7]	-----		-----	19,766		19,766
Holders of Series H Warrants	-----		----		4,981	4,981
	$339,200	$294,000	$3,769	$176,034	$4,981	$775,987

[1]	At the rate of 8% of the stated value ($10) per share, or an annual amount of $.08 per share. Amount shown represents value of dividends for one year.

[2]	Payable to Unit purchasers and holders of 10% Note and 12% Bridge Note, pursuant to Registration Rights Agreement dated March 30, 2007. Assumes registration becomes effective in December 2007.

[3]
Payable in common stock to holder of 1,178 shares outstanding on March 30, 2007 at the rate of 8% of the $1 face amount per share per annum, payable semi-annually from issuance date of December 15, 2005. Amount shown represents value of dividends through December 15, 2007.

[4]	Includes total amount of interest payable to the holder of the 10% Note Warrants in connection with promissory notes issued in March 2007 in the amount of $500,000 through the term of the 10% Note.

[5]
Includes total amount of interest paid to the holder of the 12% Bridge Note Warrants in connection with a promissory note issued in March 2007 in the amount of $2,000,000, which has been repaid in full.

[6]	Paid to the holders of the Senior Convertible Notes in cash upon conversion of all of the Senior Convertible Notes into six Units in the 2007 Private Placement.

[7]
Includes total amount of interest payable to the holder of the Ancillary Warrants in connection with promissory notes issued in April 2005 and June 2006 in the aggregate amount of $175,000, of which interest payments in the aggregate amount of $16,928 has been paid and $2,838 remains outstanding.

[8]	Includes total amount of dividends paid in common stock to holders of Series H Preferred prior to conversion of Series H Preferred into shares of our common stock.

The aggregate proceeds to the Company from the sale of the shares of Convertible Preferred Stock the 10% Notes, the 12% Bridge Note, the notes to the holder of the Ancillary Warrants and the Series H Preferred, including proceeds received from affiliates of Baywood whose securities are not being offered hereby, without allocating any portion of the Unit price to the Investor Warrants, net of cash commissions to the Placement Agent and all other expenses (actual and estimated) of the Offering, was $7,747,483.  The aggregate proceeds to the Company, excluding proceeds received from, affiliates of Baywood whose Securities are not being offered hereby, was $6,458,750.  During the one year period following the Initial Closing, the total possible payments which may be made to the Selling Securityholders and their affiliates is $725,549, comprised of dividends of $347,950, interest on the notes issued to the holders of the Bridge Warrants, 10% Note Warrants, 12% Bridge Note Warrants and Ancillary Warrants in the aggregate amount of $125,599 and maximum liquidated damages (assuming effectiveness of the registration statement in December 2007) of $252,000.

POTENTIAL PROFITS ON CONVERSION OF CONVERTIBLE PREFERRED STOCK

The following table sets forth the total profit the Selling Securityholders and their affiliates could realize as a result of the conversion of their Convertible Preferred Stock, based on the difference between the market price of the underlying common stock on the date of sale of the Convertible Preferred Stock and the conversion price of the Convertible Preferred Stock.

No. of Preferred Shares	Market Price of Common Stock on Date of Sale (a)	Conversion Price Per Preferred Share (b)	Total Underlying Common Stock (c)	Combined Market Price of Underlying Common Stock ((a) x (c)) (d)	Total Conversion Price of Underlying Common Stock ((b) x (c)) (e)	Total Potential Profit ((d) – (e)) (f)
302,727	$1.30	$0.80	3,784,083	$4,919,307	$3,027,266	$1,892,041
12,898	0.84	$0.80	161,225	135,429	128,980	6,446
Total			3,945,308	$5,054,736	$3,156,246	$1,898,490

POTENTIAL PROFITS ON CONVERSION OR EXERCISE OF OTHER SECURITIES

The following table sets forth the total profit the Selling Securityholders and their affiliates could realize as a result of the exercise of any options or warrants or the conversion of any other convertible securities (excluding the Convertible Preferred Stock) that they hold, based upon the difference between the market price of the underlying securities on the date of sale of the option, warrant or other convertible securities and the exercise or conversion price of the options, warrants or other convertible securities.

Number and Class of Security	Market Price of Common Stock on Date of Sale (a)	Exercise or Conversion Price (b)	Total Underlying Common Stock (c)	Combined Market Price of Underlying Common Stock ((a) x (c)) (d)	Product of (b) x (d) (e)	Total potential Profit ((d) - (e)) (f)
756,817 Investor Warrants	$1.30	$0.40	756,817	$983,861	$302,727	$681,135
32,245 Investor Warrants	0.84	0. 40	32,245	27,086	12,898	14,188
10% Note Warrants	1.30	0. 40	141,692	184,200	56,677	127,523
12% Bridge Note Warrants	1.30	1.00	144,192	187,450	144,192	43,258
Bridge Warrants	0.80	0.70	48,030	38,424	33,621	4,803
Other Warrants	1.44	0. 40	1,000	1,440	400	1,040
Other Warrants	0.40	0.80	6,000	2,400	4,800	(2,400)
Series H Warrants	0.40	0. 40 – 2.40	18,908	7,563	15,883	(8,319)
Series H Preferred Stock	0.40	0. 40	58,882	23,558	23,558	------
Total			1,207,766	$1,455,977	$594,750	$861,227

COMPARISON OF ISSUER PROCEEDS TO POTENTIAL INVESTOR PROFITS

The following table compares the net proceeds received by the Company from the transactions which raised the financing for the Acquisition, including the 2007 Private Placement, the sale of the 10% Notes and the 12% Bridge Note and the Bank Financing, and the sale of the Series H Preferred and promissory notes issued to the holder of the Ancillary Warrants, including proceeds received from affiliates of Baywood whose Securities are not being offered hereby, to the potential profit to the Selling Securityholders and their affiliates as shown in the preceding two tables.

Gross Proceeds to Company (a)	Aggregate Payments Required or to be Required by Company[2] (b)	Net Proceeds to Company ((a) – (b)) (c)	Combined Possible Profit to Selling Securityholders and Affiliates[3] (d)
$10,900,000 [1]	$689,287	$10,210,713	$2,759,717
_________________________
[1]
Includes $5,400,000 from sale of Units, $1,000,000 from sale of 10% Notes, $2,000,000 from sale of 12% Bridge Note, $2,000,000 Bank Financing, $350,000 from sale of Series H Preferred and $150,000 from promissory notes issued to the holder of the Ancillary Warrants.

[2]	See table entitled “PAYMENTS TO SELLING SECURITYHOLDERS AND AFFILIATES”, on page 73.
[3]
Represents total profit of $1,898,490 as shown in table entitled “POTENTIAL PROFITS ON CONVERSION OF CONVERTIBLE PREFERRED STOCK”, on page 74, plus total profit of  $861,227 as shown in table entitled “POTENTIAL PROFITS ON CONVERSION OR EXERCISE OF OTHER  SECURITIES”, on page 75.

The total amount of payments required or to be required by the Company, as shown in column (b) of the table above, plus the combined potential profit to the Selling Securityholders, as shown in column (d) of the table above, or a combined total of $3,449,004, is equal to (i) 53.4% of the net proceeds to the Company from the sale of the shares of Convertible Preferred Stock, the 10% Notes and 12% Bridge Note, the Series H Preferred and promissory notes issued to the holder of the Ancillary Warrants, without any allocation of proceeds to the Investor Warrants ($6,458,750), and (ii) 40.8% of the net proceeds to the Company from the sale of all the foregoing Securities and the Bank Financing ($8,458,750).  This represents an average percentage of (i) 26.7% and (ii) 20.4%, respectively, over the two year term of the 10% Notes. See “PAYMENTS TO SELLING SECURITYHOLDERS AND AFFILIATES”.

COMPARISON OF REGISTERED SHARES TO OUTSTANDING SHARES

Outstanding Common Stock Not Held by Affiliates	Number of Shares Registered for Resale in Prior Registration Statements)	Number of Shares Being Registered for Resale on Behalf of Selling Securityholders and Affiliates of Selling Securityholders
1,700,307	0	8,084,024 [1]
_________________________
[1]
Includes 424,000 shares of Convertible Preferred, 1,060,000 Investor Warrants, 250,000 10% Note Warrants, 152,500 12% Bridge Note Warrants, together with a total of 25,613 shares of common stock issuable upon conversion of Series H Preferred and as dividends on Series H Preferred, 4,734,369 shares of common stock issuable upon conversion of Convertible Preferred, 946,874 shares of common stock issuable upon exercise of Investor Warrants, 431,786 shares of common stock issuable upon exercise of Additional Warrants and Other Warrants, and 58,882 issuable upon conversion of Series H Preferred. Also includes Anti-Dilution shares.

PRIOR TRANSACTIONS BETWEEN ISSUER AND SELLING SECURITYHOLDERS

The following table, adjusted to give effect to the Reverse Split, sets forth all prior securities transactions between the Company and any Selling Securityholder or any affiliate of any Selling Securityholder or any person with whom any Selling Securityholder has a contractual relationship regarding the transactions.

SELLING SECURITYHOLDER [1]	Transaction [2]	Date of Transaction	Shares of Class Outstanding Prior to Transaction (a)	Shares of Class Outstanding Prior to Transaction and Held by Persons Other than Selling Security Holders (b)	Shares of Class Issued in Connection with Transaction (c)	Percentage of Total Shares of Class Issued in the Transaction ((c) / (b)) (d)	Market Price Per Share of Class Subject to Transaction Immediately Prior to Transaction [3]	Current Market Price Per Share of Class Subject to Transaction [3]
James Pizzo	Issuance of Series H Preferred	19-Dec-05	-		20,192	0.00%	N/A [4]	N/A
Peter Rawlings	Issuance of Series H Preferred	27-Dec-05	-		23,558	0.00%	N/A	N/A
				Subtotal	43,750
James Pizzo	Issuance of Dividend of Common Stock on Series H Preferred	20-Jul-06	2,118,355	700,482	2,019	0.00%	N/A	N/A
Peter Rawlings	Issuance of Dividend of Common Stock on Series H Preferred	20-Jul-06	2,118,355	700,482	2,356	0.29%	N/A	N/A
James Pizzo	Issuance of Dividend of Common Stock on Series H Preferred	31-Dec-06	2,129,831	704,424	808	0.34%	N/A	N/A
Peter Rawlings	Issuance of Dividend of Common Stock on Series H Preferred	31-Dec-06	2,129,831	704,424	942	0.11%	N/A	N/A
James Pizzo	Issuance of Dividend of Common Stock on Series H Preferred	1-May-06	4,735,611	3,239,357	538	0.13%	N/A	N/A
Peter Rawlings	Issuance of Dividend of Common Stock on Series H Preferred	18-Jun-06	6,578,863	4,892,524	943	0.02%	N/A	N/A
				Subtotal	7,606
James Pizzo	Conversion of Series H Preferred into shares of common stock	1-May-07	4,735,611	3,239,357	50,480	1.56%	$1.00	$.80

				Subtotal	50,480	1.56%

1.	No prior securities transactions occurred between the company and any affiliates of the Selling Securityholders or any person with whom any Selling Securityholders has a contractual relationship.
2.	Excludes issuance of 2006 Bridge Notes, subsequently converted into securities being registered hereby. Excludes notes issued in prior debt financing, having no equity features.
3.	Represents market price of underlying common stock.
4.	The Series H Preferred had no market price on the dates of issuance. The market price of the underlying common stock ranged from $.40 to $2.10 per share in December 2005.

DESCRIPTION OF CAPITAL STOCK

GENERAL

We are authorized by our Articles of Incorporation to issue an aggregate of 500,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share.  After giving effect to the Reverse Split, as of September 30, 2007, 6,579,806 shares of common stock were outstanding and held of record by 230 stockholders, 35,000 shares of Class A Preferred Shares were outstanding and held of record by one stockholder, 11,710 shares of Class F Preferred Shares were outstanding and held of record by two stockholders, 200,000 shares of Series G Preferred Stock were outstanding and held of record by two stockholders 23,558 shares of Series H Preferred Stock were outstanding and held of record by one stockholders and 540,000 shares of Series I 8% Cumulative Convertible Preferred Stock were outstanding and held of record by 75 stockholders.  Effective May 15, 2007, the Class F Preferred Shares were exchanged for 1,171,000 shares of our common stock, the Series G Preferred Stock was converted into 250,000 shares of our common stock and 16,322 shares of the Series H Preferred Stock were converted into 816,105 shares of our common stock.  Effective July 13, 2007, we issued 18,500 additional shares of Convertible Preferred Stock.

The Board authorized, and our stockholders, by written consent of a majority entitled to vote thereon, have approved, amendments to our Articles of Incorporation (the “Charter Amendment”) (i) to increase our authorized common stock from 200,000,000 to 500,000,000 shares, (ii) to effectuate a 1:20 Reverse Split of our common stock and (iii) to reduce the par value of our preferred stock from $1.00 to $.001 per share.  The Charter Amendment became effective on December 18, 2007.

COMMON STOCK

Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders.  There is no cumulative voting for the election of directors.  Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any.  Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully-paid and nonassessable.  In the event we were to elect to sell additional shares of common stock following this Offering, investors in this Offering would have no prior right to purchase additional shares.  As a result, their percentage equity interest in us would be diluted.

The shares of common stock offered in this Offering will be, when issued and paid for, fully paid and not liable for further call or assessment.  Holders of the common stock do not have cumulative voting rights, which means that, subject to the rights of the holders of the preferred stock, the holders of more than one half of the outstanding shares of common stock, can elect all of our directors, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors.  Except as otherwise required by Nevada law, and subject to the rights of the holders of preferred stock, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voting as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

Pursuant to the Voting Agreement, certain significant stockholders, including officers and directors, holding in the aggregate a substantial percentage of the Company’s common stock (on an as-converted basis) agreed for a three-year period to vote all shares of capital stock of the Company now or thereafter directly or indirectly owned by them in such manner as may be necessary to elect (and maintain in office) a five-person Board consisting of, in part, two directors designated by the Placement Agent.

PREFERRED STOCK

GENERAL

Preferred stock may be issued in one or more series, having the rights, privileges and limitations, including voting rights, conversion privileges and redemption rights, as may, from time to time, be determined by the board of directors.  Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as the board of directors deems appropriate. In the event that any shares of preferred stock are to be issued, a certificate of designation containing the rights, privileges and limitations of such series of preferred stock shall be filed with the Secretary of State of Nevada.  The effect of such preferred stock is that the board of directors alone, subject to, federal securities laws and Nevada law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of us without further action by the stockholders, and may adversely affect the voting and other rights of the holders of the common stock.  The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

PREFERRED STOCK OUTSTANDING PRIOR TO THIS OFFERING

Including the preferred shares associated with this Offering, we have three series of preferred stock outstanding.  The total authorization for all classes of preferred stock is 10,000,000 shares.  Set forth below is a description of each such series or class of preferred stock.

Class A Preferred Shares.  We have authorized 35,000 shares of preferred stock designated as Class A Preferred Shares (the “Class A Shares”), par value $0.001 per share, of which 35,000 shares are issued and outstanding.  The Class A Shares are convertible at any time, at the option of the holder thereof, into shares of our common stock on a one-to-one basis.  In the event of a dissolution, bankruptcy or termination of the Company, the par value of all the Class A Shares shall be paid in full before the common stock or any part thereof or any dividend thereon is paid.  Holders of Class A Shares have no voting rights or redemption rights, and no preference as to dividends or assets.

SERIES H Preferred Stock.  We have authorized 350,000 shares of preferred stock designated as Series H Preferred Stock (the “Series H Preferred”), par value $0.001 and face value of $1.00 per share, of which 23,558 shares are issued and outstanding.  The Series H Preferred accrue an 8% per annum cumulative dividend payable in shares of common stock, conversion rights into the Company’s common stock at $0.40 per share and are entitled to one vote for every common share owned on an if-converted basis.  The Series H Preferred are redeemable at the option of the Company only at 115% of the face value.

SERIES I 8% Cumulative Convertible Preferred Stock.  We have authorized 1,000,000 shares of preferred stock designated as Series I 8% Cumulative Convertible Preferred Stock (the “Convertible Preferred Stock”), $0.001 par value per share, of which 540,000 shares are issued and outstanding.  Each share of Convertible Preferred Stock has a stated value per share of $10 (the "Stated Value").  The Convertible Preferred Stock is senior to our common stock with respect to the right to receive proceeds on liquidation or redemption and is junior to all indebtedness of the Company.  Dividends shall accrue at the rate of 8% per annum, payable quarterly in cash, and shall be due and payable unless and to the extent that funds are not legally available to the Company to pay dividends.  Dividends not paid shall accrue on a cumulative basis and are payable upon a Liquidation Event, as defined below, and upon a conversion of the Convertible Preferred Stock, unless converted into common stock at the option of the holder.  At the option of the holder, one share of Convertible Preferred Stock may be converted into 250 shares of common stock at any time at a conversion price of $0.80 per share (the “Conversion Price”), subject to anti-dilution and other customary adjustments summarized below.  In the event any dividend shall not be paid in full when due (after a 10-day grace period), then for each quarterly period or portion thereof that such dividend shall not be paid in full, (i) the conversion price will be reduced by $0.05 (5 cents) but shall not be reduced below a conversion price of $0.60 per share (the “Special Conversion Price Adjustment”); and (ii) the dividend rate shall be increased by 50 basis points (1/2 of 1%), but shall not exceed a dividend rate of 10% per annum. The Convertible Preferred Stock will convert automatically into shares of common stock upon the closing of an underwritten public offering by the Company in which (i) gross proceeds to the Company are equal to or greater than $10.0 million and (ii) the price per share of the common stock sold in such public offering is equal to or greater than the then-current Conversion Price.  At any time after March 12, 2008, the Company has the right to cause the mandatory conversion of the Convertible Preferred Stock into shares of common stock if the “Current Stock Price” (as hereinafter defined) exceeds 500% of the then-current Conversion Price in effect in any consecutive 30-day trading period.  This right may be exercised upon written notice delivered within 60 days of the end of such 30-day trading period.  At the sole option of the holder, upon conversion of the Convertible Preferred Stock, accrued and unpaid dividends also may be converted into shares of common stock at the Conversion Price.  “Current Stock Price” means the closing sale price (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and average closing ask prices) as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported on the OTCBB.  The Conversion Price (including the Special Conversion Price Adjustment) is subject to adjustment for stock splits, stock dividends, reverse stock splits, recapitalizations, and classifications. Further, in the event that the Company should issue shares of common stock at an effective price per share less than $0.80, the Conversion Price shall be adjusted on a weighted average basis to reflect the dilution represented by the issuance of such shares of common stock at such lower effective price on a fully-diluted basis, provided, however, that no such adjustment shall be made in the case of certain excluded issuances, including (a) shares of common stock issued upon conversion of the Convertible Preferred Stock or exercise of the Warrants or in lieu of accrued but unpaid dividends, (b) securities issued upon the exercise of or conversion of convertible securities, options or warrants issued and outstanding on the date of authorization of the Convertible Preferred Stock, provided further that such securities have not been amended thereafter to increase the number of such securities or to decrease the exercise or conversion price of any such securities (other than by the anti-dilution provisions thereof, if any), (c) issuances of equity securities to employees, consultants, landlords or suppliers of or to the Company in one or more transactions approved by the Board or in mergers, consolidations, acquisitions, joint ventures or strategic alliances approved by the Board, and (d) issuances of equity securities to commercial banks or other lenders in connection with the Company obtaining loan financing in one or more transactions approved by the Board.

Before any distribution or payment shall be made to the holders of any common stock with respect to the entitlement to receive liquidation proceeds upon the occurrence of a Liquidation Event (as hereinafter defined), the holders of Convertible Preferred Stock shall be entitled to be paid out of the assets of the Company legally available therefore an amount equal to the Stated Value with respect to each outstanding share of Convertible Preferred Stock held by them, plus an additional amount equal to any accrued but unpaid dividends for each share of Convertible Preferred Stock then held (such amount payable as to each such share of Convertible Preferred Stock, the “Liquidation Preference”).  If, upon any Liquidation Event, the remaining assets of the Company legally available for payment of the aggregate amount of all Liquidation Preferences payable in respect of outstanding shares of Convertible Preferred Stock (after payment of requisite liquidation distributions or payments to holders of shares of any class or series of capital stock of the Company with a liquidation preference senior to the Convertible Preferred Stock) shall be insufficient to make payment in full of all Liquidation Preferences payable with respect to outstanding shares of Convertible Preferred Stock and shares of any class or series of Capital Stock of the Company at the time outstanding with a liquidation preference on parity with the Convertible Preferred Stock, then all such remaining assets legally available therefor shall be distributed among the holders of shares of Convertible Preferred Stock at the time outstanding and the holders of shares of any class or series of capital stock of the Company at the time outstanding with a liquidation preference on parity with the Convertible Preferred Stock, ratably among them in proportion to the full amounts to which they would otherwise be respectively entitled.  If, upon any Liquidation Event, the remaining assets of the Company legally available for payment of the aggregate amount of all Liquidation Preferences payable in respect of outstanding shares of Convertible Preferred Stock outstanding and all shares of any class or series of capital stock of the Company at the time outstanding with a liquidation preference on parity with the Convertible Preferred Stock (after payment of requisite liquidation distributions or payments to holders of shares of any class or series of capital stock of the Company with a liquidation preference senior to the Convertible Preferred Stock) shall be in excess of the amounts necessary to make payment in full of all Liquidation Preferences payable with respect to outstanding shares of Convertible Preferred Stock and all such shares of stock on a parity with the Convertible Preferred Stock, then all such excess assets remaining and legally available therefor shall be distributed among the holders of shares of Convertible Preferred Stock at the time outstanding and the holders of the common stock, ratably among them in proportion to the number of shares of common stock then owned or into which shares of Convertible Preferred Stock would then be convertible.  For purposes hereof, the term “Liquidation Event” shall mean (i)(a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company, (b) the merger or consolidation of the Company or any subsidiary of the Company in one or a series of related transactions with or into another entity as a result of which the Company ceases to exist or as a result of which the common stock ceases to be a class of securities registered under the Exchange Act, other than (x) a merger solely for the purpose of changing the jurisdiction of incorporation of the Company and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity, or (y) a merger or consolidation pursuant to which holders of the capital stock of the Company immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance, (c) the sale, lease, license or other disposition of all or substantially all the assets or any substantial asset of the Company in one or a series of related transactions, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c) or (ii) any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.  Except as otherwise provided by the NRS, the Convertible Preferred Stock votes as a class with the common stock with a number of votes equal to the number of shares of common stock into which each share of Convertible Preferred Stock is convertible at the then-current Conversion Price.  Neither common stock nor Convertible Preferred Stock possesses cumulative voting rights.

WARRANTS

Set forth below is a description of the Warrants:

Shares of Common Stock

Designation/ Reason Granted	Issuable upon Exercise	Exercise Price Per Share	Expiration Date

Bridge Warrants/Bridge Financing	128,426	$1.00	September 2011
Investor Warrants/ 2007 Private Placement	1,350,000	$0.40	March 2012
Placement Agent Warrants	945,000	$0.80	March 2012
10% Note Warrants	500,000	$0.40	March 2012
12% Bridge Note Warrants	200,000	$1.00	March 2012
Series H Warrants	209,635	$0.40 to $2.40	December 2008
Ancillary Warrants	1,000	$0.80	April 2008
Ancillary Warrants	6,000	$0.40	June 2009
Seller Warrants/Acquisition	35,000	$1.00	March 2012

The exercise price of the Warrants and the number of shares subject thereto shall be subject to adjustment in the event of stock splits, stock dividends, reverse stock splits, and similar events. Further, in the event that we should issue shares of our common stock at an effective price per share less than the then effective exercise price of the Warrants, the exercise price and the number of shares subject to such Warrants shall be adjusted on a weighted average basis to reflect the dilution represented by the issuance of such shares of common stock and such lower effective price on a non-fully-diluted basis, subject to similar exceptions to those described for such adjustments above with respect to the Convertible Preferred Stock.  The Warrants contain standard reorganization provisions

ANTI-TAKEOVER PROVISIONS

NRS Sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the Articles of Incorporation or By-laws of the corporation provide that the provisions of these sections do not apply.  Our Articles of Incorporation and By-laws do not state that these provisions do not apply.

The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada corporation by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things.  The statute is limited to a corporation that is organized in the State of Nevada and:

(a)	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and

(b)	does business in the State of Nevada directly or through an affiliated corporation.

Currently, we have approximately 230 stockholders of record, but we have only 1 stockholders of record with addresses in the State of Nevada.  Furthermore, we do not conduct business in the State of Nevada and do not intend to conduct business in the State of Nevada in the near future. Accordingly, the anti-takeover provisions contained in NRS Sections 78.378 to 78.379 do not apply to us, and are not likely to apply to us in the foreseeable future.

However, our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined by the Board.  Our Board may, without stockholder approval, issue preferred stock with dividends, liquidation, conversion, voting and other rights that could adversely affect the voting power or other rights of the holders of our common stock.  This provision may prevent a change of control of the Company.

QUOTATION ON OTCBB

Our common stock is quoted on the OTCBB under the symbol "BAYW".  Our Convertible Preferred Stock will be quoted on the OTCBB under the symbol “_________”, our Investor Warrants will be quoted on the OTCBB under the symbol “_________”, our 10% Note Warrants will be quoted on the OTCBB under the symbol “_________” , and our 12% Bridge Note Warrants will be quoted on the OTCBB under the symbol “___________”.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our common stock is Computershare Trust Company, 350 Indiana Street, Suite 800, Golden, CO 80401.  We currently act as the transfer agent for our Convertible Preferred Stock and Registered Warrants.  Upon registration of the Convertible Preferred Stock and Registered Warrants, we will designate Computershare Trust Company, Inc. as transfer agent for these Securities.

DIRECTORS' LIMITATION OF LIABILITY

The NRS provide that a director or officer is not individually liable to a company or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that:

(a)	his or her act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and
(b)	his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Effective May 16, 2007, we have in effect a policy of directors and officers liability insurance with limits of $5,000,000, subject to customary deductibles.

In addition, our by-laws provide for the indemnification of directors, officers, employees and agents of the Company, serving at the request of the Company, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding; provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and provided further, that in the case of a derivative action, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Insofar as indemnification for liability arising under the Securities Act may be permitted to our directors, officers and controlling persons as stated in the foregoing provisions or otherwise, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been no public market for our Convertible Preferred Stock or our Registered Warrants and a limited market for our common stock.  Sales of substantial numbers of shares of our Convertible Preferred Stock, Registered Warrants or common stock in the public market following this Offering, or the perception that such sales may occur, could adversely affect prevailing market prices of our Securities.

Prior to the exercise of the Registered Warrants or the conversion of the Convertible Preferred Stock, immediately following the effectiveness under the Securities Act of the registration statement of which this prospectus forms a part, we will have an aggregate of 540,000 Preferred Shares and 2,995,000 Warrants outstanding upon completion of this Offering.  Of these Securities, 424,000 Preferred Shares and 1,462,500 Registered Warrants sold in this Offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "Affiliates", as that term is defined under Rule 144 of the Securities Act, who may sell only the volume of share described below and whose sales would be subject to manner of sale and other limitations set forth in Rule 144.

Assuming the exercise in full of all Warrants, and the conversion in full of the Convertible Preferred Stock and Series H Preferred, immediately following the effectiveness under the Securities Act of the registration statement of which this prospectus forms a part, and assuming the exercise of all convertible debt, options and other warrants outstanding following this Offering, we will have an aggregate of 19,612,742 shares of common stock outstanding upon completion of this Offering.  Of these shares, approximately 8,397,831 shares (including the 6,197,524 shares sold in this Offering) will be freely tradable without restriction or further registration under the Securities Act, unless purchased by Affiliates, and certain non-affiliates, who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below.  The remaining approximately 11,214,911 shares of common stock will be held by our existing stockholders and will be deemed to be “Restricted Securities” under Rule 144.

ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET

The 11,214,911 Restricted Securities that are not being sold in this Offering, but which will be outstanding at the time this Offering is complete, will be eligible for sale into the public market, under the provisions of Rule 144 not later than one year from the date of this prospectus, subject to volume, manner of sale and other limitations under Rule 144.

RULE 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•
1.0% of the number of shares of common stock then outstanding, which, before exercise of the Warrants and conversion of the Convertible Preferred Stock and Series H Preferred, is expected to equal approximately 65,798 shares of common stock immediately after this Offering; or

•	the average weekly trading volume of the shares of common stock on the OTCBB during the four calendar weeks preceding the filing of a notice on Form 144 in connection with the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.  In addition, under Rule 144(k) as currently in effect, a person:

•	who is not considered to have been one of our Affiliates at any time during the 90 days preceding a sale; and
•
who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner other than an Affiliate, is entitled to sell his shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

REGISTRATION RIGHTS

We entered into a registration rights agreement with those Selling Securityholders who were purchasers of our Senior Convertible Notes (the “2006 Registration Rights Agreement”) pursuant to which the purchasers were given the right to “piggyback” on the registration of the securities issued by us in the 2007 Private Placement, in order to register our common stock issuable upon the exercise of the Bridge Warrants.  Of the shares of our common stock included in this Offering, 57,635 shares are issuable upon exercise of the Bridge Warrants.  The remaining 96,650 shares that are issuable upon exercise of the Bridge Warrants are not included in this Offering.

We entered into a registration rights agreement with those Selling Securityholders who were investors in the 2007 Private Placement (the “2007 Registration Rights Agreement”) pursuant to which we agreed for the benefit of the holders of the Convertible Preferred Stock, the Investor Warrants, the Placement Agent Warrants, the 10% Note Warrants and the 12% Bridge Note Warrants that we would, at our cost:

•
no later than May 30, 2007, file a registration statement covering the resale of the Convertible Preferred Stock and the Registered Warrants and the common stock issuable upon conversion and exercise thereof under the Securities Act;

•	use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act no later than August 28, 2007; and
•	use our reasonable best efforts to keep the registration statement effective until the earlier of:

(a)
the date on which all the Convertible Preferred Stock and Registered Warrants and the common stock issuable upon conversion and exercise thereof covered by the registration statement have been sold; or

(b)
the date on which all the Convertible Preferred Stock, Registered Warrants and the common stock issuable upon conversion and exercise thereof covered by the registration statement may be sold pursuant to Rule 144(k) under the Securities Act.

Under the terms of the 2007 Registration Rights Agreement, if the registration statement is not filed with the SEC by May 30, 2007 or is not declared effective under the Securities Act by August 28, 2007, then we are obligated to pay to each Selling Securityholder who is a party thereto, as liquidated damages, an aggregate amount in cash equal to (i) in the case of all Selling Securityholders other than the holders of the 10% Notes and the 12% Bridge Note, 0.5% of the purchase price paid by such Selling Securityholder for the Convertible Preferred Stock and the Investor Warrants for each month (or partial month) during which the registration statement has not been filed or declared effective, and (ii) in the case of the holders of the 10% Notes and the 12% Bridge Note, 0.5% of the original purchase amount of the 10% Notes or the 12% Bridge Note, as applicable, for each such month; provided that the aggregate payments shall not exceed 5.0% of the aggregate purchase price paid by (x) such Selling Securityholders for such Convertible Preferred Stock and Registered  Warrants, (y) the holders of the 10% Notes for the 10% Notes and (z) the holder of the 12% Bridge Note for the 12% Bridge Note (the “Liquidated Damages”).  The payment of Liquidated Damages must be made by us within 30 days following the monthly period during which such Liquidated Damages were incurred.

Since the Company filed the registration statement of which this prospectus is a part during the second month after May 30, 2007, and since the registration statement did not become effective until the fifth month after August 28, 2007, we are liable to pay liquidated damages according to the foregoing provisions in the aggregate amount of $294,000 in accordance with the 2007 Registration Rights Agreement.

“Piggyback” registration rights were granted in connection with (i) the registration of the shares issuable upon exercise of the Bridge Warrants pursuant to the terms of the Bridge Warrants, (ii) the registration of the shares issuable upon exercise of the Ancillary Warrants pursuant to the terms of the Ancillary Warrants and (iii) the registration of the share issued as dividends on Series H Preferred and the shares issuable upon conversion of Series H Preferred and upon exercise of Series H Warrants pursuant to the terms of the Subscription Agreements executed in connection with the sale of the Series H Prefrred and the issuance of the Series H Warrants, respectively.

PLAN OF DISTRIBUTION

OFFER AND SALE OF SECURITIES

A Selling Securityholder, including in such definition in this section, a pledgee, donee, transferee, or other successor-in-interest who receives Preferred Shares, Warrants or shares of common stock offered by this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other non-sale related transfer, may offer and sell such Securities in the following manner:

•	on the OTCBB or otherwise at prices and at terms then prevailing or at prices related to the then current market price;
•	at fixed prices, which may be changed;
•	in privately-negotiated transactions;
•	a block trade in which a broker-dealer engaged to sell Securities may sell all of such Securities in one or more blocks as agent;
•	a broker-dealer may purchase as principal and resell Securities for its own account pursuant to this prospectus;
•	an exchange distribution in accordance with the rules of the OTCBB or a quotation system;
•	upon the exercise of options written relating to the Securities;
•	ordinary brokerage transactions or transactions in which the broker solicits purchasers;
•	a privately-negotiated transaction; and
•	any combination of the foregoing or any other available means allowable under law.

From time to time, a Selling Securityholder may transfer, pledge, donate or assign its Securities to lenders or others and each of those persons will be deemed to be a "Selling Securityholder" for purposes of this prospectus.  The number of Securities beneficially owned by a Selling Securityholder may decrease as, when and if he takes such actions.  The plan of distribution for the Selling Securityholder's Securities sold under this prospectus will otherwise remain unchanged, except that the transferees, pledges, donees or other successors will be a Selling Securityholder under this prospectus.

A Selling Securityholder may enter into hedging, derivative or short sale transactions with broker-dealers in connection with sales or distributions of the Securities being offered by this prospectus or otherwise.  In these transactions, broker-dealers may engage in short sales of the Securities in the course of hedging the positions they assume with the Selling Securityholder. A Selling Securityholder also may sell Securities short and redeliver the Securities to close out short positions and engage in derivative or hedging transactions.  A Selling Securityholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Securities. The broker-dealer may then resell or otherwise transfer the Securities under this prospectus.  A Selling Securityholder also may loan or pledge the Securities to a broker-dealer. The broker-dealer may sell the loaned Securities or upon a default the broker-dealer may sell the pledged Securities under this prospectus.

SELLING THROUGH BROKER-DEALERS

A Selling Securityholder may select broker-dealers to sell its Securities.  Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders. Broker-dealers so engaged may arrange for other broker-dealers, commissions or discounts or concessions in amounts to be negotiated immediately before any sale. In connection with such sales, these broker-dealers, any other participating broker-dealers, and a Selling Securityholder and certain pledges, donees, transferees and other successors-in-interest, may be deemed to be "Underwriters" within the meaning of Section 2(11) of the Securities Act, in connection with the sale of the Securities.  Accordingly, any such commission, discount or concession received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because a Selling Securityholder may be deemed to be an "Underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act.

Any Securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act or other exemption from registration may be sold under Rule 144 or such other exemption from registration rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sales of the Securities covered by this prospectus.

Under current applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the Securities may not simultaneously engage in market making activities with respect to our Securities for a period of two business days prior to the commencement of such distribution. In addition, each Selling Securityholder will be subject to applicable provisions of the Exchange Act, and the associated rules and regulations under such act, including Regulation M, which provisions may limit the timing of purchases and sales of our Securities by the Selling Securityholders.  We will make copies of this prospectus available to the Selling Securityholders and inform them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the Securities being offered pursuant to this prospectus.

The Selling Securityholders are not obligated to, and there is no assurance that the Selling Securityholders will, sell any or all of the Securities.

We will bear all costs, expenses and fees in connection with the registration of the resale of the Securities covered by this prospectus.  The Selling Securityholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Meltzer, Lippe, Goldstein & Breitstone, LLP, Mineola, New York.  Richard A. Lippe, a partner of such firm, and certain members of his family, have an ownership interest in the Company consisting of 37,500 Preferred Shares, Investor Warrants to purchase an aggregate of 93,750 shares of common stock and Bridge Warrants to purchase up to an aggregate of 21,429 shares of common stock.  Three other partners and an employee of such firm collectively own beneficially an aggregate of 8,500 Preferred Shares and Investor Warrants to purchase an aggregate of 21,250 shares of common stock.  The record owners of all of the foregoing Securities are included as Selling Securityholders in this Offering.

EXPERTS

The financial statements of the Company included in this registration statement for the years ended December 31, 2006 and 2005, and the financial statements of NSI included in this registration statement for the years ended August 31, 2006 and 2005 have been audited by Epstein, Weber & Conover, PLC, independent registered public accounting firm and our previous auditors, as set forth in their respective reports thereon.  Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The reports issued by Epstein, Weber & Conover, PLC on the financial statements of the Company for our past two fiscal years contained an uncertainty that stated “the accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act relating to this offering of our Securities.  This prospectus does not contain all of the information contained in the registration statement.  The rules and regulations of the SEC allow us to omit various information from this prospectus that is included in the registration statement.  Statements made in this  prospectus concerning the contents of any contract, agreement, or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of such documents.  If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004.  You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC by calling 1-800-SEC-0330 for further information on the public reference room.  In addition, the registration statement is publicly available through the web site maintained by the SEC at www.sec.gov.

We are subject to the informational requirements of the Exchange Act, and fulfill the obligations of these requirements by filing reports with the SEC.  You may obtain copies of any documents that we file electronically with the SEC through its website at www.sec.gov.